    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1997

                                                     REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION

             (Exact name of registrant as specified in its charter)

                NORTH CAROLINA                          6711                       56-0898180
         (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
      of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)

                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:

                          L. GARRETT DUTTON, JR., ESQ.
                        PEPPER, HAMILTON & SCHEETZ, LLP
                             3000 TWO LOGAN SQUARE
                             PHILADELPHIA, PA 19103
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

    As promptly as practicable after the effective date of this Registration
                                   Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


        TITLE OF EACH CLASS                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM
          OF SECURITIES TO                 AMOUNT TO BE            OFFERING PRICE          AGGREGATE OFFER-
           BE REGISTERED                  REGISTERED (1)            PER UNIT (2)             ING PRICE (2)
Common Stock, $3.33 1/3 par value        1,825,000 shares             $50.5547                $88,138,005
  (including rights to purchase
  shares of common stock or junior
  participating Class A Preferred
  Stock)...........................


        TITLE OF EACH CLASS                  AMOUNT OF
          OF SECURITIES TO                 REGISTRATION
           BE REGISTERED                      FEE (2)

Common Stock, $3.33 1/3 par value            $ 26,709
  (including rights to purchase               -15,130
  shares of common stock or junior           $ 11,579
  participating Class A Preferred
  Stock)...........................

(1) Represents the estimated maximum number of shares of common stock, par value $3.33 1/3 per share, issuable by First Union Corporation ("FUNC") upon consummation of the acquisition of Covenant Bancorp, Inc. ("Covenant") by FUNC, including shares issuable upon the exercise of outstanding employee and director stock options, and Covenant's employee stock purchase plan.

(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the FUNC common stock is based on the average of the high and low prices of Covenant common stock on the Nasdaq National Market on October 7, 1997 ($19.5625), and the Covenant Series A Preferred Stock ($76.00) and Covenant Series B Preferred Stock ($55.00) on the Nasdaq Small-Cap Market, and computed based on the estimated maximum number of such shares (3,813,544) that may be exchanged for the securities being registered. A filing fee of $15,130 was previously paid in connection with the filing by Covenant (CIK number 0001035468) of preliminary proxy materials and is credited against the registration fee payable hereunder.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

               FIRST UNION CORPORATION PROSPECTUS/PROXY STATEMENT

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                       TO THE ITEMS OF PART I OF FORM S-4

                          FORM S-4 ITEM                                      LOCATION IN PROSPECTUS/PROXY STATEMENT
  1.  Forepart of Registration Statement and Outside Front Cover
      Page of Prospectus.........................................  COVER PAGE; FACING PAGE
  2.  Inside Front and Outside Back Cover Pages of Prospectus....  COVER PAGE; INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                   REFERENCE; AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information................................................  SUMMARY
  4.  Terms of the Transaction...................................  SUMMARY; GENERAL INFORMATION; THE MERGERS; DESCRIPTION OF
                                                                   FUNC CAPITAL STOCK; CERTAIN DIFFERENCES IN THE RIGHTS OF
                                                                   COVENANT AND FUNC STOCKHOLDERS; ANNEXES B AND C
  5.  Pro Forma Financial Information............................  SUMMARY
  6.  Material Contacts with the Company Being Acquired..........  SUMMARY; THE MERGERS
  7.  Additional Information Required for Reoffering by Persons
      and Parties Deemed to Be Underwriters......................  *
  8.  Interests of Named Experts and Counsel.....................  EXPERTS; VALIDITY OF FUNC COMMON SHARES
  9.  Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities.................................  *
 10.  Information with Respect to S-3 Registrants................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY;
                                                                   RECENT DEVELOPMENTS; FUNC
 11.  Incorporation of Certain Information by Reference..........  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 12.  Information with Respect to S-2 or S-3 Registrants.........  *
 13.  Incorporation of Certain Information by Reference..........  *
 14.  Information with Respect to Registrants Other Than S-2 or
      S-3 Registrants............................................  *
 15.  Information with Respect to S-3 Companies..................  *
 16.  Information with Respect to S-2 or S-3 Companies...........  *
 17.  Information with Respect to Companies Other Than S-2 or S-3
      Companies..................................................  SUMMARY; RECENT DEVELOPMENTS; COVENANT; ANNEX A
 18.  Information if Proxies, Consents or Authorizations are to
      be Solicited...............................................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY;
                                                                   GENERAL INFORMATION; THE MERGERS; FUNC; COVENANT; EXPERTS
 19.  Information if Proxies, Consents or Authorizations are not
      to be Solicited, or in an Exchange Offer...................  *

*Not Applicable.

                             COVENANT BANCORP, INC.
                             18 KINGS HIGHWAY WEST
                         HADDONFIELD, NEW JERSEY 08033
                                 (609) 428-7300
                                                                October   , 1997
Dear Stockholder:
     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Covenant Bancorp, Inc. ("Covenant"). The meeting will be held at 2:00 p.m., on November 20, 1997, at Tavistock Country Club, Haddonfield, New Jersey (the "Special Meeting").
     The purpose of the Special Meeting is to vote on a proposal to approve the Agreement and Plan of Mergers, dated as of August 4, 1997 (the "Merger Agreement"), by and among Covenant, Covenant Bank, First Union Corporation ("FUNC") and First Union National Bank ("FUNB"), pursuant to which, among other things, Covenant will merge with and into FUNC (the "Corporate Merger") and Covenant Bank will merge with and into FUNB (the "Bank Merger" and, together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein.
     Upon consummation of the Corporate Merger, each outstanding share of Covenant common stock (excluding certain shares held by Covenant or FUNC ("Excluded Shares")) will be converted into the right to receive .3813 shares of FUNC common stock (the "Exchange Ratio"). In addition, (i) each outstanding share of Covenant Series A preferred stock (other than Excluded Shares) will be converted into the right to receive 1.516 shares of FUNC common stock (I.E., the result obtained by multiplying the Exchange Ratio by 3.976, which is the number of shares of Covenant common stock into which a share of such series of preferred stock would be convertible as of its conversion date); and (ii) each outstanding share of Covenant Series B preferred stock (other than Excluded Shares) will be converted into the right to receive 1.2 shares of FUNC common stock (I.E., the result obtained by multiplying the Exchange Ratio by 3.147, which is the number of shares of Covenant common stock into which a share of such series of preferred stock would be convertible as of its conversion date). The Covenant Series A preferred stock will automatically convert into shares of Covenant common stock on December 31, 1997, if the Corporate Merger has not been consummated by such date. The common stock of FUNC is actively traded and is listed on the New York Stock Exchange. The last reported sale price of FUNC common stock on the New York Stock Exchange Composite Transactions Tape on
October   , 1997, was $     per share. It is expected that the transaction
generally will be tax free to Covenant stockholders for federal income tax purposes.
     Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by Covenant stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of Covenant common stock, Covenant Series A preferred stock and Covenant Series B preferred stock, each voting as a separate class.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Mergers. I urge you to review carefully such information and the information in FUNC's 1996 Annual Report on Form 10-K, 1997 First and Second Quarter Reports on Form 10-Q, 1997 Annual Meeting Proxy Statement and 1997 Current Reports on Form 8-K, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".
     THE BOARD OF DIRECTORS OF COVENANT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF COVENANT AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY COVENANT STOCKHOLDERS. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN AND DATE IT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         CHARLES E. SESSA, JR.
                                         PRESIDENT

                             COVENANT BANCORP, INC.
                             18 KINGS HIGHWAY WEST
                         HADDONFIELD, NEW JERSEY 08033
                                 (609) 428-7300
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1997
                                                                October   , 1997
Dear Stockholder:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Covenant Bancorp, Inc. ("Covenant") will be held at 2:00 p.m., on November 20, 1997, at Tavistock Country Club, Haddonfield, New Jersey (the "Special Meeting"), for the following purpose:
    To consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of August 4, 1997 (the "Merger Agreement"), by and among Covenant, Covenant Bank, First Union Corporation ("FUNC") and First Union National Bank ("FUNB"), pursuant to which, among other things, (i) Covenant will merge with and into FUNC (the "Corporate Merger") and Covenant Bank will merge with and into FUNB (the "Bank Merger" and, together with the Corporate Merger, the "Mergers"); (ii) each outstanding share of Covenant common stock (excluding certain shares held by Covenant or FUNC ("Excluded Shares")) will be converted into the right to receive .3813 shares of FUNC common stock (the "Exchange Ratio"); (iii) each outstanding share of Covenant Series A preferred stock (other than Excluded Shares) will be converted into the right to receive 1.516 shares of FUNC common stock (I.E., the result obtained by multiplying the Exchange Ratio by 3.976, which is the number of shares of Covenant common stock into which a share of such series of preferred stock would be convertible as of its conversion date); and (iv) each outstanding share of Covenant Series B preferred stock (other than Excluded Shares) will be converted into the right to receive 1.2 shares of FUNC common stock (I.E., the result obtained by multiplying the Exchange Ratio by 3.147, which is the number of shares of Covenant common stock into which a share of such series of preferred stock would be convertible as of its conversion date), all on and subject to the terms and conditions contained in the Merger Agreement.
     A copy of the Merger Agreement is set forth in ANNEX B to the accompanying Prospectus/Proxy Statement.
     The Board of Directors of Covenant has fixed October 6, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of Covenant common stock, Covenant Series A preferred stock and Covenant Series B preferred stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.
     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of Covenant common stock, Covenant Series A preferred stock and Covenant Series B preferred stock, each voting as a separate class.
     Pursuant to the New Jersey Business Corporation Act, holders of Covenant common stock, Covenant Series A preferred stock and Covenant Series B preferred stock do not have dissenters' or appraisal rights in connection with the proposal to approve the Merger Agreement.
     THE BOARD OF DIRECTORS OF COVENANT UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         COVENANT BANCORP, INC.,
                                         WILLIAM T. CARSON, JR.
                                         CORPORATE SECRETARY
COVENANT STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         PROSPECTUS                                                 PROXY STATEMENT
                      1,825,000 SHARES
                  FIRST UNION CORPORATION                                        COVENANT BANCORP, INC.
                        COMMON STOCK                                        SPECIAL MEETING OF STOCKHOLDERS
               $3.33 1/3 PAR VALUE PER SHARE                                TO BE HELD ON NOVEMBER 20, 1997

     This Prospectus/Proxy Statement is being furnished by Covenant Bancorp, Inc., a New Jersey corporation ("Covenant"), to the holders of Covenant common stock, par value $5.00 per share ("Covenant Common Stock"), Covenant Series A preferred stock, par value $25.00 per share ("Covenant Series A Preferred Stock"), and Covenant Series B preferred stock, par value $25.00 per share ("Covenant Series B Preferred Stock" and, together with Covenant Series A Preferred Stock, "Covenant Preferred Stock"), as a Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Covenant (the "Covenant Board") for use at a Special Meeting of Stockholders of Covenant to be held at 2:00 p.m., on November 20, 1997, at Tavistock Country Club, Haddonfield, New Jersey, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is also being furnished by First Union Corporation, a North Carolina corporation ("FUNC"), as a Prospectus with respect to the shares (the "FUNC Common Shares") of FUNC common stock, $3.33 1/3 par value per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), that are issuable upon consummation of the Corporate Merger (as hereinafter defined).
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxies are first being mailed to the stockholders of Covenant on or
about October    , 1997.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of August 4, 1997 (the "Merger Agreement"), among Covenant, Covenant Bank, a New Jersey bank, FUNC and First Union National Bank, a national banking association headquartered in Avondale, Pennsylvania ("FUNB"), pursuant to which, among other things, Covenant will merge with and into FUNC (the "Corporate Merger") and Covenant Bank will merge with and into FUNB (the "Bank Merger" and, together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein.
     Upon consummation of the Corporate Merger, (i) each outstanding share of Covenant Common Stock (excluding any shares of stock held by Covenant or FUNC, other than in a fiduciary capacity or in satisfaction of a debt previously contracted ("Excluded Shares")) will be converted into the right to receive
 .3813 FUNC Common Shares (the "Common Stock Exchange Ratio"); (ii) each outstanding share of Covenant Series A Preferred Stock (other than Excluded Shares) will be converted into the right to receive 1.516 FUNC Common Shares (I.E., the result obtained by multiplying the Common Stock Exchange Ratio by 3.976, which is the number of shares of Covenant Common Stock into which a share of such series of preferred stock would be convertible as of its conversion date) (the "Series A Exchange Ratio"); and (iii) each outstanding share of Covenant Series B Preferred Stock (other than Excluded Shares) will be converted into the right to receive 1.2 FUNC Common Shares (I.E., the result obtained by multiplying the Common Stock Exchange Ratio by 3.147, which is the number of shares of Covenant Common Stock into which a share of such series of preferred stock would be convertible as of its conversion date) (the "Series B Exchange Ratio"). The Covenant Series A Preferred Stock will automatically convert into shares of Covenant Common Stock on December 31, 1997, if the Corporate Merger has not been consummated by such date. See "THE MERGERS -- Exchange of Covenant Certificates". Upon consummation of the Corporate Merger, the Excluded Shares will be canceled.
     Based on (i) 3,057,332 shares of Covenant Common Stock outstanding on the Record Date (as hereinafter defined); (ii) 138,300 shares of Covenant Series A Preferred Stock outstanding on the Record Date; (iii) 161,700 shares of Covenant Series B Preferred Stock outstanding on the Record Date; (iv) 451,350 shares of Covenant Common Stock issuable upon the exercise of all options outstanding on the Record Date to purchase shares of Covenant Common Stock granted to employees and directors of Covenant; (v) an estimated 5,000 shares of Covenant Common Stock issuable pursuant to Covenant's employee stock purchase plan prior to consummation of the Corporate Merger; and (vi) the Common Stock Exchange Ratio, Series A Exchange Ratio and Series B Exchange Ratio, a total of 1,743,470 FUNC Common Shares will be issuable upon consummation of the Corporate Merger, which represents less than one percent of the total number of FUNC Common Shares outstanding on September 30, 1997. See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks".
     FUNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE"), Covenant Common Stock is listed and traded on the Nasdaq Stock Market National Market (the "Nasdaq National Market") and Covenant Preferred Stock is listed and traded on the Nasdaq Stock Market Small-Cap Market (the "Nasdaq Small-Cap Market"). On August 4, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape"), the last reported sale price of Covenant Common Stock on the Nasdaq National Market and the last reported sale prices of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock on the Nasdaq Small-Cap
Market were $49.50, $21.00, $76.00 and $59.80, respectively. On October    ,
1997, such prices were $      , $      , $      and $      , respectively. See
"RECENT DEVELOPMENTS -- Wheat First Butcher Singer, Inc. Acquisition" and "THE MERGERS -- Market Prices".
     Covenant stockholders do not have dissenters' or appraisal rights in connection with the proposal to approve the Merger Agreement. See "THE
MERGERS -- No Dissenters' Rights".
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS OCTOBER    , 1997.

                             AVAILABLE INFORMATION
     FUNC and Covenant (since Covenant's reorganization as a holding company for Covenant Bank on June 13, 1997) are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC and Covenant can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information is also available from the Commission over the Internet at http://www.sec.gov. In addition, prior to June 13, 1997, Covenant Bank was subject to the informational requirements of the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC") promulgated under the Exchange Act, and, in accordance therewith, filed reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information can be inspected at the office of the FDIC, Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, and copies may be obtained from the FDIC at prescribed rates. Since FUNC Common Stock is listed on the NYSE, reports, proxy statements and other information relating to FUNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set
forth in the Registration Statement on Form S-4 (No. 333-      ), of which this
Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 13, 1997.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC was supplied by FUNC, and all information contained in this Prospectus/Proxy Statement with respect to Covenant was supplied by Covenant.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FUNC OR COVENANT. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE FUNC COMMON SHARES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FUNC OR COVENANT SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE FUNC COMMON SHARES OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Commission by FUNC (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1996;
           (ii) FUNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997; and
          (iii) FUNC's Current Reports on Form 8-K dated January 13, 1997, July 21, 1997 and August 20, 1997.
     All documents filed by FUNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed to be a part hereof from the date of filing of such documents.
     Certain financial and other information relating to Covenant is contained in this Prospectus/Proxy Statement, including ANNEX A attached hereto.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This Prospectus/Proxy Statement (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FUNC and Covenant, as well as certain information relating to FUNC's pending acquisitions of Signet Banking Corporation ("Signet") (the "Signet Acquisition") and Wheat First Butcher Singer, Inc. ("WFBS") (the "WFBS Acquisition" and, together with the Signet Acquisition, the "Other Pending Acquisitions"), including (i) statements relating to the cost savings estimated to result from the Signet Acquisition (see "RECENT DEVELOPMENTS -- Signet Banking Corporation Acquisition"), (ii) statements relating to revenues estimated to result from the Signet Acquisition (see "RECENT DEVELOPMENTS -- Signet Banking Corporation Acquisition"), (iii) statements relating to the restructuring charges estimated to be incurred in connection with the Signet Acquisition (see "RECENT DEVELOPMENTS -- Signet Banking Corporation Acquisition"), and (iv) statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "estimates" or similar expressions (see "THE MERGERS -- Background and Reasons" and
" -- Opinion of Financial Advisor"). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Mergers and the Other Pending Acquisitions may not be fully realized or realized within the expected time frame; (b) revenues following the Mergers and the Other Pending Acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Mergers and the Other Pending Acquisitions may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of FUNC, Covenant, Signet and/or WFBS may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which FUNC is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;
(g) legislative or regulatory changes may adversely affect the business in which FUNC is engaged; and (h) changes may occur in the securities markets.
                                       3

                               TABLE OF CONTENTS

                                                                                                                         PAGE
AVAILABLE INFORMATION.................................................................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................................................      3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...........................................................      3
SUMMARY...............................................................................................................      6
RECENT DEVELOPMENTS...................................................................................................     17
  Signet Banking Corporation Acquisition..............................................................................     17
  Wheat First Butcher Singer, Inc. Acquisition........................................................................     18
  FUNC Common Stock Buybacks..........................................................................................     18
  FUNC Common Stock Offering..........................................................................................     18
  Future Acquisitions.................................................................................................     19
GENERAL INFORMATION...................................................................................................     19
  General.............................................................................................................     19
  Record Date; Vote Required; Revocation of Proxies...................................................................     19
THE MERGERS...........................................................................................................     20
  General; Exchange Ratios............................................................................................     20
  Effective Date......................................................................................................     20
  Exchange of Covenant Certificates...................................................................................     21
  Background and Reasons..............................................................................................     22
  Opinion of Financial Advisor........................................................................................     24
  Interests of Certain Persons........................................................................................     27
  Certain Federal Income Tax Consequences.............................................................................     29
  Business Pending Consummation.......................................................................................     30
  Regulatory Approvals................................................................................................     30
  Conditions to Consummation; Termination.............................................................................     31
  Waiver; Amendment...................................................................................................     32
  Accounting Treatment................................................................................................     32
  Expenses; Termination Fee...........................................................................................     32
  No Dissenters' Rights...............................................................................................     33
  Market Prices.......................................................................................................     34
  Dividends...........................................................................................................     36
COVENANT..............................................................................................................     37
  General.............................................................................................................     37
  History and Business................................................................................................     37
FUNC..................................................................................................................     38
  General.............................................................................................................     38
  History and Business................................................................................................     38
  Certain Regulatory Considerations...................................................................................     39
DESCRIPTION OF FUNC CAPITAL STOCK.....................................................................................     42
  Authorized Capital..................................................................................................     42
  FUNC Common Stock...................................................................................................     42
  FUNC Preferred Stock................................................................................................     43
  FUNC Class A Preferred Stock........................................................................................     43
  FUNC Rights Plan....................................................................................................     43
  Other Provisions....................................................................................................     44
CERTAIN DIFFERENCES IN THE RIGHTS OF COVENANT AND FUNC STOCKHOLDERS...................................................     45
  General.............................................................................................................     45
  Authorized Capital..................................................................................................     45
  Amendment to Articles of Incorporation or Bylaws....................................................................     45
  Size and Classification of Board of Directors.......................................................................     46
  Removal of Directors................................................................................................     46

                                       4

                                                                                                                          PAGE
  Director Exculpation................................................................................................     46
  Director Conflict of Interest Transactions..........................................................................     46
  Stockholder Meetings................................................................................................     47
  Director Nominations................................................................................................     47
  Stockholder Proposals...............................................................................................     48
  Stockholder Protection Rights Plans.................................................................................     48
  Stockholder Inspection Rights; Stockholder Lists....................................................................     48
  Required Stockholder Vote for Certain Actions.......................................................................     48
  Anti-Takeover Provisions............................................................................................     49
  Dissenters' Rights..................................................................................................     50
  Dividends and Other Distributions...................................................................................     50
  Voluntary Dissolution...............................................................................................     51
RESALE OF FUNC COMMON SHARES..........................................................................................     51
VALIDITY OF FUNC COMMON SHARES........................................................................................     51
EXPERTS...............................................................................................................     51
ANNEX A -- CERTAIN COVENANT INFORMATION
            Annual Report on Form F-2, as amended, of Covenant Bank for the Year
               Ended December 31, 1996................................................................................    A-1
            Quarterly Report on Form 10-Q/A of Covenant Bancorp, Inc., for the Quarter Ended
               June 30, 1997..........................................................................................   A-52
ANNEX B -- AGREEMENT AND PLAN OF MERGERS (including the form of Voting Agreement).....................................    B-1
ANNEX C -- OPINION OF BERWIND FINANCIAL, L.P. ........................................................................    C-1

                                    SUMMARY
     THE FOLLOWING SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUNB", "COVENANT" AND "COVENANT BANK" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES AND, WITH RESPECT TO COVENANT FOR PERIODS PRIOR TO ITS FORMATION ON JUNE 13, 1997 AS A HOLDING COMPANY FOR COVENANT BANK, REFERENCES TO COVENANT SHALL MEAN COVENANT BANK.
PARTIES TO THE MERGERS
  FUNC AND FUNB
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHCA"). Through its full-service banking subsidiaries, FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland, Delaware, Pennsylvania, New Jersey, New York, Connecticut and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, credit cards, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of June 30, 1997, and for the six months then ended, FUNC reported assets of $142.9 billion, net loans of $96.4 billion, deposits of $92.9 billion, stockholders' equity of $10.0 billion and net income applicable to common stockholders of $956 million, and as of such date FUNC operated in 38 states, Washington, D.C. and six foreign countries. FUNC is the sixth largest bank holding company in the United States, based on assets at June 30, 1997. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.
     FUNB, a national banking association with its headquarters in Avondale, Pennsylvania, provides a wide range of commercial and retail banking services and trust services in New Jersey, New York and Pennsylvania, and is an indirect subsidiary of FUNC. As of June 30, 1997, and for the six months then ended, FUNB reported assets of $27.6 billion, net loans of $19.6 billion, deposits of $21.6 billion, stockholder's equity of $2.3 billion and net income of $228 million. See "FUNC -- Certain Regulatory Considerations; INTERSTATE BANKING AND BRANCHING LEGISLATION".
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "FUNC".
  COVENANT AND COVENANT BANK
     Covenant is a bank holding company registered under the BHCA. Covenant is the parent corporation of Covenant Bank, a New Jersey commercial bank that provides commercial and retail banking services in southern New Jersey. As of June 30, 1997, and for the six months then ended, Covenant reported assets of $454 million, loans, net of unearned income of $263 million, deposits of $302 million, stockholders' equity of $31 million and net income of $2 million, and as of such date Covenant operated through 17 offices in southern New Jersey. The principal executive offices of Covenant are located at 18 Kings Highway West, Haddonfield, New Jersey 08033 and its telephone number is (609) 428-7300. See
" -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data" and "COVENANT".
SPECIAL MEETING; RECORD DATE
     The Special Meeting is scheduled to be held on November 20, 1997, at 2:00 p.m., at Tavistock Country Club, Haddonfield, New Jersey. At the Special Meeting, holders of Covenant Common Stock, Covenant Series A Preferred Stock and
                                       6

Covenant Series B Preferred Stock, each voting as a separate class, will consider and vote upon a proposal to approve the Merger Agreement.
     The Covenant Board has fixed October 6, 1997, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 3,057,332 shares of Covenant Common Stock, 138,300 shares of Covenant Series A Preferred Stock and 161,700 shares of Covenant Series B Preferred Stock outstanding and entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION".
THE MERGERS; EXCHANGE RATIOS
     Subject to the terms and conditions of the Merger Agreement, Covenant will merge with and into FUNC and Covenant Bank will merge with and into FUNB. Upon consummation of the Corporate Merger, (i) each outstanding share of Covenant Common Stock (other than Excluded Shares) will be converted into the right to receive .3813 FUNC Common Shares (I.E., the Common Stock Exchange Ratio); (ii) each outstanding share of Covenant Series A Preferred Stock (other than Excluded Shares) will be converted into the right to receive 1.516 FUNC Common Shares (I.E., the Series A Exchange Ratio); and (iii) each outstanding share of Covenant Series B Preferred Stock (other than Excluded Shares) will be converted into the right to receive 1.2 FUNC Common Shares (I.E., the Series B Exchange Ratio). The Covenant Series A Preferred Stock will automatically convert into shares of Covenant Common Stock on December 31, 1997, if the Corporate Merger has not been consummated by such date.
     See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks", "THE
MERGERS -- General; Exchange Ratios" and " -- Exchange of Covenant Certificates", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF COVENANT AND FUNC STOCKHOLDERS".
VOTE REQUIRED
     Approval of the Merger Agreement at the Special Meeting requires the affirmative vote of a majority of the votes cast by the holders of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock, each voting as a separate class.
     The directors and executive officers of Covenant (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 276,210 shares of Covenant Common Stock, 21,000 shares of Covenant Series A Preferred Stock and 53,326 shares of Covenant Series B Preferred Stock, which represent approximately nine percent, 15 percent and 33 percent of the outstanding shares of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock, respectively, entitled to be voted at the Special Meeting. As an inducement to and a condition of FUNC's willingness to enter into the Merger Agreement, each of the directors of Covenant, beneficially owning and entitled to vote in the aggregate approximately nine percent, 14 percent and 32 percent of the shares of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock outstanding on the Record Date, respectively, agreed to vote such shares in favor of approval of the Merger Agreement at the Special Meeting (the "Voting Agreement"). It is currently expected that the directors and executive officers of Covenant will vote the shares of Covenant Common Stock and Covenant Preferred Stock that such directors and executive officers of Covenant are entitled to vote at the Special Meeting in favor of approval of the Merger Agreement. To the best of FUNC's knowledge, no shares of Covenant Common Stock or Covenant Preferred Stock are beneficially owned and entitled to be voted at the Special Meeting by any of the directors, executive officers or affiliates of FUNC. FUNB holds 6,000 shares of Covenant Series B Preferred Stock in a custodial capacity on behalf of a client of an investment advisory firm which is majority owned by Richard A. Hocker, Chairman and Chief Executive Officer of Covenant, but FUNB is not entitled to vote such shares. Such shares are not included in the shares of Covenant Series B Preferred Stock beneficially owned by the directors and executive officers of Covenant indicated above. It is currently expected that such shares will be voted in favor of approval of the Merger Agreement at the Special Meeting.
     See "GENERAL INFORMATION -- Record Date; Vote Required; Revocation of Proxies".
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers set forth in the Merger Agreement, the Corporate Merger will become effective on such date (the "Effective Date") as FUNC and Covenant mutually agree upon,
                                       7
and if not so agreed upon, such date will be the fifth business day to occur after the last of certain conditions to consummation of the Mergers relating to, among other things, approval of the Merger Agreement by Covenant stockholders, receipt of the requisite regulatory approvals to the Mergers and the listing on the NYSE of the FUNC Common Shares, have been satisfied or waived (or, at the election of FUNC, on the last business day of the month in which such day occurs); provided that such date will be after December 31, 1997, unless FUNC and Covenant mutually agree otherwise. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the first quarter of 1998. If the Corporate Merger is consummated in such quarter, or in any other quarter, Covenant stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend.
     Assuming the Corporate Merger is consummated after December 31, 1997, which is currently anticipated, it is currently expected that a dividend on the Covenant Series A Preferred Stock and the Covenant Series B Preferred Stock in the amount of $.375 per share will be paid on January 14, 1998, to holders of record on December 31, 1997. Such dividend would be paid to holders of shares of Covenant Series A Preferred Stock notwithstanding the conversion of such shares into shares of Covenant Common Stock on December 31, 1997.
     See "THE MERGERS -- Effective Date", " -- Exchange of Covenant Certificates", " -- Conditions to Consummation; Termination" and
" -- Dividends".
RECOMMENDATION OF THE COVENANT BOARD
     THE COVENANT BOARD HAS APPROVED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF COVENANT AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY COVENANT STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS; COVENANT".
OPINION OF FINANCIAL ADVISOR
     Berwind Financial, L.P. ("Berwind Financial") has advised the Covenant Board that, in its opinion, the consideration to be received by Covenant stockholders in the Corporate Merger is fair, from a financial point of view, to Covenant stockholders. The full text of Berwind Financial's opinion, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX C to this Prospectus/Proxy Statement and should be read in its entirety by Covenant stockholders. See "THE MERGERS -- Opinion of Financial Advisor".
INTERESTS OF CERTAIN PERSONS IN THE MERGERS
     Certain members of Covenant's management and the Covenant Board may be deemed to have interests in the Mergers in addition to their interests as stockholders of Covenant generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits as summarized below.
     Pursuant to the Merger Agreement, FUNC has agreed to assume Covenant's obligations under certain agreements (the "Termination Agreements") with Messrs. Richard A. Hocker, Charles E. Sessa, Jr., William Parker, Jr., Eugene D'Orazio and Kenneth R. Mancini (the "Covenant Officers"). Messrs. Hocker and Sessa also are directors of Covenant. Pursuant to the terms of the Termination Agreements with respect to Messrs. Hocker and Sessa, if termination of employment occurs within two years following a "Change in Control" (as such term is defined in the Termination Agreements, and which would include consummation of the Corporate Merger), such officers will be entitled to receive certain payments and benefits, unless such termination of employment is because of such officer's death. In addition, even if a Change in Control has not occurred within two years prior to the date of termination of employment, Messrs. Hocker and Sessa will be entitled to such payments and benefits unless such termination of employment is (i) because of such officer's death, (ii) by the employer for "Cause", or (iii) by such officer for other than "Good Reason" (as each of such terms is defined in the Termination Agreements). Pursuant to the Termination Agreements with respect to the Covenant Officers other than Messrs. Hocker and Sessa, such officers will be entitled to such payments and benefits if termination of employment occurs within two years following a Change in Control, unless such termination is because of any of the reasons set forth in clauses
(i), (ii) or (iii) above.
     In addition, pursuant to the Termination Agreements, the terms of Covenant's option plans and the individual stock option agreements thereunder, options granted to the Covenant Officers will become fully vested and exercisable upon consummation of the Corporate Merger.
     See "THE MERGERS -- Interests of Certain Persons".
                                       8

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Among other things, consummation of the Mergers is conditioned upon receipt by FUNC and Covenant of an opinion of Sullivan & Cromwell, special counsel for FUNC, dated as of the Effective Date, that (a) the Corporate Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) no gain or loss will be recognized for federal income tax purposes by stockholders of Covenant who receive FUNC Common Shares solely in exchange for their shares of Covenant Common Stock or Covenant Preferred Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. See "THE MERGERS -- Certain Federal Income Tax Consequences".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH COVENANT STOCKHOLDER, IT IS RECOMMENDED THAT COVENANT STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE CORPORATE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares under applicable federal securities laws, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of Covenant or FUNC. See "RESALE OF FUNC COMMON SHARES".
BUSINESS PENDING CONSUMMATION
     Covenant agreed in the Merger Agreement to conduct its business in the ordinary and usual course consistent with past practice and to refrain from taking certain actions relating to its operation pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation:
(i) paying any dividends, other than dividends payable on Covenant Preferred Stock at a quarterly rate not to exceed the rate provided for in the terms thereof, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity (other than in the ordinary course of business consistent with past practice); (iii) entering into any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Covenant, or granting any salary or wage increase or increasing any employee benefits (including incentive or bonus payments), except for normal individual increases in regular compensation in the ordinary course of business consistent with past practice; (iv) disposing of any material portion of its assets or acquiring any portion of the business or property of any other entity which is material to it; (v) changing its lending, investment, liability management or other material banking policies in any material respect; (vi) settling any claim, action or proceeding involving money damages in an amount greater than $25,000 or any restrictions upon the operations of Covenant; or (vii) entering into, terminating or materially changing any material agreements, except for those agreements entered into in the ordinary course of business consistent with past practice that are terminable by Covenant without penalty on not more than 60 days' prior written notice.
     Covenant also has agreed to make such modifications or changes to its accounting, loan, litigation and other reserve and real estate valuation policies and practices prior to the Effective Date, as may be mutually agreed upon between FUNC and Covenant.
     See "THE MERGERS -- Interests of Certain Persons" and " -- Business Pending Consummation".
REGULATORY APPROVALS
     The Mergers are subject to the prior approval of the Comptroller of the Currency (the "OCC") and the State of New Jersey Department of Banking (the "NJ Banking Department") and to the prior approval, or a waiver of the requirement to receive such approval, from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Applications are expected to be filed in the near future with such regulatory authorities for such approvals or waiver. There can be no assurance that the necessary regulatory approvals or waiver will be obtained or as to the timing or conditions of such approvals or waiver. See "THE MERGERS -- Regulatory Approvals".
                                       9

CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Covenant; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the reasonable opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) receipt by FUNC and Covenant of the opinion of Sullivan & Cromwell dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger, as discussed above; (v) receipt by FUNC of a letter from Covenant's independent auditors, dated as of or shortly prior to the Effective Date, with respect to Covenant's consolidated financial position and results of operations; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual consent of FUNC and Covenant. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or Covenant if the Corporate Merger does not occur on or before June 30, 1998, or if certain conditions set forth in the Merger Agreement are not met.
     See "THE MERGERS -- Conditions to Consummation; Termination".
EXPENSES; TERMINATION FEE
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and Covenant.
     FUNC shall be entitled to a fee of $3.5 million (the "Termination Fee") following the occurrence of a Payment Event (as hereinafter defined), provided FUNC shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence. FUNC's right to receive the Termination Fee shall terminate if any of the following occurs prior to a Payment Event; (i) the Effective Date; (ii) termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Preliminary Payment Event (as hereinafter defined), except for termination by FUNC due to a breach by Covenant; (iii) termination of the Merger Agreement following the occurrence of a Preliminary Payment Event and the passage of 18 months after such termination; or (iv) termination of the Merger Agreement by FUNC due to a breach by Covenant and the passage of 18 months after such termination.
     See "THE MERGERS -- Expenses; Termination Fee".
ACCOUNTING TREATMENT
     It is intended that the Mergers will be accounted for as a purchase under generally accepted accounting principles. See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks" and "THE MERGERS -- Accounting Treatment".
NO DISSENTERS' RIGHTS
     Holders of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock do not have dissenters' or appraisal rights in connection with the proposal to approve the Merger Agreement. See "THE
MERGERS -- No Dissenters' Rights".
CERTAIN DIFFERENCES IN THE RIGHTS OF COVENANT AND FUNC STOCKHOLDERS
     The rights of stockholders of Covenant are currently determined by reference to the New Jersey Business Corporation Act (the "NJBCA") and by Covenant's Certificate of Incorporation (the "Covenant Certificate") and Covenant's bylaws (the "Covenant Bylaws"). On the Effective Date, stockholders of Covenant will become stockholders of FUNC, and their rights as stockholders of FUNC will be determined by reference to the North Carolina Business Corporation Act (the "NCBCA") and by FUNC's Articles of Incorporation (the "FUNC Articles") and bylaws (the "FUNC Bylaws"). See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF COVENANT AND FUNC STOCKHOLDERS".
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted to reflect the two-for-one FUNC Common Stock split paid on July 31, 1997, to holders of record July 1, 1997 (the "FUNC Stock Split") and stock dividends on Covenant Common Stock and Covenant Bank common stock, reflects, where applicable, certain comparative per share data related to book value, cash
                                       10
dividends paid, income and market value: (i) on a historical basis for FUNC and Covenant; (ii) on a pro forma combined basis per share of FUNC Common Stock; and
(iii) on an equivalent pro forma basis per share of Covenant Common Stock and, with respect to cash dividends paid or declared and market value, Covenant Preferred Stock. Such pro forma information has been prepared assuming consummation of the Mergers on a purchase accounting basis as of the beginning of each of the periods presented, and does not reflect the Other Pending Acquisitions or the restatement of FUNC's financial statements in connection with the Signet Acquisition. All data relating to Covenant has been restated to reflect the 1996 and 1994 pooling of interests mergers with 1st Southern State Bank and Landis Savings Bank, S.L.A., respectively. See "RECENT DEVELOPMENTS", "THE MERGERS -- Accounting Treatment" and " -- Dividends" and
"COVENANT -- History and Business".
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Mergers, consummation of the Mergers will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Mergers might have affected historical financial statements if the Mergers had been consummated at an earlier time. The pro forma financial information does not purport to be indicative of the results that actually would have been realized had the Mergers taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods.
     The information shown below should be read in conjunction with the historical financial statements of FUNC and Covenant, including the respective notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and ANNEX A. See also the footnotes to the table "FUNC and Covenant Pro Forma Combined Selected Financial Data" under " -- Selected Financial Data".

                                                                                               JUNE 30, 1997    DECEMBER 31, 1996
BOOK VALUE PER SHARE:
  Historical per share of:
     FUNC Common Stock......................................................................      $ 17.79             17.41
     Covenant Common Stock..................................................................         7.49              7.17
  Pro forma combined per share of FUNC Common Stock (1).....................................        17.79             17.41
  Equivalent pro forma per share of Covenant Common Stock (2)...............................      $  6.78              6.64

(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined common stockholders' equity amounts, divided by pro forma combined period-end number of shares of FUNC Common Stock outstanding.
(2) The equivalent pro forma book value per share of Covenant Common Stock amounts represent the pro forma combined book value per share of FUNC Common Stock amounts multiplied by the Common Stock Exchange Ratio.

                                                                                           SIX MONTHS           YEARS ENDED
                                                                                         ENDED JUNE 30,         DECEMBER 31,
                                                                                              1997          1996    1995    1994
CASH DIVIDENDS PAID OR DECLARED PER SHARE:
  Historical per share of:
     FUNC Common Stock...............................................................         $.58          1.10     .98     .86
     Covenant Common Stock...........................................................           --            --      --      --
     Covenant Series A Preferred Stock...............................................          .75          1.50    1.50    1.50
     Covenant Series B Preferred Stock...............................................          .75          1.50     .75      --
  Pro forma combined per share of FUNC Common Stock (3)..............................          .58          1.10     .98     .86
  Equivalent pro forma per share of Covenant Common Stock (4)........................          .22           .42     .37     .33
  Equivalent pro forma per share of Covenant Series A Preferred Stock (5)............          .88          1.67    1.49    1.30
  Equivalent pro forma per share of Covenant Series B Preferred Stock (5)............         $.70          1.32     .62      --

(3) The pro forma combined cash dividends paid per share of FUNC Common Stock amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average number of shares of FUNC Common Stock outstanding, rounded to the nearest cent.
(4) The equivalent pro forma cash dividends paid per share of Covenant Common Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by the Common Stock Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently
                                       11
    declared quarterly dividend rate of $.32 per share paid on September 15, 1997, is $1.28. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Covenant Common Stock would be $.49, based on the Common Stock Exchange Ratio, rounded to the nearest cent. Neither Covenant nor Covenant Bank paid any cash dividends on Covenant Common Stock or Covenant Bank common stock during the periods indicated above. Any future FUNC and Covenant dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors. See "THE MERGERS -- Exchange of Covenant Certificates" and " -- Dividends".
(5) Holders of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock currently are entitled to receive, when and as declared by the Covenant Board, preferred dividends at the annual rate of $1.50 per share. The equivalent pro forma cash dividends paid per share of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by the Series A Exchange Ratio, with respect to the Covenant Series A Preferred Stock, and the Series B Exchange Ratio, with respect to the Covenant Series B Preferred Stock, in each case rounded to the nearest cent. On an equivalent pro forma basis, the current annualized FUNC dividend per share of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock would be $1.94 and $1.54, respectively, which amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by the Series A Exchange Ratio, with respect to the Covenant Series A Preferred Stock, and the Series B Exchange Ratio, with respect to the Covenant Series B Preferred Stock, in each case rounded to the nearest cent. See "THE
    MERGERS -- Exchange of Covenant Certificates", " -- Business Pending Consummation" and " -- Dividends".

                                                                                                                YEARS ENDED
                                                                                        SIX MONTHS ENDED        DECEMBER 31,
                                                                                         JUNE 30, 1997      1996    1995    1994
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS:
  Historical per share of:
     FUNC Common Stock (6)...........................................................        $ 1.70         2.67    2.52    2.29
     Covenant Common Stock...........................................................           .42          .44     .61     .35
  Pro forma combined per share of FUNC Common Stock (7)..............................          1.70         2.66      --      --
  Equivalent pro forma per share of Covenant Common Stock (8)........................        $  .65         1.01      --      --

(6) FUNC net income applicable to common stockholders amounts as of and for the year ended December 31, 1996, includes (i) $181 million, or $0.32 per share of FUNC Common Stock, in after-tax First Fidelity Bancorporation ("FFB") merger-related restructuring charges, and (ii) $86 million, or $0.16 per share of FUNC Common Stock, in after-tax charges relating to the recapitalization of the Savings Association Insurance Fund ("SAIF"). The acquisition of FFB by FUNC was consummated on January 1, 1996. See
    "FUNC -- History and Business" and " -- Certain Regulatory Considerations".
(7) The pro forma combined income per share of FUNC Common Stock amounts represent pro forma combined net income applicable to holders of FUNC Common Stock, divided by pro forma combined average number of shares of FUNC Common Stock outstanding.
(8) The equivalent pro forma income per share of Covenant Common Stock amounts represent pro forma combined income per share of FUNC Common Stock amounts multiplied by the Common Stock Exchange Ratio.
                                       12

                                                                                                               EQUIVALENT
                                                                                                 EQUIVALENT     PRO FORMA
                                                               HISTORICAL                         PRO FORMA     PER SHARE
                                                                         COVENANT    COVENANT     PER SHARE    OF COVENANT
                                                                         SERIES A    SERIES B    OF COVENANT    SERIES A
                                               FUNC         COVENANT     PREFERRED   PREFERRED     COMMON       PREFERRED
                                           COMMON STOCK   COMMON STOCK     STOCK       STOCK      STOCK (9)     STOCK (9)
MARKET VALUE PER SHARE:
  August 4, 1997.........................    $  49.50         21.00        76.00       59.80        18.875        75.125
  October  , 1997........................    $
                                           EQUIVALENT
                                            PRO FORMA
                                            PER SHARE
                                           OF COVENANT
                                            SERIES B
                                            PREFERRED
                                            STOCK (9)
MARKET VALUE PER SHARE:
  August 4, 1997.........................     59.50
  October  , 1997........................

(9) The equivalent pro forma market values per share of Covenant Common Stock amounts represent the historical market values per share of FUNC Common Stock multiplied by the Common Stock Exchange Ratio, rounded to the nearest one-eighth. The equivalent pro forma market values per share of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock amounts represent the historical market values per share of FUNC Common Stock multiplied by the Series A Exchange Ratio, with respect to the Covenant Series A Preferred Stock, and the Series B Exchange Ratio, with respect to the Covenant Series B Preferred Stock, in each case rounded to the nearest one-eighth. The FUNC and Covenant historical market values per share represent the last reported sale prices per share of FUNC Common Stock on the NYSE Tape and the Covenant Common Stock and Covenant Preferred Stock on the Nasdaq National Market and the Nasdaq Small-Cap Market, respectively:
    (i) on August 4, 1997, the last business day preceding public announcement
    of the execution of the Merger Agreement; and (ii) on October   , 1997. See
    "RECENT DEVELOPMENTS -- Wheat First Butcher Singer, Inc. Acquisition" and "THE MERGERS -- Market Prices".
     Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock will receive upon consummation of the Corporate Merger may increase or decrease prior to and after the receipt of such shares. Covenant stockholders are urged to obtain current market quotations for FUNC Common Stock.
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and Covenant and certain unaudited pro forma combined selected financial information. Such pro forma information has been prepared assuming consummation of the Mergers on a purchase accounting basis as of the beginning of each of the periods presented, and does not reflect the Other Pending Acquisitions or the restatement of FUNC's financial statements in connection with the Signet Acquisition. See "RECENT DEVELOPMENTS" and "THE MERGERS -- Accounting Treatment". This information should be read in conjunction with the historical financial statements of FUNC and Covenant, including the respective notes thereto, and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and ANNEX A. Interim unaudited historical data of FUNC and Covenant reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Mergers, consummation of the Mergers will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Mergers might have affected historical financial statements if the Mergers had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Mergers taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods.
                                       13

FUNC (HISTORICAL)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,                  YEARS ENDED DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                           1997        1996       1996       1995       1994       1993
CONSOLIDATED SUMMARIES OF INCOME
 Interest income..........................................   $  4,977       4,770      9,628      8,687      7,231      6,602
  Interest expense........................................      2,350       2,294      4,632      4,052      2,793      2,482
  Net interest income.....................................      2,627       2,476      4,996      4,635      4,438      4,120
  Provision for loan losses...............................        310         150        375        220        179        370
  Net interest income after provision for loan losses.....      2,317       2,326      4,621      4,415      4,259      3,750
  Securities available for sale transactions..............          9          18         31         44          6         33
  Investment security transactions........................          1           3          4          5          4          7
  Noninterest income......................................      1,498       1,051      2,322      1,848      1,566      1,542
  Merger-related restructuring charges....................         --         281        281         --         --         --
  SAIF special assessment.................................         --          --        133         --         --         --
  Noninterest expense.....................................      2,351       2,063      4,254      4,093      3,747      3,536
  Income before income taxes..............................      1,474       1,054      2,310      2,219      2,088      1,796
  Income taxes............................................        518         372        811        789        712        579
  Net income..............................................        956         682      1,499      1,430      1,376      1,217
  Dividends on preferred stock............................         --           7          9         26         46         46
  Net income applicable to common stockholders before
    redemption premium....................................        956         675      1,490      1,404      1,330      1,171
  Redemption premium on preferred stock...................         --          --         --         --         41         --
  Net income applicable to common stockholders after
    redemption premium....................................   $    956         675      1,490      1,404      1,289      1,171
PER COMMON SHARE DATA (a)
  Net income before redemption premium....................   $   1.70        1.20       2.67       2.52       2.36       2.15
  Net income after redemption premium.....................       1.70        1.20       2.67       2.52       2.29       2.15
  Cash dividends..........................................       0.58        0.52       1.10       0.98       0.86       0.75
  Book value..............................................      17.79       16.23      17.41      15.94      14.10      13.36
CASH DIVIDENDS PAID ON COMMON STOCK.......................        329         291        611        336        298        244
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets..................................................    142,942     139,886    140,127    131,880    113,529    104,550
  Loans, net of unearned income...........................     96,411      91,339     95,858     90,563     77,831     68,263
  Deposits................................................     92,934      91,453     94,815     92,555     87,865     81,885
  Long-term debt..........................................      7,258       7,807      7,660      7,121      4,242      3,675
  Guaranteed preferred beneficial interests...............        990          --        495         --         --         --
  Preferred stockholders' equity..........................         --         163         --        183        230        262
  Common stockholders' equity.............................      9,980       9,153     10,008      8,860      8,044      7,432
  Total stockholders' equity..............................   $  9,980       9,316     10,008      9,043      8,274      7,946
  Preferred shares outstanding (IN THOUSANDS).............         --       2,599         --      3,388      5,213     11,560
  Common shares outstanding (IN THOUSANDS)................    560,977     563,895    574,697    555,692    570,721    556,408
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  Assets..................................................   $137,390     133,597    134,127    118,142    106,413     99,610
  Loans, net of unearned income...........................     94,959      89,546     90,660     83,265     70,726     62,996
  Deposits................................................     92,837      91,367     91,320     87,274     80,760     76,830
  Long-term debt..........................................      7,482       7,429      7,565      5,707      4,009      3,598
  Guaranteed preferred beneficial interests...............        951          --         47         --         --         --
  Common stockholders' equity (b).........................      9,767       9,049      9,079      8,412      7,870      6,782
  Total stockholders' equity (b)..........................   $  9,767       9,221      9,187      8,623      8,372      7,302
  Common shares outstanding (IN THOUSANDS)................    563,003     562,950    557,624    557,354    563,325    544,876
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders before
   redemption premium to average common stockholders'
   equity (b).............................................      19.74%(c)    14.99(c)   16.41     16.69      16.91      17.26
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity (b)............................................      19.74(c)    14.99(c)   16.41      16.69      16.38      17.26
  Net income to
    Average total stockholders' equity (b)................      19.74(c)    14.88(c)   16.32      16.59      16.44      16.66
    Average assets........................................       1.40(c)     1.03(c)    1.12       1.21       1.29       1.22
  Average stockholders' equity to average assets (d)......       7.06        6.90       6.82       7.23       7.52       7.11
  Allowance for loan losses to
    Net loans.............................................       1.42        1.55       1.42       1.66       2.03       2.38
    Nonaccrual and restructured loans.....................        223         195        204        233        248        151
    Nonperforming assets..................................        194         169        179        182        178        115
  Net charge-offs to average net loans....................       0.64(c)     0.56(c)    0.63       0.41       0.40       0.78
  Nonperforming assets to loans, net and foreclosed
    properties............................................       0.73        0.91       0.80       0.91       1.14       2.06
  Capital ratios (d)
    Tier 1 capital........................................       7.55        7.11       7.33       6.70       7.76       9.14
    Total capital.........................................      12.64       11.94      12.33      11.45      12.94      14.64
    Leverage..............................................       6.23        5.60       6.13       5.49       6.12       6.13
  Net interest margin.....................................       4.36%(c)     4.18(c)    4.21      4.46       4.75       4.82

(IN MILLIONS, EXCEPT PER SHARE DATA)                         1992
CONSOLIDATED SUMMARIES OF INCOME
 Interest income..........................................    6,609
  Interest expense........................................    2,942
  Net interest income.....................................    3,667
  Provision for loan losses...............................      643
  Net interest income after provision for loan losses.....    3,024
  Securities available for sale transactions..............       39
  Investment security transactions........................       (3)
  Noninterest income......................................    1,360
  Merger-related restructuring charges....................       --
  SAIF special assessment.................................       --
  Noninterest expense.....................................    3,443
  Income before income taxes..............................      977
  Income taxes............................................      278
  Net income..............................................      699
  Dividends on preferred stock............................       53
  Net income applicable to common stockholders before
    redemption premium....................................      646
  Redemption premium on preferred stock...................       --
  Net income applicable to common stockholders after
    redemption premium....................................      646
PER COMMON SHARE DATA (a)
  Net income before redemption premium....................     1.26
  Net income after redemption premium.....................     1.26
  Cash dividends..........................................     0.64
  Book value..............................................    11.68
CASH DIVIDENDS PAID ON COMMON STOCK.......................      168
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets..................................................   95,308
  Loans, net of unearned income...........................   60,301
  Deposits................................................   76,156
  Long-term debt..........................................    3,733
  Guaranteed preferred beneficial interests...............       --
  Preferred stockholders' equity..........................      277
  Common stockholders' equity.............................    6,187
  Total stockholders' equity..............................    6,717
  Preferred shares outstanding (IN THOUSANDS).............   12,158
  Common shares outstanding (IN THOUSANDS)................  529,790
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  Assets..................................................   90,621
  Loans, net of unearned income...........................   58,700
  Deposits................................................   71,947
  Long-term debt..........................................    3,528
  Guaranteed preferred beneficial interests...............       --
  Common stockholders' equity (b).........................    5,724
  Total stockholders' equity (b)..........................    6,280
  Common shares outstanding (IN THOUSANDS)................  510,768
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders before
   redemption premium to average common stockholders'
   equity (b).............................................    11.28
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity (b)............................................    11.28
  Net income to
    Average total stockholders' equity (b)................    11.13
    Average assets........................................     0.77
  Average stockholders' equity to average assets (d)......     6.89
  Allowance for loan losses to
    Net loans.............................................     2.57
    Nonaccrual and restructured loans.....................      105
    Nonperforming assets..................................       76
  Net charge-offs to average net loans....................     1.03
  Nonperforming assets to loans, net and foreclosed
    properties............................................     3.36
  Capital ratios (d)
    Tier 1 capital........................................     9.22
    Total capital.........................................    14.31
    Leverage..............................................     6.55
  Net interest margin.....................................     4.73

 (a) Per common share data has been restated to reflect the FUNC Stock Split.
(b) Average common stockholders' equity and total stockholders' equity exclude net unrealized gains and (losses) on debt and equity securities in 1994 through 1997.
 (c) Annualized.
(d) The average stockholders' equity to average assets ratios and all capital ratios for 1992-1994 are not restated for pooling of interests acquisitions. Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       14

COVENANT (HISTORICAL) (A)

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,             YEARS ENDED DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                                          1997         1996    1995    1994    1993    1992
CONSOLIDATED SUMMARIES OF INCOME
  Interest income......................................................      $   16           29      26      20      17      16
  Interest expense.....................................................           8           14      12       8       7       9
  Net interest income..................................................           8           15      14      12      10       7
  Provision for loan losses............................................          --            1       1       1       1       1
  Net interest income after provision for loan losses..................           8           14      13      11       9       6
  Noninterest income...................................................           1            1       1       1       1       1
  Merger-related restructuring charges.................................          --            1      --       1      --      --
  SAIF special assessment..............................................          --            1      --      --      --      --
  Noninterest expense..................................................           6           10      11      10       9       6
  Income before income taxes...........................................           3            3       3       1       1       1
  Income taxes.........................................................           1            1       1      --      --      --
  Net income...........................................................           2            2       2       1       1       1
  Dividends on preferred stock.........................................          --            1      --      --      --      --
  Net income applicable to common stockholders.........................      $    2            1       2       1       1       1
PER COMMON SHARE DATA
  Net income...........................................................      $ 0.42         0.44    0.61    0.35    0.38    0.22
  Book value...........................................................        7.49         7.17    7.25    6.19    6.01    5.63
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets...............................................................         454          415     347     317     274     210
  Loans, net of unearned income........................................         263          241     205     194     183     148
  Deposits.............................................................         302          277     263     236     244     186
  Long-term debt.......................................................          21           20      14      18       7      --
  Preferred stockholders' equity.......................................           7            7       7       3       3       3
  Common stockholders' equity..........................................          24           22      23      19      19      17
  Total stockholders' equity...........................................      $   31           29      30      22      22      20
  Preferred shares outstanding (IN THOUSANDS)..........................         300          300     300     138     138     138
  Common shares outstanding (IN THOUSANDS).............................       3,053        3,023   3,068   3,064   3,054   3,054
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
     stockholders' equity..............................................       14.29%(b)     6.30    9.53    5.72    6.68    4.30
  Net income to average assets.........................................        0.85(b)      0.48    0.72    0.45    0.56    0.35
  Average stockholders' equity to average assets.......................        6.96         7.56    7.66    7.70    8.49    8.24
  Allowance for loan losses to
     Gross loans.......................................................        1.07         1.25    1.56    1.87    2.00    1.81
     Nonaccrual and restructured loans.................................         127          105      87      78      86     137
     Nonperforming assets..............................................          95           85      64      66      70      70
  Net charge-offs to average net loans.................................        0.18(b)      0.36    0.37    0.38    0.77    0.46
  Nonperforming assets to gross loans and foreclosed properties........        1.12         1.47    2.43    2.81    2.84    2.56
  Capital ratios (c)
     Tier 1 capital....................................................       11.74        11.98   13.62   11.68   11.52   13.88
     Total capital.....................................................       12.79        13.20   14.87   12.94   12.78   14.83
     Leverage..........................................................        7.30         7.51    8.49    7.42    7.87    9.88
  Net interest margin..................................................        3.79%(b)     4.10    4.37    4.50    4.24    3.86

(a) All data has been restated to reflect the 1996 and 1994 pooling of interests mergers with 1st Southern State Bank and Landis Savings Bank, S.L.A., respectively, and to reflect all common stock dividends issued by Covenant and Covenant Bank through July 14, 1997. See "THE MERGERS -- Dividends", "COVENANT -- History and Business" and ANNEX A.
(b) Annualized.
 (c) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       15

FUNC AND COVENANT
PRO FORMA COMBINED SELECTED FINANCIAL DATA (A)

                                                                                             AS OF AND FOR THE    AS OF AND FOR THE
                                                                                                SIX MONTHS           YEAR ENDED
                                                                                              ENDED JUNE 30,        DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                                                               1997                 1996
CONSOLIDATED SUMMARIES OF INCOME
  Interest income.........................................................................       $   4,990               9,653
  Interest expense........................................................................           2,358               4,646
  Net interest income.....................................................................           2,632               5,007
  Provision for loan losses...............................................................             310                 376
  Net interest income after provision for loan losses.....................................           2,322               4,631
  Securities available for sale transactions..............................................               9                  31
  Investment security transactions........................................................               1                   4
  Noninterest income......................................................................           1,499               2,323
  Merger-related restructuring charges....................................................              --                 282
  SAIF special assessment.................................................................              --                 134
  Noninterest expense.....................................................................           2,358               4,274
  Income before income taxes..............................................................           1,473               2,299
  Income taxes............................................................................             518                 807
  Net income..............................................................................             955               1,492
  Dividends on preferred stock............................................................              --                  10
  Net income applicable to common stockholders............................................       $     955               1,482
  Net income per common share.............................................................       $    1.70                2.66
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets..................................................................................         143,446             140,592
  Loans, net of unearned income...........................................................          96,674              96,099
  Deposits................................................................................          93,236              95,092
  Long-term debt..........................................................................           7,279               7,680
  Guaranteed preferred beneficial interests...............................................             990                 495
  Common stockholders' equity.............................................................           9,980              10,008
  Total stockholders' equity..............................................................       $   9,980              10,008
  Common shares outstanding (IN THOUSANDS)................................................         560,977             574,697
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to
     Net loans............................................................................            1.42%               1.42
     Nonperforming assets.................................................................             193                 178
  Net charge-offs to average net loans....................................................            0.64(b)             0.63
  Nonperforming assets to loans, net and foreclosed properties............................            0.73%               0.80

(a) Pro forma assumptions related to the Corporate Merger include (i) the .3813 Common Stock Exchange Ratio, the 1.516 Series A Exchange Ratio and the 1.2 Series B Exchange Ratio; (ii) the issuance of 1.7 million shares of FUNC Common Stock; (iii) the repurchase by FUNC of such shares in the open market at a cost of approximately $81 million; (iv) a cost of funds rate of 5.56 percent for the six months period ended June 30, 1997, and 5.27 percent for the year ended December 31, 1996; and (v) an increase in goodwill and deposit base premium of $44 million and $6 million, respectively, which is being amortized over 25-year straight-line and 10-year accelerated bases, respectively. See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks".
(b) Annualized.
                                       16

                              RECENT DEVELOPMENTS
SIGNET BANKING CORPORATION ACQUISITION
     On July 18, 1997, FUNC entered into an agreement (the "Signet Merger Agreement") to acquire Signet, a Virginia-based, bank holding company. Signet, through its principal bank subsidiary, Signet Bank, provides financial services through banking offices located throughout Virginia, Maryland and Washington, D.C. As of June 30, 1997, and for the six months then ended, Signet reported assets of $11.9 billion, net loans of $6.3 billion, deposits of $8.1 billion, stockholders' equity of $936 million and net income of $31 million. Under the terms of the Signet Merger Agreement, FUNC will exchange 1.10 shares of FUNC Common Stock for each share of Signet common stock. As of June 30, 1997, Signet had 60.4 million shares of common stock outstanding. The Signet Acquisition, which will be accounted for as a pooling of interests, is expected to close in the fourth quarter of 1997, subject to certain conditions of closing. See
" -- FUNC Common Stock Offering" and "THE MERGERS -- Accounting Treatment".
     On July 21, 1997, FUNC filed a Current Report on Form 8-K with the Commission (the "Signet Form 8-K") which contained, among other items, certain financial and other information (the "Signet Form 8-K Materials") about the Signet Acquisition. The Signet Form 8-K Materials contained certain forward-looking statements regarding FUNC, Signet and the combined organization following the Signet Acquisition, including statements relating to estimated cost savings and enhanced revenues that may be realized from the Signet Acquisition, and certain restructuring charges expected to be incurred in connection with the Signet Acquisition. Such forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the Signet Form 8-K Materials and herein. Factors that might cause such a difference include, but are not limited to, those discussed in the Signet Form 8-K and FUNC's Quarterly Report on Form 10-Q for the period ended June 30, 1997. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" and "AVAILABLE INFORMATION".
     As indicated in the Signet Form 8-K:
          (Bullet) FUNC expects to realize before-tax expense savings resulting from the Signet Acquisition of approximately $169 million in 1998 and $242 million in 1999, or approximately $108 million and $155 million after-tax, respectively. These estimates assume that approximately 50 percent of Signet's 1996 annual expenses are eliminated by the end of 1999.
          (Bullet) FUNC expects to realize before-tax revenue enhancements relating to the Signet Acquisition of approximately $30 million in 1998 and $37 million in 1999, or approximately $15 million and $19 million after-tax, respectively. These estimates are primarily based on an analysis of fee income generating products currently offered by FUNC which either are not offered by Signet or are offered by Signet on a more limited basis.
          (Bullet) Assuming (i) the restructuring charges discussed below and the expense savings and revenue enhancements discussed above are as indicated, (ii) 641 million shares of FUNC Common Stock are outstanding in 1998 and 646 million shares of FUNC Common Stock are outstanding in 1999, (iii) the Signet Acquisition is consummated in 1997, (iv) the conversion of Signet's operations and computer systems to FUNC's operations and computer systems are completed by April 1998,
                    (v) 1998 earnings per share of (a) FUNC Common Stock are $3.905 and (b) Signet common stock are $2.62, which represent the First Call Consensus estimates (before public announcement of the Signet Merger Agreement and before Signet's June 3, 1997 corporate redesign announcement, the "1998 Illustrative First Call Consensus Estimates"), (vi) 1999 earnings per share of FUNC Common Stock and Signet common stock are equal to the 1998 Illustrative First Call Consensus Estimates plus ten percent (the "1999 Illustrative Estimates") (i.e., $4.295 for FUNC Common Stock and $2.88 for Signet common stock), and (vii) certain other assumptions contained in the Signet Form 8-K, the Signet Acquisition is estimated to add $0.005 per share to the 1998 Illustrative First Call Consensus Estimates for FUNC Common Stock and $0.065 per share to the 1999 Illustrative Estimates for FUNC Common Stock. The 1998 Illustrative First Call Consensus Estimates and the 1999 Illustrative Estimates are presented for illustrative purposes only, are subject to the risks and uncertainties set forth in the Signet Form 8-K Materials and under "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION", and do not constitute earnings projections or estimates by FUNC or Signet.
                                       17

          (Bullet) FUNC expects to take an after-tax restructuring charge relating to the Signet Acquisition currently estimated at $135 million, or $0.42 per share of FUNC Common Stock, in 1997. The estimated $135 million restructuring charge is summarized below.

(IN MILLIONS, AFTER TAX)
Severance and change in control related obligations...............................   $ 58
Fixed asset write-downs and vacant space accrual..................................     38
Service contract terminations.....................................................     18
Other.............................................................................     21
Total.............................................................................   $135

     The estimated restructuring charge includes approximately $18 million in non-cash charges. Cash payments included in the estimated restructuring charge are expected to be completed by the end of the second quarter of 1998. The "Other" category includes Signet Acquisition-related amounts, none of which is estimated to exceed $13 million. The amounts included in the $135 million estimated restructuring charge are subject to change prior to the effective date of the Signet Acquisition. The estimates include assumptions about the timing of the consummation of the Signet Acquisition and number of employees whose employment will terminate as a result of the Signet Acquisition. Changes in such assumptions could result in a change in the estimated restructuring charge. Certain additional financial and other information relating to Signet and the proposed acquisition are set forth in the Signet Form 8-K, which is incorporated by reference herein and a copy of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION".
WHEAT FIRST BUTCHER SINGER, INC. ACQUISITION
     On August 20, 1997, FUNC entered into an agreement to acquire WFBS, a full service investment banking, brokerage and asset management company based in Richmond, Virginia. WFBS is employee-owned and operates 126 offices in 19 states and Washington, D.C. Under the terms of the agreement, First Union will issue 10,267,029 shares of FUNC Common Stock (as may be adjusted in certain circumstances) in exchange for the outstanding shares of capital stock of WFBS. In addition, FUNC agreed to establish an employee retention pool of $75 million in restricted FUNC Common Stock to be paid over a three-year period to certain key employees of WFBS. The acquisition, which will be accounted for as a pooling of interests, is expected to close in the fourth quarter of 1997, subject to certain conditions of closing. See " -- FUNC Common Stock Offering" and "THE MERGERS -- Accounting Treatment". Certain additional financial and other information relating to WFBS and the proposed acquisition are set forth in FUNC's Current Report on Form 8-K dated August 20, 1997, which is incorporated by reference herein and a copy of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". A subsidiary of WFBS is a market maker in Covenant Common Stock and Covenant Preferred Stock. See "THE MERGERS -- Market Prices".
FUNC COMMON STOCK BUYBACKS
     In 1995, as adjusted to reflect the FUNC Stock Split, FUNC repurchased in the open market 51 million shares of FUNC Common Stock at a cost of $1.2 billion; in 1996, 31 million shares at a cost of $968 million; and from January 1, 1997 to the most recent practicable date prior to the mailing of this
Prospectus/Proxy Statement,   million shares at a cost of $  million (including
1.65 million shares of FUNC Common Stock expected to be issued in connection with the Corporate Merger at a cost of $79 million). The repurchase of such 1.65 million shares of FUNC Common Stock requires that the Mergers be accounted for as a purchase. See "THE MERGERS -- Accounting Treatment".
FUNC COMMON STOCK OFFERING
     On September 23, 1997, FUNC sold 7.5 million shares of FUNC Common Stock in a public offering (the "Offering"), in order for the Signet Acquisition and the WFBS Acquisition to qualify for pooling of interests accounting treatment. See "THE MERGERS -- Accounting Treatment". The Offering also included the sale by Banco Santander, S.A. ("Santander") of all of the remaining 44.7 million shares of FUNC Common Stock (approximately 7.98 percent of the outstanding shares of FUNC Common Stock as of August 31, 1997) beneficially owned by Santander. Santander had acquired its shares of FUNC Common Stock in connection with FUNC's acquisition of FFB on January 1, 1996. FUNC received $358 million in net proceeds from its sale of the 7.5 million shares in the Offering. FUNC did not receive any proceeds from the sale of Santander's shares in the Offering.
                                       18

FUTURE ACQUISITIONS
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations, frequently take place and future acquisitions involving cash, debt and equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income may occur in connection with future acquisitions. See
"FUNC -- History and Business".
                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by Covenant to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the Covenant Board for use at the Special Meeting to be held on November 20, 1997, and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement. This Prospectus/Proxy Statement is also being furnished by FUNC to the holders of Covenant Common Stock and Covenant Preferred Stock as a Prospectus in connection with the issuance by FUNC of the FUNC Common Shares upon consummation of the Corporate Merger.
     Directors, officers and employees of Covenant and FUNC may solicit proxies from Covenant stockholders, either personally or by telephone, telegraph or other forms of communication. Such persons will receive no additional compensation for such services. Covenant has retained Corporate Investor Communications, Inc. to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost not expected to exceed $5,000, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and Covenant.
     THE COVENANT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF COVENANT AND ITS STOCKHOLDERS, AND RECOMMENDS ITS APPROVAL BY COVENANT STOCKHOLDERS. SEE "THE
MERGER -- BACKGROUND AND REASONS; COVENANT".
RECORD DATE; VOTE REQUIRED; REVOCATION OF PROXIES
     The Covenant Board has fixed October 6, 1997, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock of record at the close of business on that day are entitled to notice of and to vote at the Special Meeting. The number of shares of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock outstanding on the Record Date was 3,057,332, 138,300 and 161,700, respectively, each of such shares being entitled to one vote. The presence, in person or by proxy, of at least a majority of the votes entitled to be cast at the Special Meeting by the holders of each of the Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock will constitute a quorum for purposes of conducting business at the Special Meeting. Abstentions and broker non-votes (I.E., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to the proposal to approve the Merger Agreement) will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement at the Special Meeting requires the affirmative vote of a majority of the votes cast by the holders of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock, each voting as a separate class. For purposes of determining the votes cast with respect to any matter presented for consideration at the Special Meeting, only those votes cast "FOR" or "AGAINST" are included.
     The directors and executive officers of Covenant (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting 276,210 shares of Covenant Common Stock, 21,000 shares of Covenant Series A Preferred Stock and 53,326 shares of Covenant Series B Preferred Stock, which represent approximately nine percent, 15 percent and 33 percent of the outstanding shares of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock, respectively, entitled to be voted at the Special Meeting. As an inducement to and a condition of FUNC's willingness to enter into the Merger Agreement, each of the directors of Covenant, beneficially owning and entitled to vote in the aggregate approximately nine percent, 14 percent and 32 percent of the shares of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock outstanding on the Record Date, respectively, agreed to vote such shares in favor of approval of the Merger Agreement at the Special Meeting pursuant to the terms of the Voting Agreement. It is currently expected that the directors and executive officers of Covenant will vote the
                                       19
shares of Covenant Common Stock and Covenant Preferred Stock that such directors and executive officers of Covenant are entitled to vote at the Special Meeting in favor of approval of the Merger Agreement. To the best of FUNC's knowledge, no shares of Covenant Common Stock or Covenant Preferred Stock are beneficially owned and entitled to be voted at the Special Meeting by any of the directors, executive officers or affiliates of FUNC. FUNB holds 6,000 shares of Covenant Series B Preferred Stock in a custodial capacity on behalf of a client of an investment advisory firm which is majority owned by Richard A. Hocker, Chairman and Chief Executive Officer of Covenant, but FUNB is not entitled to vote such shares. Such shares are not included in the shares of Covenant Series B Preferred Stock beneficially owned by the directors and executive officers of Covenant indicated above. It is currently expected that such shares will be voted in favor of approval of the Merger Agreement at the Special Meeting.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of Covenant; (ii) submitting a proxy having a later date; or (iii) appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement and otherwise in the discretion of the proxyholders named thereon in accordance with their best judgment as to any other matters which may be voted on at the Special Meeting, including among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement proposed for the purpose of soliciting additional votes in favor of the Merger Agreement.
                                  THE MERGERS
     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF COVENANT ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL; EXCHANGE RATIOS
     Subject to the terms and conditions of the Merger Agreement, Covenant will merge with and into FUNC and Covenant Bank will merge with and into FUNB. Upon consummation of the Corporate Merger, (i) each outstanding share of Covenant Common Stock (other than Excluded Shares) will be converted into the right to receive .3813 FUNC Common Shares (I.E., the Common Stock Exchange Ratio); (ii) each outstanding share of Covenant Series A Preferred Stock (other than Excluded Shares) will be converted into the right to receive 1.516 FUNC Common Shares (I.E., the Series A Exchange Ratio); and (iii) each outstanding share of Covenant Series B Preferred Stock (other than Excluded Shares) will be converted into the right to receive 1.2 FUNC Common Shares (I.E., the Series B Exchange Ratio). Each holder of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
     The Merger Agreement provides that FUNC may at any time change the method of acquiring Covenant and Covenant Bank; provided, however, no such change may
(i) alter the amount or kind of consideration to be issued to the holders of Covenant Common Stock and Covenant Preferred Stock pursuant to the Merger Agreement, (ii) adversely affect the intended tax-free treatment to such holders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any required regulatory approvals of the Mergers or the consummation of the transactions contemplated by the Merger Agreement.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Effective Date will occur on such date as FUNC and Covenant mutually agree upon, and if not so agreed upon, such date will be the fifth business day to occur after the last of certain conditions to consummation of the Mergers, relating to, among other things, approval of the Merger Agreement by Covenant stockholders, receipt of the requisite regulatory approvals to the Mergers and the listing on the NYSE of the FUNC Common Shares to be issued in the Corporate Merger, have been satisfied or waived (or, at the election
                                       20
of FUNC, on the last business day of the month in which such day occurs); provided that such date will be after December 31, 1997, unless FUNC and Covenant mutually agree otherwise. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the first quarter of 1998. If the Corporate Merger is consummated in such quarter, or in any other quarter, Covenant stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or Covenant may terminate the Merger Agreement if the Effective Date does not occur on or before June 30, 1998.
     Assuming the Corporate Merger is consummated after December 31, 1997, which is currently anticipated, it is currently expected that a dividend on the Covenant Series A Preferred Stock and the Covenant Series B Preferred Stock in the amount of $.375 per share will be paid on January 14, 1998, to holders of record on December 31, 1997. Such dividend would be paid to holders of shares of Covenant Series A Preferred Stock notwithstanding the conversion of such shares into shares of Covenant Common Stock on December 31, 1997.
     See " -- Exchange of Covenant Certificates", " -- Conditions to Consummation; Termination" and " -- Dividends".
EXCHANGE OF COVENANT CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of Covenant Common Stock and Covenant Preferred Stock as of the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing Covenant Common Stock and Covenant Preferred Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     COVENANT STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for Covenant Common Stock and Covenant Preferred Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).
     All FUNC Common Shares issued to the holders of Covenant Common Stock and Covenant Preferred Stock pursuant to the Corporate Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of Covenant Common Stock and Covenant Preferred Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their shares of Covenant Common Stock and Covenant Preferred Stock have been converted, regardless of whether they have surrendered their Covenant Common Stock and Covenant Preferred Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Corporate Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any Covenant Common Stock and Covenant Preferred Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Corporate Merger. After the Effective Date, the stock transfer books of Covenant will be closed, and there will be no transfers on the transfer books of Covenant of the shares of Covenant Common Stock and Covenant Preferred Stock that were outstanding immediately prior to the Effective Date.
     In accordance with the terms of the Covenant Series A Preferred Stock and assuming the Corporate Merger has not been consummated, each outstanding share of Covenant Series A Preferred Stock will automatically be converted into 3.976 shares of Covenant Common Stock on December 31, 1997 (the "Automatic Conversion"), after which holders thereof will not be entitled to any further dividends on such Covenant Series A Preferred Stock, except for any such dividends declared but unpaid prior to such date. As indicated above, holders of record on December 31, 1997 of Covenant Series A Preferred Stock are expected to be paid a dividend on January 14, 1998 notwithstanding the Automatic Conversion. See " -- Effective
                                       21

Date" and " -- Dividends". Pursuant to the terms of the Covenant Series A Preferred Stock, Covenant is to deliver to the holders of Covenant Series A Preferred Stock certificates representing the applicable number of full shares of Covenant Common Stock entitled to be received by such holders as a result of the Automatic Conversion within 30 business days after such Automatic Conversion. As a result of the pending Mergers, however, it is not expected that Covenant will deliver such certificates to such holders. Instead, following the Effective Date and upon surrender of all of their certificates for Covenant Series A Preferred Stock, holders of Covenant Series A Preferred Stock will be entitled to receive 1.516 FUNC Common Shares (I.E., the Series A Exchange Ratio), and a check for any fractional share interest as discussed above.
     The Merger Agreement provides that Covenant will cause each person who may be deemed to be an "affiliate" (as defined in the Securities Act) to execute an agreement restricting the disposition of such affiliate's shares of Covenant Common Stock and Covenant Preferred Stock. The Merger Agreement further provides that although shares of Covenant Common Stock and Covenant Preferred Stock held by an affiliate of Covenant will automatically be converted into FUNC Common Shares upon consummation, such shares will not be physically exchanged for FUNC Common Shares until FUNC receives such an agreement.
BACKGROUND AND REASONS
  COVENANT
     BACKGROUND OF THE MERGERS. From time to time, Covenant received from representatives of other bank holding companies preliminary expressions of interest in the possibility of engaging in a business combination with Covenant should Covenant be willing to consider such a transaction. Through 1996, Covenant responded to such expressions of interest by affirming its strategy of seeking to create value as an independent institution.
     Covenant continued to receive expressions of interest from various bank holding companies in 1997. In early April 1997, Mr. Charles E. Sessa, Jr., the President and a director of Covenant, met with representatives of Berwind Financial to discuss an expression of interest that had been presented to Covenant through Berwind Financial and to establish a process with Berwind Financial for evaluating such expression of interest, exploring other possible transactions, and assessing whether it might be in the best interests of Covenant to engage in a combination with another institution. Mr. Sessa reported on these meetings with Berwind Financial to the Covenant Board at its April meeting, and the Covenant Board authorized Mr. Sessa and Mr. Richard A. Hocker, the Chairman and Chief Executive Officer of Covenant, to continue to work with Berwind Financial, which was retained by Covenant as its financial advisor (such engagement was subsequently confirmed in writing on July 14, 1997), to explore and evaluate possible transactions.
     Working with Berwind Financial, Messrs. Hocker and Sessa identified institutions (including FUNC) that might be interested in a combination with Covenant, and through Berwind Financial such institutions were contacted in April, May and June 1997, regarding their possible interest in such a transaction. The institutions which were interested in considering a possible combination with Covenant and which signed confidentiality agreements were given general information about Covenant. Mr. Sessa advised the Covenant Board of the continuing process to evaluate the possibility of a combination at the May meeting of the Covenant Board, and the Covenant Board approved the continuation of such process.
     In response to the solicitation of interest by Covenant through Berwind Financial, five institutions (including FUNC) provided preliminary indications of interest in a possible combination with Covenant, including preliminary indications of possible pricing and transaction structure. Messrs. Hocker and Sessa met with Berwind Financial and Covenant's legal counsel on July 11, 1997, to review and evaluate the indications of interest. At a July 14, 1997 special meeting of the Covenant Board, Messrs. Hocker and Sessa and Berwind Financial reported to the Covenant Board on the five interested parties and the expressions of interest that had been received. Legal counsel discussed fiduciary duty matters, and Berwind Financial presented information relating to the five interested parties and the financial terms of the proposed transactions, as well as financial information regarding comparable transactions in the Mid-Atlantic region and nationally. The Covenant Board and Berwind Financial discussed generally the subject of remaining independent versus being acquired by another institution. The Covenant Board authorized Messrs. Hocker and Sessa, working with Berwind Financial and legal counsel, to continue with the process of assessing the possibility of a combination.
     Arrangements were then made for the institutions that had presented indications of interest in a range potentially acceptable to Covenant, and that remained interested in pursuing a possible combination, to conduct further due diligence, and revised expressions of interest were requested. Three parties, including FUNC, conducted additional due diligence during the week of July 21, 1997, and delivered revised expressions of interest.
                                       22

     On July 30, 1997, Messrs. Hocker and Sessa met with Berwind Financial and legal counsel to review the most recent expressions of interest.
     A special meeting of the Covenant Board was held on July 31, 1997, at which meeting the events since the prior meeting, and the most recent expressions of interest, were reviewed. Counsel to Covenant, as well as Covenant's financial advisor, Berwind Financial, were present. Berwind Financial presented its review of the three possible transactions, and the Covenant Board and Berwind Financial discussed the alternatives of being acquired or continuing as an independent institution. The Covenant Board determined at this meeting that it was in the best interests of Covenant, its stockholders and other constituencies to enter into a combination, and that the proposal presented by FUNC, which had the highest value on such date, was the most favorable of the three proposals that had been received. The Covenant Board directed Messrs. Sessa and Hocker, with the advice and counsel of Covenant's attorneys and financial advisor, to seek to negotiate a definitive agreement with FUNC for review and consideration by the Covenant Board.
     Following the July 31, 1997 meeting, discussions were held with FUNC's management and legal advisors and a definitive merger agreement was negotiated. At a special meeting of the Covenant Board held on August 4, 1997, with legal counsel and Berwind Financial present, the Merger Agreement and the transactions contemplated thereby were reviewed by the Covenant Board. Berwind Financial reviewed the financial terms of the transaction and presented its opinion that the transaction was fair to Covenant's stockholders from a financial point of view. Legal counsel reviewed the terms of the Merger Agreement with the Covenant Board, and after discussion, the Merger Agreement and the transactions contemplated thereby were approved by the Covenant Board. The Merger Agreement was entered into on August 4, 1997, after completion of the Covenant Board meeting.
     RECOMMENDATION OF THE COVENANT BOARD AND REASONS FOR THE MERGERS. The Covenant Board believes that a combination with FUNC will enable holders of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock to realize significant value for their shares, and will also enable Covenant's stockholders to acquire shares on a tax-free basis in a larger institution which the Covenant Board believes is better positioned to compete in a consolidating financial services industry. For these reasons, and as further discussed below, the Covenant Board believes that the Mergers are in the best interests of Covenant's stockholders.
     In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Covenant Board considered the advice and counsel of management and Covenant's outside legal and financial advisors, and based its decision on a number of factors, including, without limitation, the following:
     (i) The Covenant Board considered the terms of the Merger Agreement and the transactions contemplated thereby, and took into account the historical trading ranges of Covenant Common Stock, Covenant Series A Preferred Stock, Covenant Series B Preferred Stock and FUNC Common Stock, and the consideration to be received by Covenant's stockholders in the Corporate Merger. The Covenant Board also considered the expected increase in dividends to Covenant's stockholders following the Corporate Merger.
     (ii) The Covenant Board considered that the Mergers are expected to be tax-free to stockholders of Covenant (other than with respect to cash paid in lieu of fractional shares).
     (iii) The Covenant Board reviewed the detailed financial analysis, pro forma results and other information presented by its financial advisor, Berwind Financial, and considered the opinion of Berwind Financial (including the assumptions and financial information and projections relied upon by it in arriving at such opinion) that the consideration to be received by Covenant's stockholders in the Corporate Merger was fair to such stockholders. For a discussion of the opinion of Berwind Financial, including a summary of the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made with respect thereto, see " -- Opinion of Financial Advisor" and ANNEX C attached hereto.
     (iv) In considering the terms of the Merger Agreement, the Covenant Board considered that FUNC would be entitled to the Termination Fee if the Merger Agreement were terminated in certain circumstances, and that the existence of such Termination Fee and certain other provisions in the Merger Agreement might discourage third parties from seeking to acquire Covenant. The Covenant Board considered, with respect thereto, that FUNC was unwilling to enter into the Merger Agreement with Covenant absent such provisions and the fact that such Termination Fee was being provided in order to increase the likelihood that the transactions would be completed.
     (v) The Covenant Board took into account the current and prospective economic environment facing the financial services industry generally, and Covenant in particular, and considered the ability of larger institutions to invest in technology,
                                       23
leverage fixed costs over larger markets, and provide a greater variety of products and services. The Covenant Board perceived that there were limited opportunities for Covenant to grow through acquisition of other institutions. The Covenant Board considered opportunities for its employees that would likely arise from a combination with a larger institution such as FUNC, as well as the possible negative impact the Mergers would have on Covenant employees, including possible job loss. The Covenant Board perceived that the combined institution would be more likely than Covenant alone to possess the financial resources to compete in the areas of business in which Covenant was engaged, and therefore the combination would have long-term benefits for Covenant's stockholders, employees, customers and communities.
     (vi) The Covenant Board perceived that FUNC had a customer-oriented culture that was consistent with the vision and goals of Covenant and provided a strong basis for integration of Covenant's operations and future performance in a highly-competitive environment.
     (vii) The Covenant Board considered that Mr. Sessa and, subject to FUNC approval, Mr. Hocker and Mr. John J. Gallagher, Jr., the Vice Chairman of Covenant, would be appointed to an advisory board of FUNB, and perceived that this would facilitate a successful combination. See " -- Interests of Certain Persons".
     (viii) The Covenant Board considered that consummation of the Mergers would constitute a "Change in Control" under the Termination Agreements that Covenant had previously entered into with the Covenant Officers with the approval of the Covenant Board, such that such officers would be entitled to certain severance payments in the event that their employment were terminated within two years following the Mergers. See " -- Interests of Certain Persons".
     (ix) In considering all of the foregoing factors, the Covenant Board considered the alternatives of Covenant continuing as an independent institution or combining with other potential merger partners, compared to the effect of Covenant combining with FUNC pursuant to the Merger Agreement, and determined that the combination with FUNC presented the best opportunity for maximizing stockholder value and achieving Covenant's other strategic goals.
     In reaching their determination to approve the Merger Agreement and the transactions contemplated thereby, individual directors may have given differing weights to different factors and may have viewed certain factors more positively or negatively than others. In addition, there can be no assurances that the benefits of the Mergers perceived by the Covenant Board and described above will be realized.
     FOR THE REASONS DESCRIBED ABOVE, THE COVENANT BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGERS ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF COVENANT COMMON STOCK, COVENANT SERIES A PREFERRED STOCK AND COVENANT SERIES B PREFERRED STOCK. ACCORDINGLY, THE COVENANT BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COVENANT COMMON STOCK, COVENANT SERIES A PREFERRED STOCK AND COVENANT SERIES B PREFERRED STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a large base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has concentrated its efforts on what it perceives to be some of the better banking markets in the eastern region of the United States and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that joining with Covenant is an excellent way to expand FUNC's presence in the southern portion of New Jersey.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See
"FUNC -- History and Business".
OPINION OF FINANCIAL ADVISOR
     Covenant retained Berwind Financial to act as its financial advisor and to render a fairness opinion in connection with the Corporate Merger. Berwind Financial rendered its opinion (the "Covenant Fairness Opinion") to the Covenant Board that, based upon and subject to the various considerations set forth therein, as of August 4, 1997, the consideration to be received in the Corporate Merger is fair, from a financial point of view, to Covenant stockholders.
                                       24

     The full text of the Covenant Fairness Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as ANNEX C to this Prospectus/Proxy Statement, is incorporated herein by reference, and should be read in its entirety in connection with this Prospectus/Proxy Statement. The summary of the Covenant Fairness Opinion set forth herein is qualified in its entirety by reference to the full text of the Covenant Fairness Opinion.
     Berwind Financial has knowledge of, and experience with, New Jersey and surrounding banking markets as well as banking organizations operating in those markets and was selected by Covenant because of its knowledge of, experience with, and reputation in the financial services industry. Berwind Financial, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.
     In rendering the Covenant Fairness Opinion, Berwind Financial (i) reviewed the historical financial performances, current financial positions and general prospects of Covenant and FUNC; (ii) reviewed the Merger Agreement; (iii) reviewed and analyzed the stock market performance of Covenant and FUNC; (iv) studied and analyzed the consolidated financial and operating data of Covenant and FUNC; (v) considered the terms and conditions of the Merger Agreeement as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions; (vi) met and/or communicated with certain members of Covenant's and FUNC's senior management to discuss their respective operations, historical financial statements and future prospects; and (vii) conducted such other financial analyses, studies and investigations as Berwind Financial deemed appropriate. No limitations were imposed by the Covenant Board upon Berwind Financial with respect to the investigations made or procedures followed by Berwind Financial in rendering the Covenant Fairness Opinion.
     In delivering the Covenant Fairness Opinion, Berwind Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Mergers, no restriction will be imposed on FUNC or Covenant that would have a material adverse effect on the contemplated benefits of the Mergers. Berwind Financial also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the future prospects or operations of FUNC.
     Berwind Financial relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of the Covenant Fairness Opinion. With respect to Covenant's financial forecasts reviewed by Berwind Financial in rendering the Covenant Fairness Opinion, Berwind Financial assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Covenant as to the future financial performance of Covenant. Berwind Financial did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Covenant or FUNC nor was it furnished with any such appraisal. Berwind Financial also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Covenant and FUNC were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the dates of such financial statements.
     The following is a summary of selected analyses prepared and analyzed by Berwind Financial and presented to the Covenant Board in connection with the Covenant Fairness Opinion.
     COMPARABLE COMPANIES AND COMPARABLE ACQUISITION TRANSACTION ANALYSES. Berwind Financial compared selected financial and operating data for Covenant with those of a peer group of selected banks and bank holding companies, headquartered in New Jersey, with assets between $250 million and $750 million, as of the most recent period publicly available. Such companies included: Broad National Bancorp, Carnegie Bancorp, Center Bancorp, Inc., Greater Community Bancorp, High Point Financial Corp., Interchange Financial Services, Prestige Financial Corp., Ramapo Financial Corp., Sun Bancorp Inc., Vista Bancorp, Inc., and Yardville National Bancorp. Financial data and operating ratios compared in the analysis of the Covenant peer group included but were not limited to: return on average assets, return on average stockholders' equity, stockholders' equity to assets ratios, and certain asset quality ratios. The analysis showed Covenant's return on average assets was .85 percent compared to the peer group median of 1.02 percent, its return on average stockholders' equity was 14.29 percent compared to the peer group median of 12.65 percent, its stockholders' equity to assets ratio was 6.80 percent compared to the peer group median of
7.20 percent, and its nonperforming assets to total assets ratio was .49 percent compared to the peer group median of .83 percent.
     Berwind Financial also compared selected financial, operating and stock market data for FUNC with those of a peer group of selected bank holding companies with assets between $75 billion and $275 billion, as of the most recent period publicly available. Such companies included: BankAmerica Corporation, Wells Fargo & Company, First Chicago NBD Corporation, Fleet Financial Group, Inc. Norwest Corporation, NationsBank Corporation, J.P. Morgan & Co., Bankers Trust
                                       25

New York Corporation, and Banc One Corporation. Financial, operating and stock market data, ratios and multiples compared in the analysis of the FUNC peer group included but were not limited to: return on average assets, return on average stockholders' equity, stockholders' equity to assets ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest 12 months) and dividend yield. The analysis showed FUNC's return on average assets was 1.39 percent compared to the peer group median of
1.25 percent, its return on average stockholders' equity was 19.85 percent compared to the peer group median of 15.20 percent, its stockholders' equity to assets ratio was 7.00 percent compared to the peer group median of 7.90 percent, and its nonperforming assets to total assets ratio was .50 percent compared to the peer group median of .42 percent. The analysis also indicated that the per share price of FUNC Common Stock of $49.5625 as of August 1, 1997, as a percentage of book value and tangible book value per share was 278.6 percent and
385.4 percent, respectively, compared to the peer group medians of 275.0 percent and 385.5 percent, respectively, and such per share price of FUNC Common Stock as a multiple of latest 12 months' earnings was 15.6x compared to a peer group median of 17.2x, and its dividend yield was 2.58 percent compared to a peer group median of 2.12 percent.
     Berwind Financial also compared the multiples of book value, and latest 12 months' earnings inherent in the Corporate Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind Financial deemed comparable. The transactions deemed comparable by Berwind Financial included both interstate and intrastate acquisitions announced from January 1, 1996, to the date of the Covenant Fairness Opinion, in which the selling institution's assets were between $200 million and $600 million as of the most recent period publicly available. Berwind Financial compared transactions located throughout the country and analyzed the transactions in four groups: a national group (60 transactions), a regional group (seven transactions), a performance group (14 transactions) and a 1997 national group (16 transactions). The median values calculated for the purchase price as a percentage of book value for the national, regional, performance and 1997 national groups were
207.6 percent, 222.5 percent, 220.1 percent and 215.9 percent, respectively. The median values calculated for the purchase price as a multiple of the latest 12 months' earnings per share for the national, regional, performance and 1997 national groups were 16.9x, 17.7x, 15.9x and 16.6x, respectively. These medians compare to the FUNC/Covenant purchase price as a percentage of book value of
251.9 percent and purchase price as a multiple of latest 12 months' earnings per share of 41.0x (23.6x excluding SAIF assessment charges and certain one-time merger-related expenses).
     No company or transaction, however, used in this analysis is identical to Covenant, FUNC or the Corporate Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.
     DISCOUNTED DIVIDEND ANALYSES. Using discounted dividend analyses, Berwind Financial estimated the present value of Covenant Common Stock after a five-year period by applying a range of earnings multiples to Covenant's terminal year earnings under various growth assumptions. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Covenant. The terminal values were then discounted to present value using discount rates, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Covenant Common Stock. The discounted dividend analysis indicated a range of values of $8.12 to $18.81 per share.
     PRO FORMA CONTRIBUTION ANALYSIS. Berwind Financial analyzed the changes in the amount of earnings, book value and dividends represented by one share of Covenant Common Stock and Covenant Preferred Stock as of June 30, 1997, and the number of FUNC Common Shares to be received in the Corporate Merger resulting from the Common Stock Exchange Ratio and, with respect to the Covenant Preferred Stock, the Series A Exchange Ratio and the Series B Exchange Ratio. The analysis considered, among other things, the changes that the Corporate Merger would cause to Covenant's 1997 estimated earnings per share (based on management estimates, with respect to Covenant earnings, and consensus estimates, with respect to FUNC earnings), book value per share and indicated dividends. On a Covenant Common Stock per share basis, Covenant's 1997 estimated earnings per share would increase from $.85 to $1.33, pro forma book value per share would decrease from $7.49 to $6.78, and indicated dividends per share would increase from zero to $.49.
     In connection with rendering the Covenant Fairness Opinion, Berwind Financial performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Corporate Merger was to some extent a subjective one based on the experience and judgment of Berwind Financial and not merely the result of mathematical analysis of financial data, Berwind Financial principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind Financial without considering all such analyses
                                       26
and factors could create an incomplete view of the process underlying the Covenant Fairness Opinion. In its analysis, Berwind Financial made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Covenant's and FUNC's control. Any estimates contained in Berwind Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.
     In reaching its opinion as to fairness, none of the analyses performed by Berwind Financial was assigned a greater or lesser weighting by Berwind Financial than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind Financial reached the conclusion, and opined, that the consideration to be received in the Corporate Merger as set forth in the Merger Agreement, is fair, from a financial point of view, to Covenant stockholders.
     The Covenant Fairness Opinion was based solely upon the information available to Berwind Financial and the economic, market and other circumstances as they existed as of the date the Covenant Fairness Opinion was delivered; events occurring after the date of the Covenant Fairness Opinion could materially affect the assumptions used in preparing the Covenant Fairness Opinion. Berwind Financial has not undertaken to reaffirm and revise the Covenant Fairness Opinion or otherwise comment upon any events occurring after the date thereof.
     Pursuant to the terms of the engagement letter dated July 14, 1997, Covenant has paid Berwind Financial $75,000 for acting as financial advisor in connection with the Mergers, including delivering the Covenant Fairness Opinion. In addition, Covenant has also agreed to pay Berwind Financial a fee based on a formula relating to the transaction value of the Corporate Merger as of August 5, 1997, which fee is approximately $782,500 and is payable upon consummation of the Corporate Merger. Whether or not the Corporate Merger is consummated, Covenant has also agreed to reimburse Berwind Financial for its reasonable out-of-pocket expenses incurred in connection with its advisory work, and to indemnify Berwind Financial and certain related persons against certain liabilities relating to or arising out of its engagement.
     The full text of the Covenant Fairness Opinion, which sets forth assumptions made and matters considered, is attached hereto as ANNEX C. Covenant stockholders are urged to read the Covenant Fairness Opinion in its entirety. The Covenant Fairness Opinion is directed only to the consideration to be received by Covenant's stockholders in the Corporate Merger and does not constitute a recommendation to any Covenant stockholder as to how such holder should vote at the Special Meeting.
     THE FOREGOING PROVIDES ONLY A SUMMARY OF THE COVENANT FAIRNESS OPINION OF BERWIND FINANCIAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS SET FORTH IN ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT.
INTERESTS OF CERTAIN PERSONS
  GENERAL
     Certain members of Covenant's management and the Covenant Board have interests in the Mergers that are in addition to any interests they have as stockholders of Covenant generally. The material interests include provisions in the Merger Agreement relating to the indemnification of Covenant's directors and officers, directors' and officers' liability insurance, and certain other benefits, as described below.
  TERMINATION AGREEMENTS AND OPTION PLANS
     On November 22, 1995, Covenant Bank entered into the Termination Agreements with its senior executive officers -- Messrs. Hocker, Sessa, Parker, D'Orazio and Mancini (I.E., the "Covenant Officers"), and amended such Termination Agreements on June 10, 1997. Such Termination Agreements were assumed by Covenant, as amended, in connection with its formation as a holding company for Covenant Bank on June 13, 1997. Pursuant to the Merger Agreement, FUNC has agreed to assume Covenant's obligations under the Termination Agreements. Pursuant to the Termination Agreements with respect to Messrs. Hocker and Sessa,
(i) if termination of employment occurs within two years following a "Change in Control" (which term includes consummation of the Corporate Merger), such officers will be entitled to the payments and benefits set forth below (the "Termination Payments"), unless such termination of employment is because of such officer's death, and (ii) even if a Change in Control has not occurred within two years prior to the date of termination of employment, such officers will be entitled to the Termination Payments unless such termination of employment is (a) because of such officer's death, (b) by the employer for "Cause", or (c) by such officer for other than "Good Reason". Messrs. Hocker and Sessa also are directors of Covenant. Pursuant to the Termination Agreements with respect to the Covenant Officers other than Messrs. Hocker and Sessa, such officers will be entitled to the Termination Payments if termination of employment occurs within two
                                       27
years following a Change in Control, unless such termination is because of any of the reasons set forth in clauses (a), (b) or (c) above.
     The Termination Payments that the Covenant Officers would be entitled to receive pursuant to the Termination Agreements would generally be as follows:
(i) such officer's full base salary, as in effect at the time notice of termination is provided, through the date of termination, plus all other amounts to which such officer is entitled under any of Covenant's compensation plans at the time such payments are due; (ii) a lump sum severance payment equal to three times (in the case of Messrs. Hocker and Sessa) or one times (in the case of Messrs. Parker, D'Orazio and Mancini) the annual rate of base salary; and (iii) continued uninterrupted health care coverage to the Covenant Officers substantially comparable to, and no less beneficial than, that in effect at the time notice of termination is provided, for a period of two years (in the case of Messrs. Hocker and Sessa) or one year (in the case of Messrs. Parker, D'Orazio and Mancini) following the date of termination. In addition, the Termination Agreements with respect to Messrs. Hocker and Sessa provide for gross-up payments to be made to such officers, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on payments made to such officers and the imposition of income and excise taxes on such gross-up payments. Assuming the Corporate Merger were to occur on January 1, 1998, and the Covenant Officers were terminated immediately thereafter, based on the Covenant Officers' current base salaries, the Termination Payments, including the current annual cost of health care coverage required under the Termination Agreements, payable to the Covenant Officers are currently estimated
to be approximately equal to the following: Mr. Hocker $       ; Mr. Sessa
$       ; Mr. Parker $       ; Mr. D'Orazio $       ; and Mr. Mancini $       .
Pursuant to the Merger Agreement, it is expected that regular annual salary increases (not exceeding an aggregate of $100,000 for the Covenant Officers) will be given effect prior to consummation of the Corporate Merger, which would result in an increase in the foregoing payments.
     In addition, pursuant to the Termination Agreements, the terms of Covenant's Incentive Stock Option Plan and 1996 Stock Option Plan for Employees and Non-Employee Directors (the "Covenant Option Plans"), and the individual stock option agreements thereunder, upon consummation of the Corporate Merger, all outstanding options to purchase shares of Covenant Common Stock (the "Covenant Options") will become immediately exercisable. Pursuant to the Merger Agreement, upon consummation of the Corporate Merger, FUNC has agreed to assume all outstanding Covenant Options granted pursuant to the Covenant Option Plans. The number of shares covered by each Covenant Option would be equal to the number of shares of Covenant Common Stock covered thereby multiplied by the Common Stock Exchange Ratio and rounded down to the nearest whole share, and the Covenant Option exercise price would be adjusted by dividing such price by the Common Stock Exchange Ratio and rounding to the nearest cent.
     The following table sets forth the following information with respect to each of the Covenant Officers, the Covenant Officers as a group and the non-employee directors of Covenant as a group (the "Non-Employee Directors"),
(i) the number of shares of Covenant Common Stock covered by Covenant Options held by such persons as of the Record Date; (ii) the number of shares of Covenant Common Stock covered by such Covenant Options that are exercisable as of the Record Date; (iii) the number of shares of Covenant Common Stock covered by such Covenant Options that will become exercisable upon consummation of the Corporate Merger; (iv) the weighted average exercise price for such exercisable Covenant Options; and (v) the aggregate value of such exercisable Covenant Options based upon the Common Stock Exchange Ratio and $52.875 (the closing sale price of FUNC Common Stock on the Record Date, less the applicable Covenant Option exercise price).

                                                                       COVENANT OPTIONS       WEIGHTED AVERAGE
                                                   COVENANT OPTIONS    EXERCISABLE UPON      EXERCISE PRICE PER    AGGREGATE VALUE
                                COVENANT OPTIONS      CURRENTLY       CONSUMMATION OF THE   EXERCISABLE COVENANT    OF EXERCISABLE
                                      HELD           EXERCISABLE       CORPORATE MERGER            OPTION          COVENANT OPTIONS
Mr. Hocker......................      158,612           147,588              158,612               $ 8.20             $1,897,172
Mr. Sessa.......................       73,775            64,387               73,775               $ 9.13             $  813,818
Mr. Parker......................       19,768            17,012               19,768               $ 9.39             $  212,911
Mr D'Orazio.....................       12,833            10,627               12,833               $ 9.83             $  132,575
Mr. Mancini.....................       36,222            32,732               36,222               $ 8.78             $  412,238
Covenant Officers...............      301,210           272,546              301,210               $ 8.65             $3,467,289
Non-Employee Directors..........       41,340            24,798               41,340               $12.63             $  311,343

  CERTAIN CASH-BASED INCENTIVE
     As permitted by the Merger Agreement, Covenant has established a $530,000 retention bonus pool for employees of Covenant (other than Messrs. Hocker and Sessa) to be administered as mutually agreed upon by Covenant and FUNC. In
                                       28
addition, the Merger Agreement provides that regular performance-based bonuses for 1997 may be paid prior to consummation of the Corporate Merger.
  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of Covenant holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under the NJBCA, the Covenant Certificate and the Covenant Bylaws, as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain Covenant's existing directors' and officers' liability insurance policy for persons who were covered by such insurance maintained by Covenant on the date of the Merger Agreement for a period of three years after the Effective Date at an annual cost not to exceed 150 percent of Covenant's annual premium payment on Covenant's current policy.
  CERTAIN OTHER MATTERS RELATING TO THE MERGERS
     In connection with the execution of the Merger Agreement, FUNC has agreed to cause Mr. Sessa and, subject to FUNC approval, Messrs. Hocker and Gallagher, to be appointed to an advisory board following consummation of the Mergers, which advises FUNB on its activities in the south New Jersey area. The directors of Covenant who serve on the advisory board will receive $500 for each meeting they attend. Currently, Messrs. Hocker, Sessa and Gallagher receive no additional compensation for their services as directors of Covenant. All other employee-directors receive an annual retainer of $5,400, and all non-employee directors receive an annual retainer of $8,400 for their services as directors of Covenant. Barry M. Abelson, a director of Covenant, is a partner in the law firm of Pepper, Hamilton & Scheetz LLP, which has acted as counsel to Covenant in connection with the Mergers.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE CORPORATE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS COVENANT STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR COVENANT COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD THEIR COVENANT COMMON STOCK AND/OR COVENANT PREFERRED STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION", OR THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, has advised FUNC and Covenant, that, in its opinion the Corporate Merger will constitute a reorganization under Section 368 of the Code and:
           (i) No gain or loss will be recognized for federal income tax purposes by Covenant stockholders upon the exchange in the Corporate Merger of shares of Covenant Common Stock and/or Covenant Preferred Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Corporate Merger by Covenant stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of Covenant Common Stock and/or Covenant Preferred Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by a Covenant stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of Covenant Common Stock and/or Covenant Preferred Stock surrendered in exchange therefor were held by the Covenant stockholder, provided such shares of Covenant Common Stock and/or Covenant Preferred Stock were held as capital assets.
           (iv) Cash received by a holder of Covenant Common Stock and/or Covenant Preferred Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Covenant Common Stock and/or Covenant Preferred Stock allocable to the fractional share interest.
                                       29

     In addition, consummation of the Mergers is conditioned, among other things, upon receipt by FUNC and Covenant of an opinion of Sullivan & Cromwell dated as of the Effective Date, that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by Covenant stockholders who receive FUNC Common Shares solely in exchange for their shares of Covenant Common Stock and/or Covenant Preferred Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. FUNC and Covenant do not currently intend to waive the receipt of such tax opinion; however, if such tax opinion were waived and the material federal income tax consequences of the Corporate Merger were materially different from those summarized above, Covenant would resolicit its stockholders prior to consummating the Corporate Merger. The tax opinion of Sullivan & Cromwell summarized above is or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Corporate Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE CORPORATE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH COVENANT STOCKHOLDER AND OTHER FACTORS, EACH COVENANT STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CORPORATE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).
BUSINESS PENDING CONSUMMATION
     Covenant agreed in the Merger Agreement to conduct its business in the ordinary and usual course consistent with past practice and to refrain from taking certain actions relating to its operation pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation:
(i) paying any dividends, other than dividends on Covenant Preferred Stock at a quarterly rate not to exceed the rate provided for in the terms thereof, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business consistent with past practice; (iii) entering into any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Covenant, or granting any salary or wage increase or increasing any employee benefits (including incentive or bonus payments) except for normal individual increases in regular compensation in the ordinary course of business consistent with past practice; (iv) disposing of any material portion of its assets or acquiring any portion of the business or property of any other entity which is material to it; (v) changing its lending, investment, liability management or other material banking policies in any material respect; (vi) settling any claims involving any liability for money damages in an amount greater than $25,000 or restrictions on the operations of Covenant; (vii) entering into, terminating or changing any material agreements, except for those agreements entered into in the ordinary course of business consistent with past practices that are terminable by Covenant without penalty on not more than 60 days' prior written notice.
     Covenant also agreed in the Merger Agreement to make such modifications or changes to its accounting, loan, litigation and other reserve and real estate valuation policies and practices prior to the Effective Date, as may be mutually agreed upon between FUNC and Covenant.
     From time to time Covenant and its affiliates engage in transactions with FUNC and its affiliates in the ordinary course of business. It is anticipated that such transactions may increase as a result of the execution of the Merger Agreement.
REGULATORY APPROVALS
     Consummation of the Bank Merger is subject to receipt of the prior approval of the OCC under the Bank Merger Act, 12 U.S.C. (section mark)1828(c) (the "BMA") and the prior approval of the NJ Banking Department under New Jersey law. The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the OCC from approving the Bank Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
     In addition to receipt of the approvals necessary for consummation of the Bank Merger, consummation of the Corporate Merger also is subject to receipt of the prior approval of the Federal Reserve Board under the BHCA, or a waiver of such
                                       30
requirement in accordance with regulations adopted by the Federal Reserve Board under the BHCA, 12 C.F.R. (section mark)225.12(d). If an application is required under the BHCA, the Federal Reserve Board would consider whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. In addition, the Federal Reserve Board would be prohibited from approving an application if it finds that the proposed transaction (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
     Under both statutes, the relevant federal regulatory agency has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.
     The Mergers may not be consummated until the 15th day following the dates of each of the requisite approvals, during which period the United States Department of Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge such merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.
     Applications are expected to be filed in the near future pursuant to the BMA with the OCC and pursuant to state law with the NJ Banking Department. A request for a waiver pursuant to the BHCA also is expected to be filed shortly with the Federal Reserve Board.
     THE MERGERS WILL NOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS FOR BOTH THE CORPORATE MERGER AND THE BANK MERGER. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND IF THE MERGERS ARE APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER " -- CONDITIONS TO CONSUMMATION; TERMINATION". THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE CORPORATE MERGER OR THE BANK MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE OUTCOME THEREOF.
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Covenant; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the reasonable opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Mergers; (iv) receipt by FUNC and Covenant of the opinion of Sullivan & Cromwell dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by Covenant and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the receipt by FUNC of a letter from Covenant's independent certified public accountants, dated as of or shortly prior to the Effective Date, with respect to Covenant's financial position and results of operations; and (iii) the receipt by FUNC of an agreement from each "affiliate" of Covenant restricting the sale of FUNC Common Shares received by such affiliate in the Corporate Merger. See "RESALE OF FUNC COMMON SHARES".
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of Covenant, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date: (i) by mutual consent of FUNC and Covenant; or (ii) by either the Board of Directors of FUNC (the "FUNC Board") or the Covenant Board (a) if the stockholders of Covenant fail to approve the Merger Agreement or any required regulatory approval is denied, (b) in the event of a breach by the other party of any
                                       31
representation, warranty or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Corporate Merger is not consummated on or before June 30, 1998.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of Covenant, the consideration to be received by the stockholders of Covenant may not thereby be decreased.
ACCOUNTING TREATMENT
     It is expected that the purchase method of accounting will be used to reflect the Mergers upon consummation. As required by generally accepted accounting principles, under purchase accounting the assets and liabilities of Covenant as of the Effective Date will be recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the Mergers would reflect such values. Financial statements of FUNC for periods before consummation of the Mergers would not be restated to reflect Covenant's historical financial position or results of operations.
     It is expected that the pooling of interests method of accounting will be used to reflect the Signet Acquisition and the WFBS Acquisition. Under pooling of interests accounting, as of the effective date of an acquisition, the assets and liabilities of the acquired company are added to those of the acquiring company at their recorded book values, and the stockholders' equity accounts of the acquired company and the acquiring company are combined on the acquiring company's consolidated balance sheet. Depending on the relative significance of the acquisition, together with any other pending acquisitions, to the acquiring company, income and other financial statements of the acquiring company for periods ended prior to the effective date of the acquisition may be restated to reflect the consolidated combined financial position and results of operations as if such acquisition had taken place prior to the periods covered by such financial statements. Due to the relative significance of the Signet Acquisition to FUNC, it is currently expected that FUNC's financial statements will be restated as a result of the Signet Acquisition, but will not be restated as a result of the WFBS Acquisition.
     The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using purchase accounting to account for the Mergers and does not reflect the Other Pending Acquisitions or the restatement of FUNC's financial statements in connection with the Signet Acquisition. See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks".
     See "RECENT DEVELOPMENTS -- Signet Banking Corporation Acquisition",
" -- Wheat First Butcher Singer, Inc. Acquisition" and " -- FUNC Common Stock Offering".
EXPENSES; TERMINATION FEE
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and Covenant.
     FUNC shall be entitled to the Termination Fee of $3.5 million from Covenant following the occurrence of a Payment Event, provided FUNC shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence. FUNC's right to receive the Termination Fee shall terminate if any of the following occurs prior to a Payment Event: (i) the Effective Date; (ii) termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Preliminary Payment Event, except termination by FUNC due to a breach by Covenant; (iii) termination of the Merger Agreement following the occurrence of a Preliminary Payment Event and the passage of 18 months after such termination; or (iv) termination of the Merger Agreement by FUNC due to a breach by Covenant and the passage of 18 months after such termination.
     A Preliminary Payment Event refers to any of the following events or transactions occurring after the date of the Merger Agreement:
          (i) Covenant or Covenant Bank, without having received FUNC's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as hereinafter defined) with any person other than FUNC, or the
                                       32

     Covenant Board shall have recommended that the stockholders of Covenant approve or accept any Acquisition Transaction with any person other than FUNC. "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving Covenant or Covenant Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Covenant or Covenant Bank, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20 percent or more of the voting power of Covenant or Covenant Bank; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Covenant or Covenant Bank;
          (ii)(a) any person (other than FUNC) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20 percent or more of the outstanding shares of Covenant Common Stock, or (b) any group, other than a group of which FUNC is a member, shall have been formed that beneficially owns 20 percent or more of the shares of Covenant Common Stock then outstanding;
          (iii) any person other than FUNC shall have made a bona fide proposal to Covenant or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than FUNC shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to a tender offer or exchange offer to purchase any shares of Covenant Common Stock such that, upon consummation of such offer, such person would own or control 20 percent or more of the then outstanding shares of Covenant Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));
          (iv) after a proposal is made by a third party to Covenant or its stockholders to engage in an Acquisition Transaction, or such third party states its intentions to Covenant to make such a proposal if the Merger Agreement terminates, Covenant shall have knowingly breached any representation, covenant or obligation contained in the Merger Agreement and such breach would entitle FUNC to terminate the Merger Agreement (without regard to the cure period provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing consummation of the Corporate Merger); or
          (v) the holders of shares of Covenant Common Stock and Covenant Preferred Stock shall not have approved the Merger Agreement at the Special Meeting or the Special Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in each case after any person (other than FUNC) shall have (a) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, or
     (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer.
     The term "Payment Event" shall mean either of the following events or transactions occurring after the date of the Merger Agreement:
          (a) the acquisition by any person, other than FUNC, alone or together with such person's affiliates and associates, or any group, of beneficial ownership of 25 percent or more of the outstanding shares of Covenant Common Stock; or
          (b) the occurrence of a Preliminary Payment Event described in (x) clause (i) above, except that the percentage referred therein shall be 25 percent, or (y) clause (v) above.
     The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement relating to the Termination Fee. NO DISSENTERS' RIGHTS
     Pursuant to the NJBCA, holders of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock do not have dissenters' or appraisal rights in connection with the proposal to approve the Merger Agreement because the FUNC Common Shares to be issued to Covenant stockholders upon consummation of the Corporate Merger will be listed on the NYSE and FUNC has at least 1,000 record stockholders. See " -- Conditions to Consummation; Termination" and "CERTAIN DIFFERENCES IN THE RIGHTS OF COVENANT AND FUNC STOCKHOLDERS -- Dissenters' Rights".
                                       33

MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape (trading symbol, FTU), with respect to each quarterly period since January 1, 1995; (ii) the high and low last reported sale prices per share of Covenant Common Stock on the Nasdaq National Market (trading symbol, CNSK) with respect to the period from June 13, 1997; (iii) the high and low last reported sale prices per share of Covenant Bank common stock on the Nasdaq National Market (trading symbol, CNSK) prior to June 13, 1997; (iv) the high and low last reported sale prices per share of Covenant Series A Preferred Stock (Covenant Bank Series A 6% convertible non-cumulative preferred stock ("Covenant Bank Series A Preferred Stock") prior to June 13, 1997) on the Nasdaq Small-Cap Market (trading symbol, CNSKP) since January 1, 1995; (v) the high and low last reported sales prices per share of Covenant Series B Preferred Stock (Covenant Bank Series B 6% convertible non-cumulative preferred stock ("Covenant Bank Series B Preferred Stock") prior to June 13, 1997) on the Nasdaq Small-Cap Market (trading symbol, CNSKO) since June 30, 1995; (vi) the equivalent pro forma market values per share of Covenant Common Stock, based on the Common Stock Exchange Ratio; (vii) the equivalent pro forma market values per share of Covenant Series A Preferred Stock, based on the Series A Exchange Ratio; and (viii) the equivalent pro forma market values per share of Covenant Series B Preferred Stock, based on the Series B Exchange Ratio. The following Covenant Common Stock and Covenant Bank common stock prices have been adjusted to reflect all stock dividends issued by Covenant and Covenant Bank on such stock. See " -- Dividends". A subsidiary of WFBS is a market maker in Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock, and acted as a market maker in Covenant Bank common stock, Covenant Bank Series A Preferred Stock and Covenant Bank Series B Preferred Stock. See "RECENT DEVELOPMENTS -- Wheat First Butcher Singer, Inc. Acquisition".

                                                                 FUNC                                 COVENANT
                                                             COMMON STOCK                           COMMON STOCK
                                                       HIGH                 LOW                HIGH               LOW
1995
First quarter...................................   $      22 1/2             20 5/8                  9              7 1/2
Second quarter..................................          24 7/8             21 3/8              8 3/4              7 1/2
Third quarter...................................          25 5/8             22 5/8              9 3/8              8 1/4
Fourth quarter..................................          29 3/8             24 3/4             12 3/8              8 3/4
1996
First quarter...................................          31 3/8             25 3/4             11 1/2             10 7/8
Second quarter..................................          32 1/4             28 3/4             11 3/4             11 1/4
Third quarter...................................          33 7/8             30 1/2             12 7/8             11 1/4
Fourth quarter..................................          38 1/2             33 1/2             14 3/4                 12
1997
First quarter...................................          47 3/4             36 5/8             13 7/8             12 3/8
Second quarter..................................          47 7/8             39 1/8             18 1/4             13 3/8
Third quarter...................................        50 11/16             45 7/8                 21                 17
Fourth quarter (through October   , 1997).......   $
                                                      EQUIVALENT PRO FORMA
                                                      PER SHARE OF COVENANT
                                                        COMMON STOCK (1)
                                                     HIGH               LOW
1995
First quarter...................................       8 1/2              7 3/4
Second quarter..................................       9 3/8              8 1/8
Third quarter...................................       9 3/4              8 5/8
Fourth quarter..................................      11 1/8              9 3/8
1996
First quarter...................................      11 7/8              9 3/4
Second quarter..................................      12 1/4             10 7/8
Third quarter...................................      12 7/8             11 5/8
Fourth quarter..................................      14 5/8             12 3/4
1997
First quarter...................................      18 1/8             13 7/8
Second quarter..................................      18 1/4             14 7/8
Third quarter...................................      19 1/4             17 3/8
Fourth quarter (through October   , 1997).......

                                                                    EQUIVALENT PRO FORMA
                                                                    PER SHARE OF COVENANT
                                    COVENANT                                                                    COVENANT
                                    SERIES A                         SERIES A PREFERRED                         SERIES B
                                PREFERRED STOCK                           STOCK (1)                          PREFERRED STOCK
                            HIGH                LOW                HIGH               LOW                HIGH               LOW
1995
First quarter.........   $    39 1/8             35 3/8                 34             31 1/4             --                 --
Second quarter........        37 5/8                 34             37 5/8             32 3/8             --                 --
Third quarter.........        38 1/4             35 1/8             38 3/4             34 1/4             37 5/8             31 1/2
Fourth quarter........        40 1/8             42 3/8             44 1/2             37 1/2             38 7/8             34 3/8
1996
First quarter.........        48 1/8             48 1/8             47 1/2                 39             43 1/2             38 7/8
Second quarter........        46 1/4             46 1/4             48 7/8             43 1/2             41 7/8             37 3/8
Third quarter.........            49             47 3/8             51 1/4             46 1/8             40 3/4             38 1/2
Fourth quarter........        49 7/8             49 7/8             58 1/4             50 3/4             43 5/8             39 1/2
1997
First quarter.........        49 7/8             49 7/8             72 3/8             55 1/2             43 5/8             39 1/2
Second quarter........            48                 48             72 1/2             59 1/4                 42                 38
Third quarter.........            76                 70             76 3/4             69 1/2             57 1/2                 55
Fourth quarter
  (through
  October   , 1997)...   $
                            EQUIVALENT PRO FORMA
                            PER SHARE OF COVENANT
                             SERIES B PREFERRED
                                  STOCK (1)
                           HIGH               LOW
1995
First quarter.........      --                 --
Second quarter........      --                 --
Third quarter.........      30 5/8             27 1/8
Fourth quarter........      35 1/8             29 5/8
1996
First quarter.........      37 5/8             30 7/8
Second quarter........      38 5/8             34 3/8
Third quarter.........      40 5/8             36 1/2
Fourth quarter........      46 1/8             40 1/8
1997
First quarter.........      57 1/4             43 7/8
Second quarter........      57 3/8             46 7/8
Third quarter.........      60 3/4                 55
Fourth quarter
  (through
  October   , 1997)...

(1) Equivalent pro forma market values per share of Covenant Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by the Common Stock Exchange Ratio, rounded down to the nearest one-eighth. Equivalent pro forma market values per share of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by the Series A Exchange Ratio, with respect to the Covenant Series A Preferred Stock, and the Series B Exchange Ratio, with respect to the Covenant Series B Preferred Stock.
     On August 4, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock on the NYSE Tape, Covenant Common Stock on the Nasdaq National Market, and Covenant Series A Preferred Stock and Covenant Series B Preferred Stock on the Nasdaq Small-Cap Market were $49.50, $21.00, $76.00 and
$59.80, respectively. On October   , 1997, such prices were $     , $     ,
$
and $     , respectively. Covenant stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Corporate Merger that the FUNC Common Shares be authorized for listing on the NYSE effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
     See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks".
                                       35

DIVIDENDS
     The following table sets forth the cash dividends paid or declared on FUNC Common Stock with respect to each quarterly period since January 1, 1995, Covenant Series A Preferred Stock (Covenant Bank Series A Preferred Stock prior to June 13, 1997) with respect to each quarterly period since January 1, 1995, and Covenant Series B Preferred Stock (Covenant Bank Series B Preferred Stock prior to June 13, 1997) with respect to the period from June 30, 1995, and the equivalent pro forma cash dividends paid per share of Covenant Common Stock, Covenant Series A Preferred Stock and Covenant Series B Preferred Stock, based on the Common Stock Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio, respectively. Neither Covenant nor Covenant Bank paid any cash dividends on Covenant Common Stock or Covenant Bank common stock during such periods. Covenant issued a four percent stock dividend on Covenant Common Stock on July 14, 1997, and Covenant Bank issued (i) a four percent stock dividend on Covenant Bank common stock on each of June 15, 1996 and June 15, 1995, and (ii) a six percent stock dividend on Covenant Bank common stock on each of December 16, 1996 and December 15, 1995.

                                         EQUIVALENT                                EQUIVALENT
                                         PRO FORMA                                  PRO FORMA
                   FUNC    COVENANT     PER SHARE OF          COVENANT            PER SHARE OF            COVENANT
                  COMMON    COMMON        COVENANT            SERIES A          COVENANT SERIES A         SERIES B
                  STOCK     STOCK     COMMON STOCK (1)   PREFERRED STOCK (2)   PREFERRED STOCK (1)   PREFERRED STOCK (2)
1995
First quarter...  $0.23         --          0.085               0.375                 0.350                    --
Second
quarter.........   0.23         --          0.085               0.375                 0.350                    --
Third quarter...   0.26         --          0.100               0.375                 0.395                 0.375
Fourth
quarter.........   0.26         --          0.100               0.375                 0.395                 0.375
1996
First quarter...   0.26         --          0.100               0.375                 0.395                 0.375
Second
quarter.........   0.26         --          0.100               0.375                 0.395                 0.375
Third quarter...   0.29         --          0.110               0.375                 0.440                 0.375
Fourth
quarter.........   0.29         --          0.110               0.375                 0.440                 0.375
1997
First quarter...   0.29         --          0.110               0.375                 0.440                 0.375
Second
quarter.........   0.29         --          0.110               0.375                 0.440                 0.375
Third quarter...  $0.32         --          0.120               0.375                 0.485                 0.375
                      EQUIVALENT
                       PRO FORMA
                     PER SHARE OF
                   COVENANT SERIES B
                  PREFERRED STOCK (1)
1995
First quarter...            --
Second
quarter.........            --
Third quarter...         0.310
Fourth
quarter.........         0.310
1996
First quarter...         0.310
Second
quarter.........         0.310
Third quarter...         0.350
Fourth
quarter.........         0.350
1997
First quarter...         0.350
Second
quarter.........         0.350
Third quarter...         0.385

(1) Equivalent pro forma cash dividends paid per share of Covenant Common Stock amounts represent FUNC historical dividend rates per share multiplied by the Common Stock Exchange Ratio, rounded to the nearest one-half cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.32 per share paid on September 15, 1997, is $1.28. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Covenant Common Stock would be $.49, based on the Common Stock Exchange Ratio, rounded to the nearest cent. Any future FUNC and Covenant dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors. Holders of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock currently are entitled to receive, when and as declared by the Covenant Board, preferred dividends at the annual rate of $1.50 per share. The equivalent pro forma cash dividends paid per share of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by the Series A Exchange Ratio, with respect to the Covenant Series A Preferred Stock, and the Series B Exchange Ratio, with respect to the Covenant Series B Preferred Stock, in each case rounded to the nearest cent. On an equivalent pro forma basis, the current annualized FUNC dividend per share of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock would be $1.94 and $1.54, respectively, which amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by the Series A Exchange Ratio, with respect to the Covenant Series A Preferred Stock, and the Series B Exchange Ratio, with respect to the Covenant Series B Preferred Stock, in each case rounded to the nearest cent.
(2) Assuming the Corporate Merger is consummated after December 31, 1997, which is currently anticipated, it is currently expected that a dividend on the Covenant Series A Preferred Stock and the Covenant Series B Preferred Stock in the amount of $.375 per share will be paid on January 14, 1998, to holders of record on December 31, 1997. Such dividend would be paid to holders of shares of Covenant Series A Preferred Stock notwithstanding the conversion of such shares into shares of Covenant Common Stock on December 31, 1997.
     See " -- Effective Date" and " -- Business Pending Consummation",
"FUNC -- Certain Regulatory Considerations; PAYMENTS OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       36

                                    COVENANT
GENERAL
     Financial and other information relating to Covenant, including certain information about Covenant's directors and executive officers, is set forth in Covenant Bank's 1996 Annual Report on Form F-2, as amended, and Covenant's Second Quarter Report on Form 10-Q/A, copies of which are included in ANNEX A to this Prospectus/Proxy Statement.
HISTORY AND BUSINESS
     Covenant is a bank holding company registered under the BHCA. It was organized under the laws of the State of New Jersey on February 13, 1997, and became a bank holding company on June 13, 1997, through the consummation of a plan of acquisition between Covenant and Covenant Bank, pursuant to which Covenant Bank became a wholly-owned subsidiary of Covenant. In connection with such acquisition, each outstanding share of common stock and preferred stock of Covenant Bank was exchanged for a share of Covenant Common Stock and Covenant Preferred Stock.
     Covenant Bank commenced operations in September 1988 as a savings bank chartered under the laws of the State of New Jersey. Effective January 1, 1997, Covenant Bank converted its charter to a commercial bank under the laws of the State of New Jersey. Covenant's market focus is southern New Jersey, where it offers, through its 17 personal financial centers, a broad range of lending, depository and related financial services to individual consumers, businesses and governmental units.
     The lending function is Covenant's principal business activity, and it is its continuing policy to serve as a reliable source of credit for a diverse customer base. Commercial credit services offered by Covenant include short- and medium-term loans, lines of credit, certain types of asset-based lending, real estate construction loans and commercial mortgage loans. Consumer credit services include secured and unsecured loans, installment loans, mortgage loans and home equity loans. Covenant offers the customary range of retail and commercial deposit services. Personal accounts include checking accounts, NOW accounts, money market accounts, savings accounts, IRAs, and both retail and wholesale certificates of deposit. For commercial clients, Covenant also offers cash management accounts with an automatic investment feature, and escrow management and lockbox payment processing services.
     In June 1993, Covenant acquired New Jersey Savings & Loan Association, with three offices in Waterford Township, Sicklerville and Voorhees, New Jersey, and in September 1994, Covenant acquired Landis Savings Bank, S.L.A., with an office in Vineland, New Jersey. In addition, in September 1996, Covenant acquired 1st Southern State Bank, adding three personal financial centers in Avalon, Cape May and Sea Isle City, New Jersey.
                                       37

                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1996 Annual Report on Form 10-K, 1997 First and Second Quarter Reports on Form 10-Q, 1997 Annual Meeting Proxy Statement and 1997 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank, headquartered in Charlotte, North Carolina and formerly named First Union National Bank of North Carolina ("FUNB-NC"), and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to FUNB's operations in New Jersey, New York, and Pennsylvania, FUNC also owns banks conducting operations in Connecticut, Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, home equity lending, credit cards, leasing, investment banking, insurance and securities' brokerage services, through other subsidiaries. See " -- Certain Regulatory Considerations; INTERSTATE BANKING AND BRANCHING LEGISLATION".
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, FUNC has completed 72 banking-related acquisitions, and currently has pending three banking-related acquisitions (including Covenant), including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table. See "RECENT DEVELOPMENTS -- Signet Banking Corporation Acquisition" and " -- Wheat First Butcher Singer, Inc. Acquisition".

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings of Florida, F.S.B...........   Florida              3.6 billion    common stock/purchase       July 1995
FFB..........................................   New Jersey,
                                                Pennsylvania        35.3 billion    common stock and            January 1996
                                                                                    preferred stock/pooling
Center Financial Corporation.................   Connecticut       $  4.0 billion    common stock/purchase       November 1996
Signet.......................................   Virginia          $ 11.9 billion    common stock/pooling        pending

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits
                                       38
    acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, FUNC acquired (i) Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994, and (ii) Keystone Investments, Inc., a mutual fund advisory company with approximately $11.6 billion in assets under management, in December 1996. Since such assets are not owned by these mutual advisory companies, they are not reflected on FUNC's balance sheet.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See "RECENT DEVELOPMENTS".
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL
     As a bank holding company, FUNC is subject to regulation under the BHCA and to its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of, or a waiver of the requirement for such approval by, the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OCC and the FDIC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     In addition to its national bank subsidiaries, FUNC has one state-chartered bank subsidiary which is subject to dividend limitations under applicable state laws.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of June 30, 1997, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $717 million to FUNC. In the first six months of 1997, FUNC's subsidiaries paid $603 million in cash dividends to FUNC. In addition, the corporate reorganization of FUNC's subsidiary banks in Georgia and Florida into FUNB-NC on June 5, 1997, resulted in a reduction of capital in the amount of $400 million, which was paid to FUNC.
     In addition, FUNC and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of a national bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to FUNC's national bank subsidiaries) and the
                                       39

FDIC (the appropriate agency with respect to FUNC's state-chartered bank subsidiary) have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS; ETC.
     There are also various legal restrictions on the extent to which each of FUNC and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
     The Federal Deposit Insurance Act, as amended (the "FDIA") imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary banks, for certain potential losses of the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency.
     Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  CAPITAL ADEQUACY
     The Federal Reserve Board, the FDIC and the OCC have adopted substantially similar risk-based and leverage capital guidelines for United States banking organizations. Under these risked-based capital standards, the minimum consolidated ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common stockholder's equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital"). At June 30, 1997, FUNC's tier 1 and total capital ratios were 7.55 percent and 12.64 percent, respectively. On an FUNC and Covenant combined basis, such ratios at June 30, 1997, would have been 7.48 percent and
12.56 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at June 30, 1997, was 6.23 percent. On an FUNC and Covenant combined basis, such ratio at June 30, 1997, would have been 6.17 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.47 percent as of June 30, 1997. The federal banking agencies have not advised any of the subsidiary banks of any specific minimum leverage ratio applicable to it.
                                       40

  PROMPT CORRECTIVE ACTION
     The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDIA establishes five capital tiers:
"well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be
(i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 1997, all of FUNC's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.
     The FDIA generally prohibits a FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.
  DEPOSITOR PREFERENCE STATUTE
     Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. In addition, a bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO interstate branching. It was pursuant to authority from IBBEA that FUNB-NC completed corporate reorganizations in June and July 1997 (I.E., FUNC's commercial banking subsidiaries operating in Florida, Georgia, South Carolina, Tennessee, Virginia, Maryland, Connecticut and Washington, D.C. were merged into FUNB-NC). In addition, FUNB, which conducts
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banking operations in New Jersey, New York and Pennsylvania, is to be merged with FUNB-NC in February 1998, pending regulatory approval.
  FDIC INSURANCE ASSESSMENTS; DIFA
     Effective January 1, 1996, the FDIC reduced the insurance premiums it currently charges on bank deposits insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000 for "well capitalized" banks. The Deposit Insurance Funds Act of 1996, which was enacted on September 30, 1996 ("DIFA"), reduced the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks and insured by SAIF to the same levels assessed for deposits insured by BIF. DIFA also provided for a special one-time assessment imposed on deposits insured by SAIF, including such deposits held by banks, to bring the SAIF up to statutorily required levels. FUNC accrued for the one-time assessment in the third quarter of 1996 in the amount of $86 million after tax in connection with the SAIF recapitalization.
     DIFA further provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF, and continues the assessments currently imposed on depository institutions with respect to SAIF-insured deposits, to pay for the cost of Financing Corporation funding.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of September 30, 1997, there were 568,296,416 shares of FUNC Common Stock, no shares of FUNC Preferred Stock and no shares of FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series, and with respect to any series, the FUNC Board, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the FUNC Board out of funds legally available therefor, and in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".
     Pursuant to an indenture dated as of November 27, 1996, between FUNC and Wilmington Trust Company, as trustee, under which certain of FUNC's outstanding junior subordinated debt securities have been issued, FUNC has covenanted that it generally will not declare or pay any dividends or distributions on, or redeem, repurchase, acquire or make a liquidation payment with respect to, any of FUNC's capital stock, including FUNC Common Stock, FUNC Preferred Stock and FUNC Class A Preferred Stock if, at such time, certain defaults have occurred under such indenture or a related guarantee of FUNC or FUNC shall have exercised its rights under such indenture to defer interest payments on the securities issued thereunder.
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the FUNC Common Shares issuable to the stockholders of Covenant upon consummation of the Corporate Merger will, upon issuance, be fully paid and nonassessable.
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FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. Subject to the foregoing and to the terms of any particular series of FUNC Class A Preferred Stock, each series of FUNC Class A Preferred Stock may vary as to priority.
FUNC RIGHTS PLAN
     Each outstanding share of FUNC Common Stock currently has attached to it one right (an "FUNC Right") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Accordingly, in the Corporate Merger, holders of Covenant Common Stock and Covenant Preferred Stock would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of Covenant Common Stock and Covenant Preferred Stock would receive separate certificates with respect to such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $105.00 (as adjusted to reflect the FUNC Stock Split), subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to "control" FUNC within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement by FUNC that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control-based test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC has agreed to take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the FUNC Board may, at its option, at any time after a Flip-in Date, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the FUNC Board (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the
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Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common
Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute for each such share of FUNC Common Stock one one-hundredth of a share of junior participating FUNC Class A Preferred Stock.
     The FUNC Rights may be canceled and terminated without any payment to holders thereof at any time prior to the date that they become exercisable and are redeemable by FUNC at $.01 per FUNC Right, subject to adjustment upon the occurrence of certain events, at any date between the date on which they become exercisable and the Flip-In Date. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the FUNC Board. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank, Two First Union Center, Charlotte, North Carolina 28288-1154.
OTHER PROVISIONS
     The FUNC Articles and the FUNC Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC. These include provisions in the FUNC Articles: (i) classifying the FUNC Board into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the FUNC Board to fix the size of the FUNC Board between nine and 30 directors; (iii) authorizing directors to fill vacancies on the FUNC Board that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the FUNC Board, the Chairman of the FUNC Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
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     In addition to the foregoing, in certain instances the ability of the FUNC
Board to issue authorized but theretofore unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could (i) result in FUNC being less attractive to a potential acquiror, or (ii) result in FUNC stockholders receiving less for their shares of FUNC Common Stock than otherwise might be available in the event of a take over attempt.
      CERTAIN DIFFERENCES IN THE RIGHTS OF COVENANT AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the NCBCA, and Covenant is a New Jersey corporation subject to the provisions of the NJBCA. Stockholders of Covenant will, upon consummation of the Corporate Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the FUNC Articles and the FUNC Bylaws, in addition to the NCBCA.
     Set forth below are the material differences between the rights of a Covenant stockholder under the NJBCA, the Covenant Certificate and the Covenant Bylaws, on the one hand, and the rights of an FUNC stockholder under the NCBCA, the FUNC Articles and the FUNC Bylaws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the charter and bylaws of each corporation. AUTHORIZED CAPITAL
     COVENANT. Covenant has authority to issue 25,000,000 shares of Covenant Common Stock and 1,000,000 shares of Covenant Preferred Stock. Such shares of Covenant Preferred Stock are issuable from time to time in one or more series and, with respect to any such series, the Covenant Board is authorized to establish such voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, dividend rate and other special rights as the Covenant Board may determine. Pursuant to such authority, 138,300 shares have been designated as Covenant Series A Preferred Stock and 161,700 shares have been designated as Covenant Series B Preferred Stock. Each share of Covenant Series A Preferred Stock and Covenant Series B Preferred Stock is entitled to receive, when and as declared by the Covenant Board, non-cumulative dividends at the annual rate of $1.50 per share. Covenant Series A Preferred Stock and Covenant Series B Preferred Stock rank prior to Covenant Common Stock and on a parity basis with each other with respect to the right to receive dividends and/or the right to receive payments out of the net assets of Covenant upon any involuntary or voluntary liquidation, dissolution or winding up of Covenant, and have no voting rights, except as may be otherwise required by law. Each outstanding share of Covenant Series A Preferred Stock will automatically be converted into 3.976 shares of Covenant Common Stock on December 31, 1997, if the Corporate Merger is not consummated by such date, and each outstanding share of Covenant Series B Preferred Stock would, absent the Corporate Merger, automatically be converted into 3.147 shares of Covenant Common Stock on June 30, 2000. See "THE MERGERS -- General; Exchange Ratios" and " -- Exchange of Covenant Certificates".
     As of the Record Date, Covenant had outstanding 3,057,332 shares of Covenant Common Stock, 138,300 shares of Covenant Series A Preferred Stock and 161,700 shares of Covenant Series B Preferred Stock.
     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS
     COVENANT. Pursuant to the NJBCA, an amendment of the provisions of the Covenant Certificate requires the approval of the Covenant Board and the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, if a quorum exists. Pursuant to the NJBCA, under certain circumstances, the approval of the holders of a majority of the outstanding shares of a series of Covenant Preferred Stock may also be required to amend the Covenant Certificate. In accordance with the NJBCA and the Covenant Bylaws, the provisions of the Covenant Bylaws generally may be amended, added to or repealed in whole or in part (i) by the vote of the stockholders at a meeting, or (ii) by vote of a majority of the entire Covenant Board.
     FUNC. Under North Carolina law, an amendment to the FUNC Articles generally requires the recommendation of the FUNC Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the FUNC Board may condition
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
its submission of the proposed amendment on any basis. An amendment to the bylaws of FUNC generally requires the approval of either the stockholders or the FUNC Board. The FUNC Board generally may not amend any bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the FUNC Articles or the FUNC Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     COVENANT. Under the NJBCA, subject to any provisions contained in a New Jersey corporation's certificate of incorporation, the corporation's bylaws must specify the number of directors or provide that the number of directors not be less than a stated minimum or more than a stated maximum. The Covenant Bylaws provides that the total number of directors will be established by the Covenant Board and shall be not less than one or more than 25. Covenant currently has ten directors. As permitted by the NJBCA, the Covenant Board is divided into three classes, each as nearly as possible equal in number, with one class being elected annually for staggered three-year terms.
     FUNC. The size of the FUNC Board is determined by the affirmative vote of a majority of the FUNC Board, provided that the FUNC Board may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 29. The FUNC Board is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See "DESCRIPTION OF FUNC CAPITAL STOCK".
REMOVAL OF DIRECTORS
     COVENANT. In accordance with the NJBCA, the Covenant Certificate and the Covenant Bylaws, directors of Covenant may be removed by the stockholders of Covenant for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. The Covenant Board also may remove any director for cause.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     COVENANT. The Covenant Certificate provides for the elimination of personal liability of each director and officer of Covenant for a breach of fiduciary duty as a director or officer, as the case may be. The NJBCA does not presently permit the elimination of such liability with respect to an act or omission (i) in breach of such person's duty of loyalty to the corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law, or
(iii) resulting in receipt of an improper personal benefit.
     FUNC. The FUNC Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.
DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     COVENANT. The NJBCA generally permits transactions between a New Jersey corporation and one of its directors or a corporation in which one of its directors is interested if: (i) the contract or other transaction is fair and reasonable as to the corporation at the time it is authorized, approved or ratified; (ii) the common directorship or interest is disclosed or known to the board or committee and the board or committee approves, authorizes or ratifies the contract or transaction by unanimous written consent, provided at least one director consenting is disinterested, or by the affirmative vote of a majority of the disinterested directors even though less than a quorum; or (iii) the common directorship or interest is disclosed or known to the stockholders, and they authorize, approve or ratify the contract or transaction. Under the NJBCA, a New Jersey corporation may loan money to, or guarantee the obligation of, a director if, in the judgment of the board, such action may reasonably be expected to benefit the corporation.
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     FUNC. North Carolina law generally permits transactions involving a North
Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
STOCKHOLDER MEETINGS
     COVENANT. Special meetings of stockholders may be called by the chief executive officer, the president or the Covenant Board, and must be called by Covenant upon the written application by the holder or holders of a majority of all stock entitled to vote on the matter or matters to be considered at the meeting. In addition, a court may order a special meeting upon the application of the holders of not less than 10 percent of all shares entitled to vote at a meeting.
     Holders of shares of Covenant Common Stock vote on all matters submitted to a vote of stockholders, with each share of Covenant Common Stock being entitled to one vote. In addition, in certain circumstances, holders of Covenant Common Stock and each of the series of Covenant Preferred Stock are entitled to vote as a class with respect to certain matters. Except as provided in the NJBCA, a majority of the votes cast is generally required for action by the stockholders of Covenant, provided that a quorum is present. In general, the holders of shares entitled to cast a majority of the votes at a Covenant stockholder meeting will constitute a quorum.
     Pursuant to the NJBCA and the Covenant Certificate, Covenant stockholders may take any action by written consent or without a meeting only upon the unanimous written consent of all stockholders.
     FUNC. A special meeting of stockholders may be called for any purpose only by the FUNC Board, by the Chairman of the FUNC Board or the President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in the FUNC Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC.
DIRECTOR NOMINATIONS
     COVENANT. Covenant does not have a provision in the Covenant Certificate or Covenant Bylaws relating to director nominations.
     FUNC. The FUNC Bylaws establish procedures that must be followed for stockholders to nominate persons for election to the FUNC Board. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC Common Stock owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the FUNC Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
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STOCKHOLDER PROPOSALS
     COVENANT. Covenant does not have a provision in the Covenant Certificate or Covenant Bylaws relating to stockholder proposals at annual meetings of stockholders. However, pursuant to the NJBCA, only those matters specified in the notice of meeting to stockholders may be submitted to a vote of the stockholders at an annual or special meeting of stockholders.
     FUNC. The FUNC Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the FUNC Bylaws, and the defective proposal will not be submitted to the meeting for a vote of the stockholders. STOCKHOLDER PROTECTION RIGHTS PLANS
     COVENANT. Covenant does not have a stockholder rights plan.
     FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     COVENANT. Under the NJBCA, any stockholder who has been a stockholder for at least six months or who holds, or is authorized by persons who hold, at least five percent of the outstanding shares of any class or series of stock of Covenant has the right, for any proper purpose, to inspect the minutes of the proceedings of Covenant stockholders and record of stockholders. Upon establishing a proper purpose and receiving a court order, a stockholder may examine the books and records of account, minutes and record of stockholders of Covenant.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list. Such list must be available at the stockholders' meeting, and any stockholder, his agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     COVENANT. Under the Covenant Certificate and the NJBCA, absent circumstances described below under " -- Anti-Takeover Provisions", consummation of a merger or consolidation involving Covenant requires the approval of the Covenant Board and the affirmative vote of at least 80 percent of the outstanding shares of Covenant Common Stock, unless such transaction has been approved by a majority of the independent members of the Covenant Board. If so approved by such
                                       48
independent members, such a transaction would require the affirmative vote of a majority of the votes cast by the holders of Covenant Common Stock entitled to vote thereon. Under certain circumstances under the NJBCA, certain actions will require a class vote of the holders of each series of Covenant Preferred Stock.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the FUNC Board, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the FUNC Board recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a majority of the outstanding shares. In accordance with North Carolina law, the submission by the FUNC Board of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) the FUNC Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the FUNC Board, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
ANTI-TAKEOVER PROVISIONS
     COVENANT. The NJBCA provides that no publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the NJBCA) with any "interested stockholder" (generally, a ten percent or greater stockholder) of such corporation for a period of five years following such interested stockholder's stock acquisition unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as Covenant, cannot opt out of the foregoing provisions of the NJBCA.
     In addition to the foregoing, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the board of directors of such corporation prior to the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by that interested stockholder.
     Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to the effects of any action on stockholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers; (ii) the effects of the action on the community in which the corporation operates; and (iii) the long-term as well as the short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation,
                                       49
it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding, such proposal or offer.
     The existence of the foregoing provisions could (i) result in Covenant being less attractive to a potential acquiror, and (ii) result in Covenant stockholders receiving less for their shares of Covenant Common Stock and Covenant Preferred Stock than otherwise might be available in the event of a takeover attempt.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.
DISSENTERS' RIGHTS
     COVENANT. The NJBCA generally provides for dissenters' rights in connection with any merger or consolidation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or ordinary course of business. A stockholder of a corporation may also dissent from any acquisition of shares owned by such stockholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. However, no such rights exist with respect to (i) any class or series of shares that is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the stockholders entitled to vote on the transaction, or generally, (ii) any transaction in connection with which the stockholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (c) cash and such securities. Any stockholder that perfects dissenters' rights under the NJBCA is entitled to receive the "fair value" of such shares as determined either by agreement between such stockholder and the corporation or by a court of competent jurisdiction.
     As described under "THE MERGER -- No Dissenters' Rights", holders of Covenant Common Stock and Covenant Preferred Stock do not have dissenters' or appraisal rights in connection with the proposal to approve the Merger Agreement because the FUNC Common Shares to be issued to Covenant stockholders upon consummation of the Corporate Merger will be listed on the NYSE and FUNC has at least 1,000 record stockholders.
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     COVENANT. Under the NJBCA, a corporation may pay dividends or purchase, redeem or otherwise acquire its own shares unless, after giving effect thereto,
(i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the corporation's total assets would be less than its total liabilities.
     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       50

VOLUNTARY DISSOLUTION
     COVENANT. Under the NJBCA, Covenant may be dissolved upon the consent of all of its stockholders entitled to vote thereon or, alternatively, if the Covenant Board recommends that Covenant be dissolved and directs that the question be submitted to a vote at a meeting of stockholders, Covenant may be dissolved upon the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon and, if any class or series of securities of Covenant is entitled to vote as a class, upon the affirmative vote of a majority of the votes cast by each such class.
     FUNC. North Carolina law provides that FUNC may be dissolved if the FUNC Board proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the FUNC Board may condition its submission of a proposal for dissolution on any basis.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of Covenant Common Stock and Covenant Preferred Stock who receive such shares following consummation of the Corporate Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of Covenant or FUNC. It is a condition to consummation of the Mergers that each holder of Covenant Common Stock and Covenant Preferred Stock who is deemed by Covenant to be an affiliate has entered into an agreement with FUNC providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such affiliate in the Corporate Merger except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of Covenant.
                         VALIDITY OF FUNC COMMON SHARES
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
                                    EXPERTS
     The statement of financial condition of Covenant Bank as of December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended have been audited by KPMG Peat Marwick LLP. KPMG Peat Marwick LLP has also audited Covenant Bank's statement of financial condition as of December 31, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended, prior to their restatement for the 1996 pooling of interests merger with 1st Southern State Bank. Coopers & Lybrand L.L.P. audited Covenant Bank's statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1994, prior to their restatement for the 1996 pooling of interests merger with 1st Southern State Bank. Moore, Costello & Co. (formerly Moore & Fitzpatrick, LLC) audited 1st Southern State Bank's statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, such statements of which have been included in the 1995 and 1994 restated financial statements of Covenant Bank. The combination of the statement of financial condition as of December 31, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1994, after restatement for the 1996 pooling of interests, have been audited by KPMG Peat Marwick LLP. The aforementioned financial statements of Covenant Bank have been included herein in reliance upon the separate reports of KPMG Peat Marwick LLP, Coopers & Lybrand L.L.P and Moore & Fitzpatrick, LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, included in FUNC's 1996 Annual Report to Stockholders, which is incorporated by reference in FUNC's 1996 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
                                       51

                                                                         ANNEX A

                               AMENDMENT NO. 2 TO

                                    FORM F-2

                       ANNUAL REPORT UNDER SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                           FDIC CERTIFICATE NO. 27339

                                 COVENANT BANK

                  (Exact name of bank as specified in charter)

                                   NEW JERSEY

                        (State or other jurisdiction of
                         incorporation or organization)

                                   22-2890624

                       (IRS Employer Identification No.)

                             18 KINGS HIGHWAY WEST
                             HADDONFIELD, NJ 08033

                         (Address of principal office)

                                 (609) 428-7300

                 (Bank's telephone number, including area code)

             SECURITIES REGISTERED UNDER SECTION 12(B) OF THE ACT:

             SECURITIES REGISTERED UNDER SECTION 12(G) OF THE ACT:

Title of Class:     Common Stock, par value $5.00 per share; Series A 6%
                    Convertible Non-Cumulative Preferred Stock, par value $25.00 per share; and Series B 6% Convertible Non-Cumulative
                    Preferred Stock, par value $25.00 per share

     Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of bank's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form F-2 or any amendment of this Form F-2. [X]

     Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

     The aggregate market value of the voting stock held by non-affiliates of the registrant based on the closing sales price on March 10, 1997 was approximately $36,074,673.

     The number of shares of Common Stock outstanding on March 10, 1997 was 2,936,480.

                      DOCUMENTS INCORPORATED BY REFERENCE

     1. Definitive Proxy Statement for the 1997 Annual Shareholders' Meeting, portions of which are incorporated by reference in this Report.

                                     PART I

ITEM 1 -- BUSINESS

  GENERAL.

     Covenant Bank ("Covenant" or "the Bank") is a bank organized under the laws of the State of New Jersey. Covenant's market focus is southern New Jersey. Covenant offers a broad range of lending, depository and related financial services to individual consumers, businesses and governmental units. Covenant is a member of the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). As a state-chartered bank, Covenant is subject to extensive regulation and supervision by the New Jersey Department of Banking (the "Department of Banking") under New Jersey law and by the FDIC under federal law. See "Supervision and Regulation."

     Since commencing operations in September, 1988 with a single office in Haddonfield, New Jersey, Covenant has grown through acquisitions and internal growth to approximately $415 million in assets and 15 personal financial centers throughout the southern New Jersey market place as of December 31, 1996. In March 1997, Covenant opened an additional personal financial center in Cherry Hill, New Jersey. Covenant acquired New Jersey Savings & Loan Association, with three offices in Waterford Township, Sicklerville and Voorhees, New Jersey, in June, 1993, and in September, 1994, Covenant acquired Landis Savings Bank, S.L.A., with an office in Vineland, New Jersey. In addition to expanding Covenant's network of personal financial centers, these acquisitions expanded and diversified Covenant's loan portfolio and loan product offerings into residential mortgage lending and consumer lending. In September, 1996 Covenant acquired 1st Southern State Bank, adding three personal financial centers in Avalon, Cape May and Sea Isle City, New Jersey. As of December 31, 1996, Covenant had 166.5 full-time equivalent employees.

     The lending function is Covenant's principal business activity and it is Covenant's continuing policy to serve as a reliable source of credit for a diverse customer base. Commercial credit services offered by Covenant include short- and medium-term loans, lines of credit, certain types of asset-based lending, real estate construction loans and commercial mortgage loans. Consumer credit services include secured and unsecured loans, installment loans, mortgage loans and home equity loans.

     Covenant offers the customary range of retail and commercial deposit services. Personal accounts include checking accounts, NOW accounts, money market accounts, savings accounts, IRAs, and both retail and wholesale certificates of deposit. Covenant is a member of the MAC(R) automated teller machine network. Deposits into and withdrawals from transaction accounts can be made by MAC cards which are provided with an annual fee and no transaction charges. In addition, Covenant offers a Covenant Visa(R) credit card, travelers checks and direct deposit facilities.

     For commercial clients, Covenant offers checking and savings accounts, money market accounts, certificates of deposit and cash management accounts with an automatic investment feature. Businesses can make deposits at branches of other financial institutions which can be transferred to Covenant by a Depository Transfer Check initiated by a toll-free telephone call or by use of a corporate MAC card with respect to deposits made at a MAC terminal. In addition, Covenant offers escrow management and lockbox payment processing services.

     While Covenant's deposit base is somewhat seasonal as a result of its personal financial centers in the New Jersey shore communities, its earnings and total assets are not seasonal in any material respect.

  MARKET AREA AND COMPETITION.

     Covenant's market focus is southern New Jersey. Covenant has established "hub" personal financial centers in Atlantic, Burlington, Camden, Cape May and Cumberland counties, and has a total of fifteen personal financial centers in the southern New Jersey market represented by those counties. Covenant intends to continue to explore opportunities for additional locations in its southern New Jersey marketplace.

     Covenant faces significant competition, both in making loans and in attracting deposits. Covenant's competition for loans comes principally from other banks and thrift institutions. Covenant encounters competition in attracting deposits not only from area financial institutions, but also from alternative investment opportunities such as mutual funds and other corporate and government securities funds. Most of Covenant's competitors have greater financial and marketing resources than those of Covenant. Covenant has placed a major emphasis on providing its customers with superior service, and believes that this emphasis has contributed to its growth both in deposits and loans outstanding.

  SUPERVISION AND REGULATION.

     GENERAL. As a bank organized under the banking laws of the State of New Jersey and insured by the FDIC, Covenant is subject to regulation by the Department of Banking and the FDIC. Various regulations, requirements and restrictions under the laws of New Jersey and the United States affect the operations of Covenant, including the requirement to maintain reserves against deposits and to maintain certain capital ratios, restrictions on the nature and amount of loans which may be made and the interest which may be charged thereon, regulations relating to investments, and restrictions on other activities of Covenant. Covenant is a member of and owns stock in the Federal Home Loan Bank ("FHLB") of New York, one of 12 regional banks in the Federal Home Loan Bank System, and is subject to certain requirements in connection therewith.

     The FDIC, in connection with its provision of deposit insurance, has primary responsibility for regulation of Covenant at the federal level and in that capacity undertakes periodic reviews of the operations of Covenant to assess whether Covenant is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulations, rule or order of, or condition imposed by, the FDIC. The Department of Banking likewise oversees the operations of Covenant to monitor compliance with all applicable state law requirements.

     The regulation and supervision of Covenant by the FDIC and the Department of Banking are designed primarily for the protection of depositors and the FDIC, and not Covenant or its stockholders. Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Covenant.

     CAPITAL REQUIREMENTS. Under regulations of the FDIC and the Department of Banking, Covenant must maintain a minimum ratio of qualified total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) of 8.00%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of permanent preferred stock, less goodwill ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital." FDIC and Department of Banking regulations also require a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00%. Covenant's Tier 1 risk-based capital and total risk-based capital ratios as of December 31, 1996 were 11.98% and 13.20%, respectively.

     In addition, the FDIC has established a minimum leverage ratio (Tier 1 capital to quarterly average assets less goodwill) of 3.00% for banking institutions that meet certain specified criteria, including that they must have the highest regulatory rating. All other banking institutions are required to maintain a leverage ratio of 3.00% plus an additional cushion of at least 100 to 200 basis points. The Department of Banking has established a minimum leverage ratio of not less than 4.00%, and may set a minimum leverage ratio of more than 4.00% for an institution based on certain factors. Pursuant to the foregoing, Covenant is required to maintain a leverage ratio of not less than 4.00%. As of December 31, 1996, Covenant's leverage ratio was 7.51%.

     Covenant's ability to maintain the required levels of capital is substantially dependent upon the success of Covenant's capital and business plans, the impact of future economic events on Covenant's loan customers, and Covenant's ability to manage its interest rate risk and control its growth and other operating expenses.

     A bank that is not in compliance with applicable federal or state capital requirements may be subject to certain growth restrictions, issuance of a capital directive by the appropriate regulator, and various other possible enforcement actions by the appropriate regulators, including a cease and desist order, civil money penalties, and the establishment of restrictions on operations. In addition, the institution could be subject to appointment of a receiver or conservator or a forced merger into another institution.

     PROMPT CORRECTIVE ACTION. In addition to the foregoing capital requirements, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established a system of "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." At December 31, 1996, Covenant was "well capitalized." The following table sets forth the minimum capital ratios that a bank must satisfy in order to be considered well capitalized or adequately capitalized under FDIC regulations and Covenant's ratios at December 31, 1996:

                                                            ADEQUATELY        WELL           COVENANT AT
                                                            CAPITALIZED    CAPITALIZED    DECEMBER 31, 1996
Total Risk-Based Capital Ratio...........................        8%             10%             13.20%
Tier 1 Risk-Based Capital Ratio..........................        4%              6%             11.98%
Leverage Ratio...........................................        4%              5%              7.51%

     If a bank does not meet all of the minimum capital ratios necessary to be considered adequately capitalized, it will be considered undercapitalized, significantly undercapitalized or critically undercapitalized, depending on the amount of the shortfall in its capital.

     If its principal federal regulator determines that an adequately capitalized institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, it may require the institution to submit a corrective action plan, restrict its asset growth and prohibit branching, new acquisitions and new lines of business. An institution's principal federal regulator may deem it to be engaging in an unsafe or unsound practice if it receives a less than satisfactory rating for asset quality, management, earnings or liquidity in its most recent examination.

     Among other possible sanctions, an undercapitalized depository institution may not pay dividends and is required to submit a capital restoration plan to its principal federal regulator. If an undercapitalized depository institution fails to submit or implement an acceptable capital restoration plan, it can be subjected to more severe sanctions, including an order to sell sufficient voting stock to become adequately capitalized. Generally, FDICIA requires the appropriate federal regulator to appoint or receive a conservator for an institution that is critically undercapitalized.

     DEPOSIT INSURANCE. The FDIC has adopted deposit insurance regulations under which insured institutions are assigned to one of the following three capital groups based on their capital levels: "well-capitalized," "adequately capitalized" and "undercapitalized." Banks in each of these three groups are further classified into three subgroups based upon the level of supervisory concern with respect to each bank. The resulting matrix creates nine assessment risk classifications to which are assigned deposit insurance premiums ranging from 0.00% for the best capitalized, healthiest institutions to 0.27% for undercapitalized institutions with substantial supervisory concerns. In addition, Covenant is subject to semi-annual assessments by the FDIC relating to interest payments on Financing Corporation (FICO) Bonds issued in connection with the resolution of the thrift industry crisis.

     LIMITS ON DIVIDENDS AND OTHER PAYMENTS. As a bank chartered under the laws of the State of New Jersey, Covenant may not declare a cash dividend or a stock dividend unless, following payment of the dividend, the capital stock of Covenant will be unimpaired and Covenant will have surplus of at least 50% of its capital stock or, if not, the payment of the dividend will not reduce surplus.

     In addition, the FDIC and the Department of Banking are authorized to determine under certain circumstances relating to the financial condition of Covenant that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice.

     FEDERAL HOME LOAN BANK SYSTEM. Covenant is a member of the FHLB of New York, which is one of 12 regional FHLBs. As a member of the FHLB, Covenant is required to purchase and maintain stock in the FHLB of New York in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, 5% (or such greater fraction as established by FHLB) of outstanding FHLB advances, or 0.3% of total assets. At December 31, 1996, Covenant had $4.5 million in FHLB of New York stock which was in compliance with this requirement. Covenant has received dividends on its FHLB stock.

     Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board (the "FHFB").

     ACTIVITIES AND INVESTMENTS. Pursuant to FDICIA, the activities and equity investments of FDIC-insured state-chartered banks are generally limited to those that are permissible for national banks, notwithstanding powers which may be granted under state law.

     INTERSTATE BANKING AND BRANCHING LEGISLATION. Legislation enacted in 1994 is eliminating many restrictions on interstate banking. Effective September 29, 1995, this legislation authorized interstate acquisitions of banks by bank holding companies without geographic limitations. Beginning June 1, 1997, the legislation will eliminate certain restrictions on interstate branching under federal law in states that have not passed legislation prohibiting interstate branching, except that de novo branching or acquisition of a branch in another state without acquisition of the entire bank will only be permitted if expressly permitted by the law of the state in which such branch would be located. Interstate branching prior to June 1, 1997 will be possible in states that pass laws affirmatively authorizing such interstate branching. Prior to this legislation, interstate acquisitions of banks have required affirmative authorization in state law, and interstate branching has been possible only to a very limited degree. The effect of this legislation on Covenant cannot be predicted at this time.

ITEM 2 -- PROPERTIES

     Covenant has sixteen personal banking centers in southern New Jersey, in the communities of Haddonfield, Moorestown, Waterford Township, Sicklerville, Voorhees, Linwood, Cape May Court House, the Greater Wildwoods, Vineland, Hammonton, Avalon, Sea Isle City, Cape May, Mt. Laurel and Cherry Hill. Covenant also has administrative offices adjacent to its main office in Haddonfield, New Jersey, and an operating center in Voorhees, New Jersey.

     Covenant leases its main office pursuant to a lease with an initial term of ten years ending October 31, 1997. The lease also contains two separate five-year renewal options and a right of first refusal in the event of sale by the landlord during the term of the lease. Covenant also leases its Linwood, Cape May Court House, Sea Isle City, Cape May, Hammonton, Mt. Laurel and Cherry Hill (land lease only) personal financial centers, and its administrative offices adjacent to its main office.

     Covenant owns all of its other personal financial centers and its Voorhees operations center free and clear of any mortgages or other material liens.

ITEM 3 -- LEGAL PROCEEDINGS

     There are no material legal proceedings to which Covenant is a party or to which any of its property is subject. From time to time, Covenant is a party to various legal proceedings incident to its business.

ITEM 4 -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Bank, based solely upon a review of Forms F-7, Forms F-8 and Forms F-8A, and amendments thereto, furnished to the Bank, and representations of such persons to the Bank, no director, officer or beneficial owner of more than 10% of any class of the Bank's capital stock has failed to file on a timely basis any report required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

     The following table describes, to the Bank's knowledge, the security ownership of those persons who own beneficially more than five percent (5%) of the Bank's Common Stock as of April 11, 1997:

 NAME AND ADDRESS OF BENEFICIAL      AMOUNT AND NATURE OF      PERCENT
             OWNER                 BENEFICIAL OWNERSHIP (1)    OF CLASS
Richard A. Hocker                     199,209 shares (2)         6.50%
107 E. Cottage Avenue
Haddonfield, NJ 08033

(1) The information in this table is based on information furnished by the respective stockholders. Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in such shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) Includes (i) 3,995 shares owned by Mr. Hocker's wife and 1,363 shares owned in custodial and trust accounts for the benefit of Mr. Hocker's daughter, and (ii) 129,365 shares issuable under stock options exercisable currently or within 60 days by Mr. Hocker.

  SECURITY OWNERSHIP OF DIRECTORS AND DIRECTORS AND OFFICERS AS A GROUP.

     The following table describes the security ownership of each director, each named executive officer and all directors and executive officers as a group as of April 11, 1997:

                                                                                    SERIES A                   SERIES B
                                                       COMMON STOCK             PREFERRED STOCK            PREFERRED STOCK
                                                    AMOUNT(1)       PERCENT    AMOUNT(1)       PERCENT    AMOUNT(1)       PERCENT
Directors:
Barry M. Abelson................................      4,213   (2)    * %            --         -- %           800          * %
Thomas V.G. Brown...............................      2,729          *           7,000         5.06            --         --
William T. Carson, Jr...........................     49,824   (3)   1.68         3,000         2.17         2,000         1.24
John J. Gallagher, Jr...........................     66,600   (4)   2.25         4,000   (5)   2.89         6,046   (6)   3.74
Gary E. Greenblatt..............................     29,482   (7)   1.00            --         --             272   (8)    *
Richard A. Hocker...............................    199,209   (9)   6.50         5,000   (10)  3.62        37,000   (11)  22.88
James R. Iannone................................     58,862   (12)  2.00            --         --              --         --
Joseph Maressa, Sr..............................     41,131   (13)  1.40            --         --           4,000         2.47
Charles E. Sessa, Jr............................     55,727   (14)  1.87            --         --             440          *
Kyle W. Will....................................      4,897   (15)   *           2,000         1.45%        2,000         1.24

Named Executive Officers:
Kenneth R. Mancini, Jr..........................     27,873   (16)   *              --         --             300         0.19
J. William Parker, Jr...........................     13,569   (17)   *              --         --             320   (18)   *
Eugene D. D'Orazio, Jr..........................      7,760   (19)   *              --         --             148          *
All directors and executive officers as a group
  (13 Persons)..................................    561,876   (20)  17.37%      21,000         15.18%      53,326         32.98%

 * indicates less than 1%

 (1) The information in this table is based on information furnished by the respective stockholders. Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in such shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

 (2) Includes 3,534 shares issuable under stock options exercisable currently or within 60 days by Mr. Abelson.

 (3) Includes 28,276 shares issuable under stock options exercisable currently or within 60 days by Mr. Carson.

 (4) Includes (i) 3,320 shares owned by Mr. Gallagher's wife, with respect to which beneficial ownership is disclaimed, 25,928 shares owned jointly with Mr. Gallagher's wife, 678 shares owned by his son and 320 shares owned in a custodial account for the benefit of Mr. Gallagher's daughter; (ii) 6,825 shares owned by Gallagher Associates Pension Trust Fund, in which Mr. Gallagher is a participant and as to which beneficial ownership is disclaimed; and (iii) 29,529 shares issuable under stock options exercisable currently or within 60 days by Mr. Gallagher.

 (5) Includes 2,000 shares owned by Gallagher Associates Pension Trust Fund, in which Mr. Gallagher is a participant and as to which beneficial ownership is disclaimed and 2,000 shares owned jointly with Mr. Gallagher's wife.

 (6) Includes (i) 2,660 shares owned by Gallagher Associates Pension Trust Fund, in which Mr. Gallagher is a participant and as to which beneficial ownership is disclaimed, (ii) 25 shares owned by Mr. Gallagher's wife, as to which beneficial ownership is disclaimed and (iii) 3,361 shares owned jointly with Mr. Gallagher's wife.

 (7) Includes (i) 3,149 shares owned by Mr. Greenblatt's wife, as to which beneficial ownership is disclaimed, and 531 shares in a custodial account for the benefit of Mr. Greenblatt's daughter; and (ii) 1,097 shares issuable under stock options exercisable currently or within 60 days by Mr. Greenblatt.

 (8) Shares owned by Mr. Greenblatt in a custodial account for the benefit of Mr. Greenblatt's daughter.

 (9) Includes (i) 3,995 shares owned by Mr. Hocker's wife, as to which beneficial ownership is disclaimed, and 1,363 shares owned in a custodial account for the benefit of Mr. Hocker's daughter; and (ii) 129,365 shares issuable under stock options exercisable currently or within 60 days by Mr. Hocker.

(10) Includes 1,725 shares owned by Mr. Hocker's wife, as to which beneficial ownership is disclaimed.

(11) Includes 800 shares owned by Mr. Hocker's wife, as to which beneficial ownership is disclaimed.

(12) Includes (i) 25,138 shares as to which Mr. Iannone holds the power to vote pursuant to a power of attorney; and (ii) 1,724 shares owned in a custodial account for the benefit of Mr. Iannone's daughters.

(13) Includes 3,534 shares issuable under stock options exercisable currently or within 60 days by Mr. Maressa.

(14) Includes (i) 22 shares held by Mr. Sessa's wife in a custodial account for the benefit of Mr. Sessa's son; and (ii) 51,328 shares issuable under stock options exercisable currently or within 60 days by Mr. Sessa.

(15) Includes 3,534 shares issuable under stock options exercisable currently or within 60 days by Mr. Will.

(16) Includes 27,143 shares issuable under stock options exercisable currently or within 60 days by Mr. Mancini.

(17) Includes 12,931 shares issuable under stock options exercisable currently or within 60 days by Mr. Parker.

(18) Shares owned by Mr. Parker in a custodial account for the benefit of Mr. Parker's daughters.

(19) Includes 7,323 shares issuable under stock options exercisable currently or within 60 days by Mr. D'Orazio.

(20) Includes 297,594 shares issuable under stock options which are currently exercisable or become exercisable within 60 days.

                                    PART II

ITEM 5 -- MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     The Bank's Common Stock is traded on the NNM under the symbol "CNSK." There are currently five market makers in Covenant Stock including: Janney Montgomery Scott Inc., Wheat First Butcher Singer, and Ryan, Beck & Co., Inc.

     Set forth below for each quarter of 1995 and 1996 are the low and high prices of the Bank's Common Stock during the fiscal quarter as reported by the NASDAQ National Market, Inc.

                                 1995                                      LOW       HIGH
1st Quarter............................................................   $7.60     $9.05
2nd Quarter............................................................   7.60      8.76
3rd Quarter............................................................   8.34      9.42
4th Quarter............................................................   8.76      12.47


                                 1996
1st Quarter............................................................   $10.89    $11.57
2nd Quarter............................................................   11.32     11.79
3rd Quarter............................................................   11.32     12.97
4th Quarter............................................................   12.00     14.75

Note: The above prices have been adjusted to reflect all stock dividends issued on the Common Stock.

     The Bank has never paid a cash dividend on its Common Stock. The Bank has paid quarterly dividends of $.375 per share with respect to the Bank Preferred Stock, in accordance with the terms of the Bank Preferred Stock. Holders of the Preferred Stock are entitled to receive non-cumulative dividends at the rate of 6% of par value per annum before dividends are declared with respect to Bank Common Stock for such year. The declaration of such dividends, however, is discretionary with the Board of Directors. In the event the Board of Directors chooses not to declare a dividend in any year, such arrearage will not accumulate or be payable in future years, even though the Bank has earnings in such year. See "DESCRIPTION OF HOLDING COMPANY SECURITIES AND COMPARISON OF STOCKHOLDERS' RIGHTS."

     The Bank is subject to regulatory limitations on the payment of dividends. As a New Jersey bank, the Bank may not declare a cash dividend or a stock dividend unless, following payment of the dividend, the capital stock of the Bank will be unimpaired and the Bank will have a surplus of at least 50% of its capital stock or, if not, the payment of the dividend will not reduce the surplus of the Bank. In addition, the Department of Banking or the FDIC may restrict the ability of the Bank to pay dividends in certain circumstances, including if such payment would constitute an unsafe or unsound banking practice, if the Bank is not meeting certain capital requirements, or if the Bank is in default of any assessment to the FDIC.

ITEM 6 -- SELECTED FINANCIAL DATA

                                 COVENANT BANK
                              FINANCIAL HIGHLIGHTS

                                                                                YEAR ENDED DECEMBER 31,
                                                                1996          1995        1994          1993        1992
                                                                         IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
Balance Sheet Data
Total assets                                                  $414,634      $347,161    $316,722      $274,351    $210,129
Loans receivable, net......................................   238,185       201,666     190,037       179,825     145,371
Investments available for sale.............................   132,578       57,178      16,823        20,604      17,034
Investments held to maturity...............................   11,687        50,343      79,518        24,923      12,422
Deposits...................................................   277,465       262,752     235,821       244,015     186,187
Stockholders' equity.......................................   29,251        29,909      22,376        21,645      20,288
Book value per share (5)...................................   $7.45         $7.54       $6.44         $6.24       $5.85
Income Statement Data
Net interest income........................................   14,934        13,668      12,140        9,697       7,344
Provision for loan losses..................................     636           314         682         1,043         947
Non-interest income........................................   1,090           844         779           799         811
Non-interest expense.......................................   12,337  (1)   11,121      11,296        8,769       6,310
Income before income tax...................................   3,051   (1)   3,077         941           684         898
Net income.................................................   $1,850  (4)   $2,379      $1,281        $1,373      $ 712
Operating earnings -- pre-tax..............................   $4,701  (2)   $3,077      $2,077  (3)   $ 684       $ 898
Average common shares outstanding..........................   4,069         3,761       3,535         3,454       3,018
Earnings per share.........................................   $0.45   (4)   $0.63       $0.36         $0.40       $0.24
Net interest margin........................................    4.10%         4.37%       4.50%         4.24%       3.86%
Profitability Statistics
Pre-tax operating return on average assets.................    1.21%         0.93%       0.73%         0.28%       0.45%
Return on average assets...................................    0.48   (4)    0.72        0.45          0.56        0.35
Return on average common equity............................    6.30   (4)    9.53        5.72          6.68        4.30
Book value per share excluding FAS 115 valuation
  adjustment...............................................   $7.53         $7.24       $6.51         $6.20       $5.85
Non-performing assets/total period end assets..............    0.86          1.44        1.73          1.91        1.83
Allowance/non-performing loans.............................   105.23        86.84       77.95         86.33       137.42
Allowance/total loans......................................    1.25          1.56        1.87          2.00        1.81
Net charge-offs/average loans outstanding..................    0.36          0.37        0.38          0.77        0.46
Capital Measures
Average stockholders' equity/average assets................    7.56%         7.66%       7.70%         8.49%       8.24%
Leverage ratio.............................................    7.51          8.49        7.42          7.87        9.88
Tier 1 capital ratio.......................................   11.98         13.62       11.68         11.52       13.88
Total capital ratio........................................   13.20         14.87       12.94         12.78       14.83
Number of full-service offices.............................      15            14          13            11           6

Note: All data has been restated to reflect the 1996 merger with 1st Southern
      State Bank.
      All share data has been restated for all stock dividends issued on common stock to date.
      Covenant has not paid cash dividends on common stock to date; therefore, dividend payout ratio is not applicable.

(1) Includes pre-tax merger-related costs of $1,147,000 and pre-tax one-time SAIF recapitalization assessment of $503,000.

(2) Excludes pre-tax merger-related costs of $1,147,000 and pre-tax one-time SAIF recapitalization assessment of $503,000.

(3) Excludes pre-tax merger-related costs of $1,136,000 recorded for the Landis Savings Bank, S.L.A. acquisition.

(4) Excluding after-tax merger-related costs of $860,000 and after-tax one-time SAIF assessment of $323,000, operating earnings data is as follows:

                                                                                     1996
Operating earnings...............................................................   $3,033
Operating earnings per share.....................................................   $0.75
Operating return on average assets...............................................   0.78  %
Operating return on average common equity........................................   11.63 %

(5) Book value per share calculation includes SFAS 115 valuation adjustment.

ITEM 7 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion is presented in conjunction with and should be read with the audited financial statements and the accompanying notes contained herein of Covenant Bank ("Covenant" or "the Bank") for the years 1996, 1995 and 1994. Tabular information is presented throughout this report in thousands of dollars, except for share and per share data.

SUMMARY

     On September 27, 1996, Covenant consummated its acquisition of 1st Southern State Bank ("1st Southern"), thus adding three personal financial centers and $47.2 million to Covenant's assets. The pooling of interests method of accounting was used for this transaction and accordingly the financial statements contained herein have been restated to include 1st Southern for all periods presented. The acquisition resulted in the conversion of 1st Southern common stock outstanding as of September 27, 1996 to Covenant common stock at a rate of 1.55 shares of Covenant common stock for each share of 1st Southern common stock.

     Covenant recorded net income of $1.9 million, or $0.45 per share, for the year ended December 31, 1996. Net income includes one-time merger-related costs of $1,147,000 $(860,000, after-tax) (A) recorded in 1996 associated with the 1st Southern transaction. Net income for the year ended December 31, 1996 also includes a non-recurring Savings Association Insurance Fund ("SAIF") assessment of $503,000 $(322,700, after-tax). Excluding the merger-related costs and the SAIF assessment, Covenant reported for the year ended December 31, 1996 operating earnings of $3.0 million, or $0.75 per share, compared to $2.4 million, or $0.63 per share, for the year ended December 31, 1995. Covenant recorded net income of $1.3 million, or $0.36 per share, for the year ended December 31, 1994. Net income in 1994 included merger-related costs $(917,000, after-tax) as a result of Covenant's acquisition of Landis Savings Bank, S.L.A.

     Pre-tax operating earnings increased to $4.7 million or 52% (excluding the one-time merger related costs and non-recurring SAIF assessment) for the year ended December 31, 1996, compared to $3.1 million for 1995 and $2.1 million for 1994 (adjusted for pre-tax merger-related costs of $1.1 million). Covenant's enhanced pre-tax operating earnings performance in 1996 reflects higher net interest income primarily due to increased loan and investment balances, a reduction in the provision for loan losses (exclusive of $481,000, as described in Note A below), and increases in non-interest income coupled with a stabilization of non-interest expenses.

     Return on average assets was 0.48% and return on average common equity was 6.30% for the year ended December 31, 1996. Excluding the one-time merger-related costs and SAIF assessment, return on average assets was 0.78% and return on average common equity was 11.63% for the year ended December 31, 1996, compared to 0.72% and 9.53%, respectively, for the year ended December 31, 1995, and 0.45% and 5.72%, respectively, for the year ended December 31, 1994.

     In 1996, Covenant reached record levels of total assets, loans, investments and deposits. Total assets at December 31, 1996 equaled $414.6 million; representing an increase of $67.5 million or 19% over December 31, 1995 balances. Net loans increased 18% during 1996 to reach $238.2 million, compared to $201.7 million at December 31, 1995. Total investments grew to $144.3 million or 34% at December 31, 1996 from December 31, 1995's balance of $107.5 million. Total deposits reached $277.5 million at December 31, 1996, compared to $262.8 million at December 31, 1995. Total stockholders' equity stood at $29.3 million at December 31, 1996 compared to $29.9 million as of December 31, 1995.

     Non-performing assets at December 31, 1996 decreased $1.4 million or 28% to $3.6 million from $5.0 million at year-end 1995. Non-performing loans at December 31, 1996 amounted to $2.9 million, representing a 25% decrease from 1995's balance of $3.8 million. Non-performing loans as a percentage of total loans decreased to 1.19% at December 31, 1996, from 1.87% at December 31, 1995 as Covenant continued to identify and aggressively pursue problem credits. The allowance for loan loss as a percentage of non-performing loans increased to 105.23% at December 31, 1996, from 86.84% at December 31, 1995.

(A) One-time merger-related charges consist of $666,000 of merger costs and a $481,000 provision for loan losses recorded during 1996 to align the two Banks' allowance for loan loss methodologies as to the credit and non-performing process. The total one-time merger-related charges of $1,147,000 are equal to $860,000 on an after-tax basis.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

     Net interest income is the difference between interest earned on loans and investments and interest incurred on deposits and other borrowed funds. Net interest income is affected by changes in both interest rates and the amounts of interest-earning assets and interest-bearing liabilities outstanding.

     Net interest income represents the principal source of income for Covenant Bank. Net interest income for the year 1996 was $14.9 million, compared to $13.7 million for 1995. The improvement in net interest income is directly related to the increase in average interest-earning assets for the year 1996 by $51.6 million or 16%, as compared to the average interest-earning asset balance in 1995. The increase in average interest-earning assets during 1996 as compared to 1995 was attributable to a $25.8 million or 13% growth in average loans and a $25.8 million or 22% growth in average investments.

     The yield on average interest-earning assets decreased by 32 basis points to 7.99% for 1996, compared to 8.31% for 1995, and was directly responsible for the 27 basis point decrease in the Bank's net interest margin between 1995 and 1996. The net interest margin for 1996 was 4.10%, compared to 4.37% for 1995. Competition in the southern New Jersey marketplace with respect to loan pricing has compelled Covenant to price loans and deposits to remain competitive and to draw and maintain market share.

     Net interest income for 1995 totaled $13.7 million compared to $12.1 million for 1994, representing an increase of $1.6 million. In 1995, average interest-earning assets increased by $42.8 million or 16% over 1994's balances. The increase in average interest-earning assets during 1995 as compared to 1994 was primarily attributable to a $34.8 million increase in the average investment portfolio balance, as well as a $8.1 million increase in the average loan portfolio. The yield on average interest-earning assets increased by 83 basis points to 8.31% for 1995, compared to 7.48% for 1994, but offsetting this increase was an increase in the cost of funds for interest-bearing liabilities of 111 basis points between 1994 and 1995, which contributed to the 13 basis point decrease in the net interest margin.

     Table 1 provides for each of the years 1996, 1995 and 1994 an analysis of the following: (i) average assets, liabilities and stockholders' equity, (ii) net interest income and the interest income earned and interest expense incurred for each major component of interest-earning assets and interest-bearing liabilities, as well as average rates earned and incurred, (iii) the net interest spread (the difference between the average yield earned on assets and the average rate incurred on liabilities) and (iv) the net yield on average interest-earning assets (the net interest margin).

                                             1996                           1995                           1994
                                   AVERAGE               AVERAGE  AVERAGE               AVERAGE  AVERAGE               AVERAGE
                                   BALANCE    INTEREST   RATE     BALANCE    INTEREST   RATE     BALANCE    INTEREST   RATE
ASSETS
Loans:(1)
  Commercial.....................  $65,244    $6,127     9.39%    $58,821    $5,885     10.00%   $59,333    $5,013     8.45%
  Mortgage.......................  126,888    11,338     8.94     111,079    10,234     9.21     105,317    9,083      8.62
  Consumer.......................  31,584     2,774      8.78     28,012     2,635      9.41     25,201     2,207      8.76
     Total loans.................  223,716    20,239     9.05     197,912    18,754     9.48     189,851    16,303     8.59
Investments:
  Federal funds sold.............  6,867       366       5.33     9,715       572       5.89     15,573      569       3.65
  Other short-term investments...     --        --       --          --        --       --       1,395        49       3.51
  Investment securities..........  133,755    8,493      6.35     105,140    6,673      6.35     63,105     3,267      5.18
     Total investments...........  140,622    8,859      6.30     114,855    7,245      6.31     80,073     3,885      4.85
       Total interest-earning
          assets.................  364,338    29,098     7.99%    312,767    25,999     8.31%    269,924    20,188     7.48%
Allowance for loan losses........  (3,087  )                      (3,486  )                      (4,026  )
Cash and due from banks..........  10,021                         9,292                          9,801
Other assets.....................  15,644                         12,428                         10,652
     Total Assets................  $386,916                       $331,001                       $286,351
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Deposits:
  Interest-bearing demand........  $27,644    $592       2.14%    $24,730    $518       2.09%    $23,641    $416       1.76%
  Statement savings..............  43,221     1,038      2.40     42,849     1,132      2.64     51,927     1,269      2.44
  Money market...................  21,906      639       2.92     22,494      630       2.80     28,041      681       2.43
  Time deposits..................  138,833    7,374      5.31     129,107    6,852      5.31     112,166    4,585      4.09
     Total interest-bearing
       deposits..................  231,604    9,643      4.16     219,180    9,132      4.17     215,775    6,951      3.22
FHLB advances and reverse
  repurchase agreements..........  83,443     4,521      5.42     54,667     3,199      5.85     21,570     1,097      5.09
     Total interest-bearing
       liabilities...............  315,047    14,164     4.50     273,847    12,331     4.50     237,345    8,048      3.39
Non-interest bearing deposits....  39,331                         29,562                         24,414
Other liabilities................  3,278                          2,224                          2,532
Stockholders' equity.............  29,260                         25,368                         22,060
     Total Liabilities and
       Stockholders' Equity......  $386,916                       $331,001                       $286,351
Net Interest Income/Spread.......             $14,934    3.49%               $13,668    3.81%               $12,140    4.09%
Net Interest Margin..............                        4.10%                          4.37%                          4.50%

(1) Includes non-accruing loans. The effect of including such loans is to reduce the average rate earned on Covenant's loans.

     Table 2 presents the major factors that contributed to the changes in net interest income for the years ended December 31, 1996 and 1995 as compared to the respective previous periods. Amounts in brackets represent a decrease in interest income or expense.

                                                                           YEAR ENDED DECEMBER 31,
                                                          1996 VS. 1995                               1995 VS. 1994
                                                                             TOTAL                                       TOTAL
                                                                  RATE/     INCREASE                           RATE/     INCREASE
                                              VOLUME    RATE     VOLUME     (DECREASE)     VOLUME     RATE     VOLUME    (DECREASE)
Interest income:
  Commercial...............................   $642      $(361)   $(39   )    $242          $(43  )   $923      $(8   )    $872
  Mortgage.................................   1,456     (309 )    (43   )   1,104          496       620        35       1,151
  Consumer.................................   336       (174 )    (23   )     139          246       164        18        428
  Federal funds sold.......................   (168  )   (54  )     16        (206   )      (214  )   348       (131  )      3
  Other short-term investments.............    --       --         --          --          (49   )   (49   )    49        (49   )
  Investment securities....................   1,816      3          1       1,820          2,177     738       491       3,406
     Total interest-earning assets.........   4,082     (895 )    (88   )   3,099          2,613     2,744     454       5,811
Interest expense
  Interest-bearing demand..................    61       12          1          74           20        79         3        102
  Statement savings........................    10       (103 )     (1   )     (94   )      (222  )   103       (18   )   (137   )
  Money market.............................   (16   )   27         (2   )       9          (135  )   104       (20   )    (51   )
  Time deposits............................   516        5          1         522          692       1,368     207       2,267
  Borrowed funds...........................   1,684     (237 )   (125   )   1,322          1,684     165       253       2,102
     Total interest-bearing liabilities....   2,255     (296 )   (126   )   1,833          2,039     1,819     425       4,283
Net change in net interest income..........   $1,827    $(599)   $ 38      $1,266         $574      $925      $29       $1,528

NON-INTEREST INCOME

     Non-interest income for the year ended December 31, 1996 totaled $1,090,000, compared to $844,000 for the same period of 1995, representing an increase of $246,000 or 29%. As Covenant continues to grow, management continues to focus on its core business to generate a greater base of non-interest income. Service charges on deposit accounts equaled $631,000 for 1996, an increase of $257,000 or 69% over 1995's level. The level of these fees have been enhanced by additional transaction volume and a significant increase in core deposit accounts. Loan servicing-related income amounted to $274,000 for 1996, compared to $248,000 in 1995. The increases in service charges on deposit accounts and loan servicing income was slightly offset by a $36,000 decrease in other income to $185,000 for 1996 from $221,000 for 1995 due to the discontinuance of a fee-based residential loan origination program during the latter part of 1995, offset by the implementation of ATM surcharging beginning in the second quarter of 1996.

     Non-interest income for the year ended December 31, 1995 totaled $844,000, compared to 1994's level of $779,000, representing an increase of $65,000 or 8%. Service charges on deposit accounts amounted to $374,000, representing a $74,000 or 25% increase over 1994's service charges. Loan servicing-related income for 1995 was $248,000, compared to $227,000 for the year ended December 31, 1994. Other income increased $17,000 between 1994 and 1995. The Bank reported gains on the sale of loans totaling $46,000 for the year ended December 31, 1994, which represented gains on the sale of mortgage loans which were recognized by Landis Savings Bank, S.L.A. ("Landis") prior to its acquisition by Covenant in September 1994.

NON-INTEREST EXPENSE

     For 1996, non-interest expenses were $12.3 million, compared to $11.1 million for 1995. Expenses for 1996 included $666,000 of pre-tax merger costs associated with the 1st Southern acquisition and the pre-tax SAIF assessment of $503,000. Excluding these one-time charges, total non-interest expenses equaled $11.2 million for the twelve months ended December 31, 1996, compared to $11.1 million for the twelve month period ended December 31, 1995, representing a less than 1% increase. Total salaries and employee benefits were $6.4 million for 1996, compared to $6.0 million for 1995. The increase of $331,000 between 1995 and 1996 is primarily attributable to additional personnel to staff Covenant's new personal financial centers in Cape May Court House, Hammonton, Linwood and Mount Laurel, New Jersey coupled with staff additions to the commercial lending group during the latter part of 1995 to better position Covenant to take advantage of current and future opportunities in the commercial lending market.

     Occupancy costs equaled $1.6 million for 1996, compared to $1.4 million for 1995. The $207,000 increase in occupancy costs in 1996 over 1995 is attributable to expenses associated with the above-mentioned new personal financial centers and the establishment of an operations center in Voorhees, NJ during the second quarter of 1996. In 1996, a decrease of $145,000 occurred in data processing and other service costs due to Covenant's conversion to a more cost-efficient, state-of-the-art data processing system in September of 1996. Federal insurance premiums include the above-mentioned pre-tax SAIF recapitalization assessment of $503,000. Excluding the non-recurring assessment, federal insurance premiums decreased $206,000 in 1996 compared to 1995 due to a reduction in the Bank Insurance Fund premium rates. Advertising and promotion expenses decreased $35,000 to equal $173,000 for the year 1996, compared to $208,000 for 1995.
Other expenses for 1996 were $1.6 million, compared to $1.7 million for 1995, representing a decrease of 6%. This decrease was attributable to the implementation of cost-containment strategies, which contributed to an improvement in Covenant's efficiency ratio to 69.25% for 1996, (excluding the one-time merger costs and non-recurring SAIF assessment), compared to 76.19% for 1995.

     For 1995, non-interest expenses were $11.1 million, compared to $11.3 million for 1994, which included pre-tax merger-costs of $809,000 related to the Bank's acquisition of Landis in September 1994. Salaries and employee benefits expenses were $6.0 million in 1995, compared to $5.3 million for 1994. The increase of $721,000 between 1994 and 1995 was primarily attributable to additions to the commercial lending group to ensure adequate staffing to enable Covenant to take advantage of current and future market opportunities. Occupancy costs totaled $1.4 million in 1995, compared to $1.3 million in 1994. Professional services decreased $151,000 between 1994 and 1995. Due to a reduction in Bank Insurance Fund premium rates in 1995, federal insurance premium rates were $387,000, which is $234,000 lower than 1994's expense of $621,000. Other expenses were $1.7 million in 1995, compared to $1.5 million in 1994. This increase was due to increased credit report volume, and increased fees related to the growth in the investment portfolio.

     The ratio of non-interest expenses to average assets for the year ended December 31, 1996 improved to 2.89% (excluding pre-tax merger costs associated with the 1st Southern acquisition and the pre-tax one-time SAIF assessment) from 3.36% for 1995 and 3.66% for 1994 (excluding merger costs associated with the Landis acquisition).

                              FINANCIAL CONDITION

LOAN PORTFOLIO

     The lending function is Covenant's principal business activity, and Covenant continues its mission to serve as a reliable source of credit to a diverse customer base. Covenant lends primarily to commercial borrowers in the southern New Jersey marketplace. Covenant's loan portfolio is diversified among commercial, residential and consumer loans, with 35% of the total loan portfolio comprised of residential mortgage loans and consumer loans at December 31, 1996. Table 3 sets forth information regarding Covenant's loan portfolio as of December 31, for each of the years 1992 through 1996.

                                   1996                 1995                  1994                 1993                 1992
                               AMOUNT    PERCENT    AMOUNT    PERCENT     AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT   PERCENT
Loans By Type
COMMERCIAL
Collateralized by:
  1-4 family dwelling.......  $5,435        2%     $9,070      4   %     $7,635        4%     $8,617        5%     $7,032        5%
  multi-family, office
     building, retail
     center.................  15,500        6      13,739      7         11,840        6      11,127        6      10,969        7
  accounts receivable,
     inventory, fixed
     assets.................  9,744         4      9,240       4         9,449         5      6,639         4      7,233         5
  hotel, motel..............  1,900         1      3,118       2         4,170         2      4,496         2      3,348         2
  fishing/agricultural......  4,563         2      3,938       2         4,127         2      3,442         2      3,706         2
  land......................  3,955         2      3,392       2         3,789         2      3,492         2      2,976         2
  CD's, stock, bonds........  9,076         4      8,123       4         6,781         3      10,216        6      2,732         2
  other.....................  8,747         4      7,474       4         7,182         4      6,035         3      2,346         2
Unsecured...................  6,431         3      4,423       2         5,551         3      5,161         3      5,651         4
     Total Commercial.......  $65,351      27%     $62,517    31   %     $60,524      31%     $59,225      32%     $45,993      31%
MORTGAGE
Construction................  7,075         3%     3,346       2   %     6,002         3%     4,872         3%     1,817         1%
Collateralized by:
  1-4 family................  52,563       22      43,193     21         43,912       23      45,615       25      35,985       24
  multi-family..............  5,058         2      3,919       2         6,116         3      5,920         3      6,605         4
  office building...........  21,989        9      20,315     10         15,417        8      14,027        8      10,209        7
  retail center.............  19,843        8      24,141     12         19,586       10      17,388        9      16,873       11
  hotel, motel..............  13,183        5      9,823       5         7,587         4      5,643         3      2,644         2
  other.....................  22,628        9      9,007       4         8,369         4      7,348         4      7,194         5
     Total Mortgage.........  $142,339     59%     $113,744   54   %     $106,989     55%     $100,813     55%     $81,327      55%
CONSUMER
Installment.................  3,364         1%     3,730       2   %     3,899         2%     2,527         1%     2,151         1%
Home equity.................  30,262       13      25,372     13         22,902       12      21,307       12      19,345       13
Other.......................    134         0         55       0            28         0         12         0          5         0
     Total Consumer.........  $33,760      14%     $29,157    15   %     $26,829      14%     $23,846      13%     $21,501      14%
Total Loans.................  $241,450    100%     $205,418   100  %     $194,342    100%     $183,884    100%     $148,821    100%
Unearned discounts and
  deferred loan fees........   (249   )             (557   )              (682   )             (389   )             (751   )
Loans receivable............  $241,201             $204,861              $193,660             $183,495             $148,070

     The majority of Covenant's loans are located within the southern New Jersey marketplace, which is its only significant geographic concentration. During 1996, total loans increased $36.0 million or 18% from $205.4 million to $241.4 million. The increase in total loans has been concentrated within the commercial, commercial mortgage and residential loan portfolios. The increase in commercial and commercial mortgage loans outstanding during 1996 is directly related to a localized lending approach, coupled with personalized service and products that compete with larger institutions that enable Covenant to take advantage of current opportunities in the commercial lending market. The Bank's loan-to-deposit ratio was 87% at

December 31, 1996 and 78% at December 31, 1995. The majority of Covenant's loan portfolio is categorized as secured by commercial and real estate properties (including home equity loans). Unsecured loans at December 31, 1996 amounted to $6.4 million or 2.66% of total loans, compared to $4.4 million or 2.15% and $5.6 million or 2.86% of total loans at December 31, 1995 and 1994, respectively. Covenant's policy continues to emphasize well-collateralized and properly structured loans and the promotion of long-term quality relationships with financially strong borrowers.

     At December 31, 1996, commercial and commercial mortgage loans totaled $155.1 million, representing 64% of Covenant's total loan portfolio. Covenant directs its lending efforts toward small- and medium-sized businesses that operate within its marketplace.

     Residential mortgage and consumer lending are segments of the lending market in which Covenant has developed a presence. Residential mortgages are the second largest component of Covenant's loan portfolio, encompassing 22%. At December 31, 1996, residential mortgages totaled $52.6 million; the majority of these loans are collateralized by 1-4 family dwellings. In 1996, Covenant discontinued a program of origination and sale of residential mortgage loans (without recourse) to the secondary market. There were no loans held for sale at December 31, 1996, as compared to $936,000 and $494,000 as of December 31, 1995 and 1994, respectively. Consumer loans amounted to $33.8 million at December 31, 1996. The largest segment of the consumer loan portfolio is home equity loans, which are fixed borrowings or variable rate lines of credit, and totaled $30.3 million at December 31, 1996.

     Covenant services loans for the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Association (FNMA). This service includes processing payments, maintaining escrow accounts, disbursing funds to FHLMC and FNMA, and engaging in collection activities, if necessary. The total amount of loans serviced for these parties was $14.4 million in 1996 and $16.0 million in 1995. Covenant received servicing fees of $75,000, $94,000, and $115,000 for 1996, 1995 and 1994, respectively.

     The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range at December 31, 1996 are summarized in Table 4.

                                                                            ONE TO         OVER
                                                                WITHIN       FIVE          FIVE
                                                               ONE YEAR     YEARS         YEARS         TOTAL
Commercial..................................................   $28,102      $31,870       $5,379       $65,351
Mortgage....................................................   7,856        39,812        94,671       142,339
Total.......................................................   $35,958      $71,682       $100,050     $207,690
Fixed Rate..................................................   $9,085       $41,754       $63,611      $114,450
Variable Rate...............................................   26,873       29,928        36,439       93,240
Total.......................................................   $35,958      $71,682       $100,050     $207,690

ASSET QUALITY

     Covenant manages asset quality and controls credit risk through diversification of its loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. Covenant's senior credit officer is charged with monitoring asset quality, establishing credit policies and procedures as approved by the Board of Directors, seeking the consistent application of these policies and procedures across the Bank, and adjusting policies as appropriate for changes in market conditions.

     The loan review process entails three levels of review, each made in accordance with the Bank's loan classification system. In general, the loan classification system makes use of the guidelines employed by federal and state regulators. At the first level, the Bank's loan officer reviews and assigns a rating to all new commercial and commercial real estate mortgage loans at the time of origination. At the second level, each loan officer's portfolio is independently reviewed by the loan review officer on a twelve-month schedule utilizing a threshold of $100,000 or more. The loan review officer reports directly to the Board of Directors and all findings are reported on a quarterly basis to the Loan Committee of the Board of Directors. The Bank, as part of its asset-monitoring procedures, requires officers to perform self-grading loan reviews, whereby each loan officer is responsible for self-grading his/her individual credits on a periodic basis, but not less than once a year. In addition, a monthly and quarterly reporting and review process is in place for monitoring those credits that have been identified as problematic or vulnerable in order to assess the Bank's progress in working toward a solution and to assist in determining an appropriate allowance for loan losses. These reports are reviewed with the Loan Committee of the Board and are reported to the full Board of Directors.

NON-PERFORMING ASSETS

     Non-performing assets include loans that are not accruing interest (non-accruing loans), loans that have been restructured (a loan is categorized as restructured if the original interest rate on the loan, repayment terms, or both were restructured on a below-market basis, due to deterioration in the financial condition of the borrower), and real estate owned.

     Generally, loans are placed on non-accrual status when interest or principal becomes contractually 90 days past-due, unless, in Covenant's assessment, the value of collateral securing the loan adequately ensures the likelihood of the ultimate collection of all unpaid principal and interest and the loan is in the process of collection.

                                                                                            DECEMBER 31,
                                                                          1996       1995       1994       1993       1992
Non-performing assets:
  Non-accruing loans:
     Commercial.......................................................   $1,734     $2,045     $2,376     $1,981     $1,197
     Mortgage.........................................................   931        1,536      1,526      1,943       556
     Consumer.........................................................   201        263        262        328         211
       Total..........................................................   2,866      3,844      4,164      4,252      1,964
  Restructured loans..................................................    --         --        595         --          --
Total non-performing loans............................................   2,866      3,844      4,759      4,252      1,964
  Real estate owned...................................................   695        1,171      715        998        1,889
Total non-performing assets...........................................   $3,561     $5,015     $5,474     $5,250     $3,853
Accruing loans 90 days past due.......................................   $1,753     $993       $2,124     $2,058     $351
Non-performing loans as a percentage of loans.........................   1.19  %    1.87  %    2.45  %    2.31  %    1.32   %
Non-performing assets as a percentage of loans and real estate
  owned...............................................................   1.47  %    2.43  %    2.81  %    2.84  %    2.56   %
Non-performing assets as a percentage of total assets.................   0.86  %    1.44  %    1.73  %    1.91  %    1.83   %
Allowance as a percentage of non-performing loans.....................   105.23%    86.84 %    77.95 %    86.33 %    137.42 %

     Non-accruing loans at December 31, 1996 and 1995 totaled $2.9 million and $3.8 million, respectively. Interest income recognized on non-accruing loans totaled $89,000 in 1996, $28,000 in 1995, and $195,000 in 1994. Had interest income on year-end non-accrual loans been paid at the contracted rates and due dates, Covenant would have recorded additional interest income in 1996, 1995 and 1994 of $273,000, $508,000, and $464,000, respectively. Restructured loans at December 31, 1994 totaled $595,000. Had interest income on restructured loans been paid in accordance with contracted rates, Covenant would have recorded additional interest income of $4,000 in 1994. There were no restructured loans at December 31, 1996, consequently, no interest income on restructured loans was recognized.

     Non-performing assets totaled $3.6 million or 1.47% of total loans and real estate owned at December 31, 1996, compared to $5.0 million or 2.43% of total loans and real estate owned at December 31, 1995. Non-performing loans at December 31, 1996 of $2.9 million represent a decrease of $978,000 when compared to December 31, 1995's balance of $3.8 million. At December 31, 1996, non-performing loans as a percentage of total loans were 1.19%, compared to 1.87% for 1995. These favorable variances show the significant progress Covenant has made in reducing problem loans primarily in the mortgage and commercial categories.

     The balance of real estate owned was $695,000 (six properties totaling $493,000 are residential) at December 31, 1996, compared to $1,171,000 at December 31, 1995. The decrease from 1995 to 1996 was due to the sale of fourteen properties for $1,319,000 offset by the addition of eight properties for $843,000, during 1996. The balance of real estate owned was $715,000 at December 31, 1994. All properties are reported at the lower of cost or fair value less estimated selling costs.

     The $760,000 increase in accruing loans 90 days past-due between December 31, 1995 and December 31, 1996 is related to the following: (1) two matured, well-collateralized commercial loans totaling $116,000 that are in the process of collection; (2) a $61,000 increase in commercial share loans that are 100% secured by certificates of deposit and are in the process of collection; (3) two commercial loans totaling $39,000 that are in the process of collection; (4) an increase of $544,000 in various residential and consumer loans that are well-collateralized and are in the process of collection.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount considered by management to be adequate to absorb known and inherent losses in the portfolio. Management considers a variety of factors when establishing the allowance, such as the impact of current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan review and related classifications, the borrower's perceived financial and managerial strengths, the estimated adequacy of underlying collateral and other relevant factors. Consideration is also given to examinations performed by regulatory agencies.

     At December 31, 1996, the recorded investment in loans for which impairment has been recognized in accordance with FAS 114 and FAS 118 totaled $1.7 million, which have a valuation allowance of $199,000. Such valuation allowance is included in the allowance for loan losses.

     Table 6 sets forth information regarding Covenant's allowance for loan losses as of December 31, for each of the years 1992 through 1996.

                                                                                             DECEMBER 31,
                                                                           1996       1995       1994       1993       1992
Balance at beginning of period.........................................   $3,195     $3,623     $3,670     $2,699     $2,404
Acquired allowance for loan losses from NJS&L..........................    --         --         --        1,039       --
Provision charged to operating expense.................................   636        314        682        1,043      947
Charge-offs:
  Commercial...........................................................   (449  )    (865  )    (877  )    (1,208)    (366  )
  Mortgage.............................................................   (417  )    (68   )    (125  )    (20   )    (283  )
  Consumer.............................................................   (124  )    (70   )    (59   )    (57   )    (24   )
Total Charge-offs......................................................   (990  )    (1,003)    (1,061)    (1,284)    (673  )
Recoveries.............................................................   175        261        332        173         21
Net charge-offs........................................................   (815  )    (742  )    (729  )    (1,111)    (652  )
Balance at end of period...............................................   $3,016     $3,195     $3,623     $3,670     $2,699

Net charge-offs as a percentage of average loans.......................   0.36%      0.37%      0.38%      0.77%      0.46%
Allowance as a percentage of period-end loans..........................   1.25%      1.56%      1.87%      2.00%      1.81%
Allowance as a percentage of non-performing loans......................   105.23%    86.84%     77.95%     86.33%     137.42%
Allowance as a percentage of non-performing assets.....................   84.70%     63.71%     66.19%     69.92%     70.05%

     Management is consistently informed of changes in economic indicators which may have impact, either positive or adverse, on asset quality, the allowance for loan losses, potential charge-offs and delinquencies.

     The provision for loan losses charged against earnings was $636,000 in 1996, compared to $314,000 in 1995, an increase of 103%. A substantial portion ($481,000) of the provision in 1996 was taken in connection with the acquisition of 1st Southern, and reflects the conformance of 1st Southern reserves for loan losses to the Bank's policies with respect thereto. Asset quality in the Bank's loan portfolio continues to be at reasonable levels. Net charge-offs as a percentage of average loans was 0.36% for 1996, compared to 0.37% for 1995. The Bank's allowance for loan losses as a percentage of non-performing loans and as a percentage of non-performing assets increased to 105.23% and 84.70%, respectively, at December 31, 1996, compared to 86.84% and 63.71%, respectively, at December 31, 1995.

     Table 7 sets forth Covenant's allocation of the allowance for loan losses as of December 31, for each of the years 1992 through 1996. The allocation of the allowance for loan losses in Table 7 is based upon historical experience and the Bank's review of each specific loan category in which future losses may ultimately occur. However, the entire allowance for loan losses is available to absorb further loan losses in any category. Covenant is unable to determine in which category future charge-offs and recoveries may occur.

                                                                            DECEMBER 31,
                                          1996                 1995                 1994                 1993             1992
                                              % OF                 % OF                 % OF                 % OF
                                              GROSS                GROSS                GROSS                GROSS
                                              LOANS                LOANS                LOANS                LOANS
                                     AMOUNT    (1)        AMOUNT    (1)        AMOUNT    (1)        AMOUNT    (1)        AMOUNT
Commercial.........................  $1,088       27%     $1,484       31%     $1,817       31%     $1,609       32%     $1,375
Mortgage...........................  1,619        59      1,390        54      1,427        55      1,302        55      827
Consumer...........................  309          14      321          15      379          14      759          13      497
  Total............................  $3,016      100%     $3,195      100%     $3,623      100%     $3,670      100%     $2,699

                                     1992
                                     % OF
                                     GROSS
                                     LOANS
                                      (1)
Commercial.........................      31%
Mortgage...........................      55
Consumer...........................      14
  Total............................     100%

(1) Represents the amount of loans in each category as a percentage of gross loans.

Note: Unallocated reserves have been allocated proportionately to each category.

INVESTMENT SECURITIES

     Table 8 summarizes the fair value of investments available for sale and the amortized cost of investments held to maturity at December 31, 1996, 1995 and 1994, respectively. See Note 4 of "COVENANT BANK NOTES TO FINANCIAL STATEMENTS" for information relating to fair values.

                                                                                      DECEMBER 31,
                                                                               1996       1995       1994
Investments Available For Sale U.S. Treasury..............................   $132,578    $57,178    $16,823
Investments Held to Maturity
  U.S. Treasury...........................................................      --       38,091     72,795
  Obligations of U.S. Government Agencies.................................   7,209       10,596     6,745
  Federal Home Loan Bank Stock............................................   4,478       1,656       900
Total Investments Held to Maturity........................................   $11,687     $50,343    $80,440

     Investment securities were $144.3 million at December 31, 1996, compared to $107.5 million at December 31, 1995. The increase in investment securities during 1996 was the result of additional purchases of US Treasury Notes classified as "Available for Sale" which were funded with securities sold under agreements to repurchase, FHLB advances and deposits.

     In December, 1995, the Bank responded to a Special Report issued by the Financial Accounting Standards Board by reclassifying a portion of its investment securities from the "Held to Maturity" category to the "Available for Sale" category. Covenant reclassified US Treasury Notes with a book value of $45.4 million and a fair value of $46.8 million, resulting in a $0.9 million unrealized holding gain, after related income taxes, that was credited to stockholders' equity on the Statement of Financial Condition contained herein. Management reclassified only those securities with scheduled maturities beyond March 31, 1997 due to interest rate sensitivity issues.

     At December 31, 1996, the fair value of investments available for sale was $132.6 million, resulting in unrealized holding losses of $0.5 million. At December 31, 1995, the fair value of investments available for sale was $57.2 million, resulting in unrealized holding gains of $1.8 million.

     At December 31, 1996, investments held to maturity totaled $11.7 million, compared to $50.3 million at December 31, 1995. The decline is primarily due to maturities of $41.7 million during 1996. The fair values of these investments were $11.8 million at December 31, 1996 and $50.6 million at December 31, 1995, respectively.

     Investments held to maturity are classified as such and are carried at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as investments available for sale and carried at fair value.

     Covenant's investment portfolio is comprised of US Government securities, Federal Agency mortgage-backed securities and Federal Home Loan Bank ("FHLB") stock. The portfolio generates substantial interest income, serves as a source of liquidity and is utilized as a tool in managing interest rate sensitivity. Portions of the portfolio are also used to secure public deposits and serve as collateral for repurchase transactions. The investment portfolio also plays a significant role in the asset/liability management process. Among other things, the investment portfolio is utilized to balance the interest sensitivity of the prime-based portion of the loan portfolio.

     Table 9 sets forth Covenant's securities portfolio by contractual maturity distribution and weighted average yield as of December 31, 1996.

                                                           ONE TO FIVE        FIVE TO TEN                           NO STATED
                                      ONE YEAR OR LESS        YEARS              YEARS         OVER TEN YEARS       MATURITY
                                      AMORTIZED          AMORTIZED          AMORTIZED          AMORTIZED         AMORTIZED
                                      COST      YIELD    COST      YIELD    COST      YIELD    COST      YIELD   COST      YIELD
Investments Held to Maturity:
  U.S. Treasury....................   $ --       --   %  $ --       --   %  $ --       --   %  $ --      --   %  $ --      --   %
  Obligations of U.S. Government
    Agencies.......................     --       --        --       --        --       --      7,209     6.70 %    --      --   %
  Federal Home Loan Bank stock.....     --       --        --       --        --       --        --      --      4,478     6.48 %
Total..............................   $ --       --   %  $ --       --   %  $ --       --   %  $7,209    6.70 %  $4,478    6.48 %

                                          TOTAL
                                     AMORTIZED
                                     COST      YIELD
Investments Held to Maturity:
  U.S. Treasury....................  $ --      --   %
  Obligations of U.S. Government
    Agencies.......................  7,209     6.70 %
  Federal Home Loan Bank stock.....  4,478     6.48 %
Total..............................  $11,687   6.64 %

                                                 ONE TO FIVE         FIVE TO TEN                                NO STATED
                           ONE YEAR OR LESS         YEARS               YEARS           OVER TEN YEARS          MATURITY
                            FAIR                FAIR                FAIR                FAIR                 FAIR
                            VALUE     YIELD     VALUE     YIELD     VALUE     YIELD     VALUE     YIELD      VALUE     YIELD
Securities Available for
  Sale:
  U.S. Treasury.........   $28,171    6.94 %   $77,198    6.30 %   $27,208    6.10 %   $ --        --   %   $ --        --   %

                                TOTAL
                            FAIR
                           VALUE      YIELD
Securities Available for
  Sale:
  U.S. Treasury.........  $132,578    6.30 %

DEPOSITS

     Covenant's predominant source of funds is depository accounts. Covenant's deposit base is comprised of demand deposits, savings and money market accounts, time deposits and individual retirement accounts (IRA's). Deposits are held by individuals and businesses located within the southern New Jersey marketplace. Covenant gathers deposits from a diverse customer base and accepts deposits from local municipalities within the guidelines of the New Jersey Government Unit Deposit Protection Act (GUDPA). Covenant has no brokered deposits.

     Deposits totaled $277.5 million at December 31, 1996, compared to $262.8 million at December 31, 1995, representing a $14.7 million or 6% increase. Of the increase in deposits, $7.5 million is attributable to increases in non-interest demand accounts. The remainder is due to increases in interest-bearing demand, savings and money market balances $(4.7 million) and time deposits $(2.5 million).

     Table 10 sets forth the major classifications of deposits at December 31, 1996, 1995 and 1994.

                                            1996                               1995                               1994
                                 WEIGHTED                           WEIGHTED                           WEIGHTED
                                 AVERAGE                            AVERAGE                            AVERAGE
                                 RATE         AMOUNT     PERCENT    RATE         AMOUNT     PERCENT    RATE         AMOUNT   PERCENT
Noninterest-bearing
  deposits....................   0.00 %      $41,868       15%      0.00 %      $34,347       13%      0.00 %      $25,625       11%
Interest-bearing deposits:
  Demand......................   2.15 %      34,757        13%      2.09 %      26,517        10%      1.76 %      25,009        11%
  Statement savings...........   2.40 %      40,257        15%      2.64 %      44,756        17%      2.44 %      45,563        19%
  Money market................   2.92 %      21,155         8%      2.80 %      20,215         8%      2.43 %      24,350        10%
  Time deposits...............   5.31 %      139,428       50%      5.31 %      136,917       52%      4.09 %      115,274       49%
Total deposits................   3.56 %      $277,465     100%      3.67 %      $262,752     100%      2.89 %      $235,821     100%

     The aggregate amounts of certificates of deposit of $100,000 or more at December 31, 1996, 1995 and 1994 were $37,035,000, $42,976,000 and $30,046,000, respectively.

     A summary of certificates of deposit of $100,000 or more by maturity is shown in Table 11.

                                                                              1996
                                                                         AMOUNT     PERCENT
Within one year.......................................................   $35,798      97%
One to two years......................................................    837          2%
Two to three years....................................................    400          1%
Three to four years...................................................     --         --
Four to five years....................................................     --         --
Over five years.......................................................     --         --
                                                                         $37,035     100%

BORROWINGS

     Sources of funds for Covenant other than deposits include FHLB advances and securities sold under agreements to repurchase. FHLB advances were $20.5 million at December 31, 1996 and $14.5 million at December 31, 1995. Securities sold under agreements to repurchase totaled $84.0 million at December 31, 1996 and $37.6 million at December 31, 1995. The increase in securities sold under agreements to repurchase was directly related to purchases of investments available for sale as noted in the investment section and the net increase in loans. Table 12 summarizes information regarding securities sold under agreements to repurchase.

                                                                                    DECEMBER 31,
                                                                            1996        1995        1994
Balance.................................................................   $84,037     $37,582     $38,795
Weighted average interest rate at December 31...........................   5.72   %    5.74   %    6.29   %
Maximum amount outstanding during the period............................   96,088      62,715      49,737
Average amount outstanding during the period............................   72,358      46,774      13,657
Weighted average interest rate during the period........................   5.30   %    5.93   %    5.04   %

ASSET AND LIABILITY MANAGEMENT

     Covenant monitors its sensitivity to interest rate changes and its liquidity and capital position through its asset and liability management process. Covenant's objectives include (i) controlling interest rate exposure,
(ii) ensuring adequate liquidity, (iii) maintaining a strong capital position and (iv) maximizing net interest income opportunities. Covenant manages these objectives centrally through its Asset Liability Management Committee (ALCO).

INTEREST RATE SENSITIVITY

     Covenant seeks to manage its interest sensitivity position to maximize earnings and minimize the risk associated with interest rate movements through the use of a "gap analysis" on a monthly basis. The gap analysis assesses the interest rate risk that arises from differences in the volumes of assets and liabilities that mature or reprice within a given period. A "positive" gap position results when the amount of interest-sensitive assets exceeds that of interest-sensitive liabilities, signifying that the net interest margin will be positively affected by rising rates and negatively affected by falling rates (i.e., liability-sensitive position); conversely, a "negative" gap position results when the amount of interest-sensitive liabilities exceeds that of interest-sensitive assets, indicating that the net interest margin will be negatively affected by rising rates and positively affected by falling rates. However, the Bank's gap position does not necessarily predict the impact of changes in general levels of interest rates or net interest income due to assumptions made as to repricing and maturities of certain products.

     Decisions are also based on "dynamic shock analysis," a process that entails the application of different prime rate increase or decrease scenarios to the current maturity/repricing structure. This analysis measures the impact on net interest income of each of the scenarios applied relative to Covenant's interest rate risk management policy guidelines, and seeks to identify appropriate measures to maintain the interest sensitivity of net interest income within such policy guidelines. Table 13 illustrates the gap position of Covenant Bank as of December 31, 1996.

                                                                                                              NON-INTEREST
                                                                                 ONE TO          OVER         SENSITIVE
                                           1-90        91-180       181-365       THREE          THREE        ASSETS/
                                           DAYS         DAYS         DAYS         YEARS          YEARS        LIABILITIES
Rate sensitive assets:
Interest earning assets
  Loans...............................   $92,473      $6,162       $12,338       $36,582        $90,879        $  --
  Investment securities...............       --        7,023       21,149        64,257         51,836            --
  Federal funds sold..................    3,100           --           --            --             --            --
    Total interest earning assets.....   95,573       13,185       33,487        100,839        142,715           --

Non-interest earning assets...........       --           --           --            --             --        28,835
    Total assets......................   $95,573      $13,185      $33,487       $100,839       $142,715     $28,835
Rate sensitive liabilities:
  Interest bearing demand.............   $26,068      $   --       $   --        $4,345         $4,344         $  --
  Statement savings...................   30,150           --           --         5,058          5,049            --
  Money market........................   15,866           --           --         2,645          2,644            --
  Time deposits.......................   59,660       26,830       26,824        13,305         12,809            --
  Borrowings..........................   95,537        1,000           --         3,000          5,000            --
    Total interest bearing
      liabilities.....................   227,281      27,830       26,824        28,353         29,846            --
Non-interest bearing liabilities......       --           --           --            --             --        45,249
Stockholders' equity..................       --           --           --            --             --        29,251
    Total liabilities and
      stockholders' equity............   $227,281     $27,830      $26,824       $28,353        $29,846       $74,500
Interest rate sensitivity GAP.........   $(131,708)   $(14,645 )   $6,663        $72,486        $112,869      ($45,665)
Cumulative GAP........................   $(131,708)   $(146,353)   $(139,690)    $(67,204)      $45,665
Cumulative GAP as a percentage of
  total interest earning assets.......   -34.14%      -37.94%      -36.21%       -17.42%         11.84%

                                         TOTAL
Rate sensitive assets:
Interest earning assets
  Loans...............................  $238,434
  Investment securities...............  144,265
  Federal funds sold..................  3,100
    Total interest earning assets.....  385,799
Non-interest earning assets...........  28,835
    Total assets......................  $414,634
Rate sensitive liabilities:
  Interest bearing demand.............  $34,757
  Statement savings...................  40,257
  Money market........................  21,155
  Time deposits.......................  139,428
  Borrowings..........................  104,537
    Total interest bearing
      liabilities.....................  340,134
Non-interest bearing liabilities......  45,249
Stockholders' equity..................  29,251
    Total liabilities and
      stockholders' equity............  $414,634
Interest rate sensitivity GAP.........
Cumulative GAP........................
Cumulative GAP as a percentage of
  total interest earning assets.......

     The gap analysis table is intended to illustrate the maturity/repricing characteristics of Covenant's interest-earning assets and interest-bearing liabilities as of December 31, 1996. The analysis is based on contractual maturities and, where applicable, management's estimates of the repricing characteristics of various assets and liabilities and on assumptions as to customer behavior.

     The gap analysis presented in Table 13 indicates a liability-sensitive position through the one-year time period beginning December 31, 1996. During 1995 and 1996, Covenant increased its investment in US Treasury Notes with maturities beyond one year that have been funded by growth in deposits and short-term (three months or less) securities sold under agreements to repurchase and FHLB advances. This transaction is primarily responsible for the liability-sensitive position as of December 31, 1996.

     Covenant's net interest income has not been subject to the degree of sensitivity indicated by this traditional gap analysis. Interest-bearing core deposits (interest-bearing demand, statement savings and money market deposits) have no contractual maturity; therefore, management has assigned a repricing interval of 1-90 days for 75% of the balance outstanding of each category, with the remaining 25% of the total core deposit balance included in the one- to three-year category. This allocation is based on management's recent experience regarding deposit changes and market conditions. In monitoring interest sensitivity, adjustments are made to the dynamic shock assumptions to reflect management's recent experience regarding the impact of product pricing, interest rate spread relationships and customer behavior. These marginal adjustments are necessarily subjective and will vary over time with loan and deposit changes and market conditions. The investment portfolio is utilized to manage the Bank's gap position, interest rate spread and to mitigate overall maturity risk in the portfolio.

LIQUIDITY

     Adequate liquidity is necessary to meet the borrowing needs and deposit withdrawal requirements of customers as well as to satisfy liabilities, fund operations and support asset growth. Maintaining an appropriate level of liquid funds through the asset/liability management process ensures that the needs of the Bank are met at a reasonable cost. Therefore, the management of liquidity is coordinated with the management of Covenant's interest sensitivity and capital position. Major sources of liquidity are core deposits, cash flow generated by the Bank's investment and loan portfolios, and short-term borrowings. Earnings and funds provided by operations also serve as a source of liquidity.

     Cash and cash equivalents equaled $15.5 million at December 31, 1996, representing a decrease of $7.3 million from the $22.8 million balance at December 31, 1995. During 1996, the Bank purchased $77.9 million of US Treasury Notes with various maturities beyond one year and classified as "Available for Sale," and the Bank purchased $3.8 million of FHLB stock and U.S. Government agency securities classified as "Held to Maturity," offset by proceeds from maturities of investments held to maturity of $41.6 million. In addition, a net increase of $36.8 million in loans contributed to a net cash used in investing activities totaling $76.6 million as shown on the Statement of Cash Flows for 1996. Covenant funded the net cash used in investing activities by a $46.5 million increase in securities sold under agreements to repurchase, a $6.0 million increase in FHLB advances and a $14.7 million increase in deposits.

     Covenant places a strong emphasis on the composition of the investment portfolio as a source of liquidity. Additional sources of liquidity are available to Covenant through the purchase of federal funds and borrowings on approved lines of credit. On measure of Covenant's liquidity is the FDIC liquidity ratio. This ratio measures net cash, short-term investments and marketable assets divided by net deposits and short-term liabilities. Covenant's liquidity ratio at December 31, 1996 was 23%. Overall, based on the Bank's core deposit base, and its available sources of borrowed funds, management believes that Covenant's liquidity position remains at an adequate level.

CAPITAL

     The maintenance of appropriate levels of capital is a management priority and an important objective of Covenant's asset and liability management process. Covenant's principle capital planning goals are to provide an adequate return to stockholders, to support Covenant's growth and expansion activities, to provide stability to current operations and to promote public confidence. At December 31, 1996, Covenant met the definition of a "well-capitalized" institution. See
Note 13 of "COVENANT BANK NOTES TO FINANCIAL STATEMENTS" (Regulatory Matters) for additional information regarding various regulatory capital requirements.

     Table 14 sets forth Covenant's minimum regulatory capital requirements and compliance therewith as of December 31, 1996 and 1995.

                                                                           1996      1995
Stockholders' equity to total assets....................................   7.05 %    8.62 %
Leverage ratio..........................................................   7.51 %    8.49 %
Risk-based capital ratios:
  Tier 1................................................................   11.98%    13.62%
  Total capital.........................................................   13.20%    14.87%

INCOME TAXES

     The provision for income taxes for 1996 was $1.2 million compared to $0.7 million for 1995. The effective tax rate, which is the ratio of income tax expense to income before income taxes, was 39% in 1996, up from 23% in 1995, due to the non-deductible merger expenses incurred during 1996 and a smaller reduction in the valuation allowance for deferred tax assets recorded during 1996 vs. 1995. References should be made to Note 15 of the "COVENANT BANK NOTES TO FINANCIAL STATEMENTS" for an additional analysis of the provision for income taxes.

     At December 31, 1996, deferred tax assets amounted to $1.4 million and deferred tax liabilities amounted to $0.3 million. Under SFAS NO. 109, a valuation allowance is required to be provided for the deferred tax assets to the extent it is more likely than not that they will not be realized. At December 31, 1996 the net change in the valuation allowance for the year ended December 31, 1996 was a decrease of $74,000. This change resulted from a reassessment of the realizability of the existing net deductible temporary differences which give rise to the net deferred income tax asset. Based upon the Bank's tax history and anticipated level of future taxable income, management believes the existing net deductible temporary differences will, more-likely-than-not, reverse in future periods in which the Bank generates net taxable income.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Principally, SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of a financial components approach (for example, focus on assets and liabilities that remain after the transfer takes place) that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

     In addition, SFAS 125 extends the "available for sale" or "trading" approach of SFAS 115 to all financial assets that contractually can be prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. Such financial assets can no longer be classified as held to maturity.

     SFAS 125 is effective for transfers of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The extension of SFAS 125 to all financial assets subject to prepayment risk is effective for financial assets held on or after January 1, 1997. Management does not believe that this statement will have a material effect on the Bank's financial position or results of operations.

 [KPMG Peat Marwick logo appears here]

The Board of Directors
Covenant Bank

     We have audited the accompanying statement of financial condition of Covenant Bank as of December 31, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. We have also audited the accompanying statement of financial condition of Covenant Bank as of December 31, 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended, prior to their restatement for the 1996 pooling-of-interests transaction described in Note 2 to the financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Covenant Bank for the year ended December 31, 1994, prior to their restatement for the 1996 pooling-of-interests transaction described in Note 2 to the financial statements, were audited by other auditors whose report dated January 19, 1995, expressed an unqualified opinion on those statements. Separate financial statements of 1st Southern State Bank also included in the 1995 and 1994 restated financial statements were audited by other auditors whose report dated January 16, 1996, expressed an unqualified opinion on those statements. The report of the other auditors has been furnished to us, and our opinion, insofar as it relates to the amounts included for 1st Southern State Bank, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Covenant Bank as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     We also audited the combination of the accompanying statement of financial condition as of December 31, 1995 and the statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1994, after restatement for the 1996 pooling-of-interests; in our opinion, such statements have been properly combined on the basis described in Note 2 of the notes to the financial statements.

                                         KPMG PEAT MARWICK, LLP

January 27, 1997
Philadelphia, Pennsylvania

                                               Members of American Institute of
                                               Certified Public Accountants
                                               Kenneth W. Moore, CPA, RMA, PFS
                                               Thomas J. Fitzpatrick, CPA, PFS

                                               New Jersey Society of Certified
                                               Leon P. Costello, CPA, RMA
                                               Public Accountants

                   [Moore & Fitzpatrick LLC logo appears here]

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
1st Southern State Bank:

     We have audited the statement of financial condition of 1st Southern State Bank as of December 31, 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Southern State Bank as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.

                                         MOORE & FITZPATRICK, LLC
                                         CERTIFIED PUBLIC ACCOUNTANTS

                                         January 16, 1996

    200 S. Shore Road  P.O. Box 523  Marmora, New Jersey 08223  Phone (609)
                          390-3600  Fax (609) 390-0056
     Bank Street Commons  Suite 150  510 Bank Street, Cape May, New Jersey
                08204  Phone (609) 898-9600   Fax (609) 898-9568
  207 Locust Street  Turnersville, New Jersey 08012  Phone (609) 232-1520  Fax
                                 (609) 232-1521

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Covenant Bank:

     We have audited the statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, changes in stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, changes in stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations, changes in stockholders' equity and cash flows. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 19, 1995

                                 COVENANT BANK
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                                           DECEMBER 31,
                                                                                                        1996          1995
                                                                                                          (IN THOUSANDS,
                                                                                                        EXCEPT SHARE DATA)
Assets:
Cash and due from banks............................................................................   $ 12,446      $ 10,788
Federal funds sold.................................................................................      3,100        11,989
     Cash and cash equivalents.....................................................................     15,546        22,777
Investments available for sale.....................................................................    132,578        57,178
Investments held to maturity (fair value 1996-$11,743; 1995-$50,635)...............................     11,687        50,343
Loans held for sale................................................................................         --           936
Loans receivable...................................................................................    241,201       204,861
  Less allowance for loan losses...................................................................      3,016         3,195
     Loans receivable, net.........................................................................    238,185       201,666
Premises and equipment, net........................................................................      9,135         7,749
Real estate owned..................................................................................        695         1,171
Accrued interest receivable........................................................................      3,913         3,523
Deferred income taxes, net.........................................................................      1,076           427
Other assets.......................................................................................      1,819         1,391
     Total Assets..................................................................................   $414,634      $347,161
Liabilities:
Non-interest bearing deposits......................................................................   $ 41,868      $ 34,347
Interest bearing deposits..........................................................................     96,169        91,488
Time deposits......................................................................................    139,428       136,917
     Total deposits................................................................................    277,465       262,752
Advances from The Federal Home Loan Bank...........................................................     20,500        14,500
Securities sold under agreements to repurchase.....................................................     84,037        37,582
Other liabilities..................................................................................      3,381         2,418
     Total Liabilities.............................................................................    385,383       317,252
Commitments and Contingencies

Stockholders' Equity:
Convertible preferred stock, authorized 300,000 shares;
  Series "A", $25 par value: 138,300 shares issued and outstanding.................................      3,457         3,457
  Series "B", $25 par value: 161,700 shares issued and outstanding.................................      4,043         4,043
Common stock, $5 par value: authorized 5,000,000 shares; issued and outstanding 2,906,262 and
  2,711,800 shares, respectively...................................................................     14,531        13,559
Additional paid-in capital.........................................................................     10,614         9,212
Net unrealized gain (loss) on investments available for sale, net of deferred income taxes.........       (305)        1,157
Accumulated deficit................................................................................     (3,089)       (1,519)
     Total Stockholders' Equity....................................................................     29,251        29,909
     Total Liabilities and Stockholders' Equity....................................................   $414,634      $347,161

                See accompanying notes to financial statements.

                                 COVENANT BANK
                            STATEMENTS OF OPERATIONS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                    1996            1995            1994
                                                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                                                   DATA)
Interest Income
  Interest and fees on loans..................................................   $   20,239      $   18,754      $   16,303
  Interest on investment securities...........................................        8,493           6,673           3,267
  Other interest income.......................................................          366             572             618
     Total interest income....................................................       29,098          25,999          20,188

Interest Expense
  Interest on deposits........................................................        9,643           9,132           6,951
  Interest on borrowings......................................................        4,521           3,199           1,097
     Total interest expense...................................................       14,164          12,331           8,048
Net interest income...........................................................       14,934          13,668          12,140
Provision for loan losses.....................................................          636             314             682
Net interest income after provision for loan losses...........................       14,298          13,354          11,458
Non-interest Income
  Service charges on deposit accounts.........................................          631             374             300
  Gain on sale of investment securities.......................................           --               1               2
  Gain on sale of loans.......................................................           --              --              46
  Loan servicing-related income...............................................          274             248             227
  Other income................................................................          185             221             204
     Total other income.......................................................        1,090             844             779
Non-interest Expense
  Salaries and employee benefits..............................................        6,367           6,036           5,315
  Occupancy...................................................................        1,610           1,403           1,323
  Data processing and other service costs.....................................          681             826             847
  Professional services.......................................................          524             491             642
  Advertising and promotion...................................................          173             208             227
  Federal insurance premiums..................................................          684             387             621
  Amortization of organizational costs........................................           --              40              49
  Merger costs................................................................          666              --             809
  Other expenses..............................................................        1,632           1,730           1,463
     Total other expenses.....................................................       12,337          11,121          11,296
Income before income taxes....................................................        3,051           3,077             941
Income taxes (benefit)........................................................        1,201             698            (340)
Net income....................................................................        1,850           2,379           1,281
Less dividends on preferred stock.............................................          450             268             208
Net income applicable to common stock.........................................   $    1,400      $    2,111      $    1,073
Earnings per share: (1).......................................................   $     0.45      $     0.63      $     0.36
Weighted average common shares outstanding, including common stock
  equivalents.................................................................    4,068,680       3,760,524       3,534,979

(1) Earnings per share data has been restated to reflect the common stock dividends declared in 1996 and 1995.

                See accompanying notes to financial statements.

                                 COVENANT BANK
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                NET UNREALIZED
                                                                                                 GAIN(LOSS),
                                                                                   ADDITIONAL       NET OF
                                                             PREFERRED   COMMON     PAID-IN        DEFERRED      ACCUMULATED
                                                               STOCK      STOCK     CAPITAL      INCOME TAXES      DEFICIT
                                                                          (IN THOUSANDS, INCLUDING SHARE DATA)
Balance at January 1, 1994.................................   $ 3,457    $12,138    $  7,553        $  140         $(1,643)
Net income.................................................        --         --          --            --           1,281
Preferred stock dividend...................................        --         --          --            --            (208)
Adjustment to unrealized gain (net of tax).................        --         --          --          (394)             --
Common stock dividends and other (106 shares)..............        --        531         654            --          (1,133)
Balance at December 31, 1994...............................   $ 3,457    $12,669    $  8,207        $ (254)        $(1,703)
Net income.................................................        --         --          --            --           2,379
Issuance of preferred stock series "B".....................     4,043         --         (60)           --
Preferred stock dividend...................................        --         --          --            --            (268)
Adjustment to unrealized gain (net of tax).................        --         --          --         1,411              --
Common stock dividends and other (178 shares)..............        --        890       1,065            --          (1,927)
Balance at December 31, 1995...............................   $ 7,500    $13,559    $  9,212        $1,157         $(1,519)
Net income.................................................        --         --          --            --           1,850
Preferred stock dividend...................................        --         --          --            --            (450)
Adjustment to unrealized gain (net of tax).................        --         --          --        (1,462)             --
Common stock dividends and other (194 shares)..............        --        972       1,402            --          (2,970)
Balance at December 31, 1996...............................   $ 7,500    $14,531    $ 10,614        $ (305)        $(3,089)

                                                              TOTAL
Balance at January 1, 1994.................................  $21,645
Net income.................................................    1,281
Preferred stock dividend...................................     (208)
Adjustment to unrealized gain (net of tax).................     (394)
Common stock dividends and other (106 shares)..............       52
Balance at December 31, 1994...............................  $22,376
Net income.................................................    2,379
Issuance of preferred stock series "B".....................    3,983
Preferred stock dividend...................................     (268)
Adjustment to unrealized gain (net of tax).................    1,411
Common stock dividends and other (178 shares)..............       28
Balance at December 31, 1995...............................  $29,909
Net income.................................................    1,850
Preferred stock dividend...................................     (450)
Adjustment to unrealized gain (net of tax).................   (1,462)
Common stock dividends and other (194 shares)..............     (596)
Balance at December 31, 1996...............................  $29,251

                See accompanying notes to financial statements.

                                 COVENANT BANK

                            STATEMENTS OF CASH FLOWS

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                             1996         1995         1994
                                                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................................................   $  1,850     $  2,379     $  1,281
  Adjustments to reconcile net income to net cash (used) provided by operating activities:
  Provision for loan losses.............................................................        636          314          682
  Depreciation and amortization.........................................................        535          575          565
  Amortization of premiums and discounts, net...........................................         84           77          302
  Gain on sale of investments...........................................................         --           (1)          (2)
  Loans originated for sale.............................................................       (951)     (12,292)      (2,854)
  Proceeds from sales of loans held for sale............................................      1,887       11,850        2,360
  Increase (decrease) in unearned discounts and loan fees, net..........................       (308)        (123)         129
  Increase in accrued interest receivable and other assets..............................     (1,467)        (835)      (1,921)
  Increase in other liabilities.........................................................        963          688           35
     Net cash provided by operating activities..........................................      3,229        2,632          577
CASH FLOWS FROM INVESTING ACTIVITIES:
  (Increase) decrease in other short-term investments...................................         --           --        6,990
  Purchases of investments held to maturity.............................................     (3,822)      (8,297)     (65,654)
  Purchases of investments available for sale...........................................    (77,304)     (27,926)          --
  Proceeds from maturities of investments held to maturity..............................     39,894        9,399       10,245
  Proceeds from maturities of investments available for sale............................      1,250       14,100        1,000
  Proceeds from sales of investments available for sale.................................         --        2,843        2,010
  Principal collected on mortgage backed securities.....................................        834          714        1,017
  Net increase in loans.................................................................    (36,832)     (13,261)     (11,123)
  Proceeds from sales of real estate owned..............................................      1,319          333          303
  Purchases of premises and equipment...................................................     (1,921)      (1,636)      (1,213)
     Net cash used in investing activities..............................................    (76,582)     (23,731)     (56,425)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits...................................................     14,713       26,931       (8,195)
  Net increase (decrease) in securities sold under agreements to repurchase.............     46,455       (1,213)      38,795
  Net increase (decrease) in advances from the Federal Home Loan Bank...................      6,000       (3,500)      11,000
  Preferred stock dividends paid........................................................       (450)        (268)        (208)
  Net proceeds from issuance of preferred stock.........................................         --        3,983
  Common stock dividends and other......................................................       (596)                       52
     Net cash provided by financing activities..........................................     66,122       25,933       41,444
       Net increase (decrease) in cash and cash equivalents.............................     (7,231)       4,834      (14,404)
Cash and cash equivalents at the beginning of the year..................................     22,777       17,943       32,347
Cash and cash equivalents at the end of the year........................................   $ 15,546     $ 22,777     $ 17,943
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the period for interest...........................................   $ 14,062     $ 12,220     $  7,733
     Cash paid during the period for income taxes.......................................        768          917          250
  Noncash investing and financing activities:
     Fair value of investments transferred from Held To Maturity to Available For
      Sale..............................................................................      1,750(1)    46,881           --
     Net transfers to real estate owned from loans receivable...........................        843          789          141
     Preferred stock dividends declared not paid........................................         --          113           52
  Net change in unrealized gain (loss) on investments available for sale................   $ (2,320)    $  2,091     $   (467)

(1) Transfer of securities at September 27, 1996 in conjunction with the merger of 1st Southern State Bank into Covenant Bank.

                See accompanying notes to financial statements.

                                 COVENANT BANK

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Covenant Bank ("Covenant" or "the Bank") is a bank organized under the laws of the state of New Jersey. Covenant's market focus is southern New Jersey. Covenant offers a broad range of lending, depository and related financial services to individual customers, businesses and governmental units. Covenant is a member of the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). Since commencing operations in 1988, Covenant has grown to $415 million in assets and operates fifteen personal financial centers throughout the southern New Jersey marketplace as of December 31, 1996. Through December 31, 1996, Covenant Bank ("Covenant" or "the Bank") was a state-chartered savings bank incorporated under the laws of the State of New Jersey. Effective January 1, 1997, Covenant Bank converted its charter to a state-chartered commercial bank.

     The following is a description of the significant accounting policies of Covenant. Such accounting policies are in accordance with generally accepted accounting principles and have been applied on a consistent basis. Tabular information is presented in thousands of dollars, except for share and per share data.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and certain assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits with an original maturity of 90 days or less, and federal funds sold. Generally, federal funds sold are repurchased the following day.

INVESTMENT SECURITIES

     Investments held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts, since management intends to hold these securities until maturity. Investment securities to be held for indefinite periods of time and not intended to be held to maturity are classified as investments available for sale and carried at fair value, with a corresponding adjustment for the related unrealized appreciation/(depreciation), net of taxes, to stockholders' equity. Gains or losses on the sale of investments available for sale are recognized using the specific identification method.

LOANS HELD FOR SALE

     In 1996, Covenant discontinued a program of origination and sale of residential mortgage loans (without recourse) to the secondary market. Prior to the discontinuance of the program, loans held for sale were reported at the lower of their aggregate cost or fair value.

LOANS

     Loan origination fees and certain direct loan origination costs are deferred and amortized as adjustments of the loans' yields on a level yield basis. Net loan fees are amortized over the contractual lives of the related loans.

     Interest income is recorded on the accrual basis. Loans are reported as non-accrual if they are past due as to principal or interest payments for a period of ninety days or more. Exceptions may be made if a loan is deemed by management to be adequately collateralized and in the process of collection. Loans that are on a current payment status may also be classified as non-accrual if there is serious doubt as to the borrower's ability to continue interest or principal payments. When a loan is placed in the non-accrual category, interest accruals cease and uncollected accrued interest receivable is reversed and charged against current interest income. Non-accrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectibility is reasonably assured.

                                 COVENANT BANK

     Servicing loans for others generally consists of collecting mortgage payments of principal and interest, the maintenance of escrow accounts for payment of taxes and insurance, disbursing payments to investors and the collection of delinquent payments. Mortgage loans serviced for others are not included in the accompanying Statements of Financial Condition. Fees earned by servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is based on periodic evaluations of the loan portfolio and reflects an amount that in management's opinion is adequate to absorb known and inherent losses in the portfolio. Management considers a variety of factors when establishing the allowance, including the impact of current economic conditions, diversification of the loan portfolio, historical loss experience, delinquency statistics, results of loan reviews, borrowers' perceived financial and managerial strengths, the estimated adequacy of underlying collateral and other relevant factors.

     Actual loan losses are charged directly against the allowance and recoveries on previously charged-off loans are added to the allowance. The provision for loan losses is charged to operating expense. While management uses available information to recognize losses on loans, future modifications to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments of information which is available to them at the time of their examinations. Recovery of the carrying value of such loans and real estate is dependent, to a great extent, on general economic and other conditions that may be beyond the Bank's control.

     The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Covenant considers a loan impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Generally all non-accrual loans are considered to be impaired. Large groups of smaller-balance, homogeneous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment are not included in the impaired loans category. All cash received on both impaired loans and non-accrual loans are applied against principal.

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight line method over the estimated useful lives of the assets, which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of the lease term or the life of the improvement. Expenditures for maintenance and repairs are expensed as incurred.

REAL ESTATE OWNED

     Real estate owned (REO) consists of real estate acquired in partial or full satisfaction of loans. Prior to transferring a real estate loan to REO, it is written down to the lower of cost or fair value through a charge to the allowance for loan losses. Subsequently, REO is carried at the lower of fair value less estimated costs to sell or carrying value.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets are recognized for future deductible temporary differences and tax loss and credit carryforwards if their realization is "more likely than not." Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                                 COVENANT BANK

INCOME PER COMMON SHARE AND COMMON STOCK EQUIVALENTS

     Both series of preferred stock and all stock options are considered to be common stock equivalents. The number of common stock equivalents is based upon the if-converted method for both series of preferred stock and the treasury stock method for stock options. Primary earnings per share is the lower of (i) net income less preferred stock dividends, divided by the weighted average number of common shares outstanding plus dilutive stock options or (ii) net income divided by the weighted average number of common shares outstanding plus the effect of convertible non-cumulative preferred stock and dilutive stock options. Fully diluted net income per common share and common stock equivalents is not materially different from primary net income per share for any of the periods presented. Earnings per share has been restated to reflect all stock dividends.

RECLASSIFICATION

     Prior period amounts are reclassified when necessary to conform with the current year's presentation.

2. MERGER

     On September 27, 1996, 1st Southern State Bank ("1st Southern") headquartered in Avalon, NJ, was merged with and into Covenant Bank. Covenant issued 778,061 shares of common stock and $1,363 cash in lieu of fractional shares for all the outstanding shares of 1st Southern common stock. In conjunction with the merger, Covenant recorded one-time merger costs of $666,000. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, Covenant's financial statements have been restated to include the results of 1st Southern for all periods presented. The following is a reconciliation of amounts previously reported with amounts reflected herein.

FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                         COVENANT
                                                                           BANK         1ST       COVENANT
                                                                            AS        SOUTHERN      BANK
                                                                        PREVIOUSLY     STATE         AS
                                                                          STATED        BANK      RESTATED
Net Interest Income..................................................    $ 11,848      $1,820     $13,668
Provision for Possible Loan Losses...................................         225          89         314
Other Income.........................................................         764          80         844
Other Expenses.......................................................       9,645       1,476      11,121
Income Before Income Taxes...........................................       2,742         335       3,077
Provision for Income Taxes...........................................         654          44         698
Net Income...........................................................    $  2,088      $  291     $ 2,379

FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                         COVENANT
                                                                           BANK         1ST       COVENANT
                                                                            AS        SOUTHERN      BANK
                                                                        PREVIOUSLY     STATE         AS
                                                                          STATED        BANK      RESTATED
Net Interest Income..................................................    $ 10,617      $1,523     $12,140
Provision for Possible Loan Losses...................................         670          12         682
Other Income.........................................................         720          59         779
Other Expenses.......................................................       9,943       1,353      11,296
Income Before Income Taxes...........................................         724         217         941
Provision for Income Tax Expense (Benefit)...........................        (390)         50        (340 )
Net Income...........................................................    $  1,114      $  167     $ 1,281

                                 COVENANT BANK

     In September 1994, Covenant acquired all of the outstanding common shares of Landis Savings Bank, S.L.A. of Vineland, New Jersey. The acquisition was accounted for by a pooling of interests and resulted in the issuance of 429,747 shares of common stock and $2,071 cash in lieu of fractional shares. Accordingly, Covenant's financial statements have been restated to include the results of the Landis merger for all prior periods.

3. CASH AND DUE FROM BANKS

     Covenant is required to maintain certain average reserve balances as established by the Federal Reserve Board. The amounts of those balances for the reserve computation periods which included December 31, 1996 and 1995 were $1.9 million and $1.4 million, respectively. These requirements were satisfied through the restriction of vault cash and a balance at the Federal Reserve Bank of Philadelphia.

4. INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investments held to maturity and investments available for sale as of December 31, 1996 and 1995 were as follows:

                                                                               1996
                                                                       GROSS         GROSS
                                                        AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                          COST         GAINS         LOSSES      FAIR VALUE
Investments Held to Maturity:
  U.S. Treasury......................................   $      --      $   --         $ --        $      --
  Obligations of U.S. Government Agencies............       7,209          56           --            7,265
  Federal Home Loan Bank Stock.......................       4,478          --           --            4,478
     Total...........................................   $  11,687      $   56         $ --        $  11,743
Investments Available for Sale:
  U.S. Treasury......................................   $ 133,061      $   --         $483        $ 132,578

                                                                               1995
                                                                       GROSS         GROSS
                                                        AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                                          COST         GAINS         LOSSES      FAIR VALUE
Investments Held to Maturity:
  U.S. Treasury......................................   $  38,091      $  204         $ --        $  38,295
  Obligations of U.S. Government Agencies............      10,596          98           10           10,684
  Federal Home Loan Bank Stock.......................       1,656          --           --            1,656
     Total...........................................   $  50,343      $  302         $ 10        $  50,635
Investments Available for Sale:
  U.S. Treasury......................................   $  55,341      $1,837         $ --        $  57,178

     The amortized cost and estimated fair value of investments held to maturity and investments available for sale at December 31, 1996, by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Obligations of US Government Agencies are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                 COVENANT BANK

                                                              INVESTMENTS                INVESTMENTS
                                                           HELD TO MATURITY           AVAILABLE FOR SALE
                                                        AMORTIZED       FAIR       AMORTIZED        FAIR
                                                          COST         VALUE          COST         VALUE
Due in one year or less..............................    $    --      $     --      $  27,969     $  28,172
Due after one year through five years................         --            --         76,889        77,198
Due after five years through ten years...............         --            --         28,203        27,208
No stated maturity...................................      4,478         4,478             --            --
Obligations of U.S. Government Agencies..............      7,209         7,265             --            --
                                                         $11,687      $ 11,743      $ 133,061     $ 132,578

     There were no sales of investments available for sale during 1996. Proceeds from sales of investments available for sale during 1995 were $2.8 million, and gross realized gains of $1,000 were realized on these sales. Proceeds from sales of investments available for sale during 1994 were $2.0 million, and gross realized gains of $2,000 were realized on these sales.

     There were no sales of investments held to maturity during 1996, 1995 and 1994.

     Investments held to maturity and investments available for sale with amortized costs aggregating $69.8 million and $50.8 million at December 31, 1996 and 1995, respectively, are pledged as collateral for securities sold under agreements to repurchase and public deposits.

     The FASB issued a Special Report stating that effective November 15, 1995 until December 31, 1995, banks could redesignate some or all of current "Held to Maturity" portfolios to an "Available for Sale" classification without the intent to hold other securities to maturity being questioned. On December 22, 1995, Covenant reclassified US Treasury Notes categorized as "Held to Maturity" to "Available for Sale" with an amortized cost of $45.4 million. This reclassification resulted in the recording of an unrealized gain of $1.4 million on those US Treasury Notes. Management reclassified only those securities in the "Held to Maturity" portfolio with scheduled maturities beyond March 31, 1997.

5. LOANS

     Loans at December 31, 1996 and 1995 consist of the following:

                                                                                   1996        1995
Commercial and financial......................................................   $ 65,351    $ 62,517
Real estate -- construction...................................................      7,075       3,346
Mortgage -- residential.......................................................     50,744      42,415
Mortgage -- commercial........................................................     84,520      67,983
Consumer (including home equity lines of credit)..............................     33,760      29,157
  Subtotal....................................................................    241,450     205,418
Unearned discounts and deferred loan fees.....................................       (249)       (557)
Allowance for loan losses.....................................................     (3,016)     (3,195)
Loans receivable, net.........................................................   $238,185    $201,666

     Non-accruing loans at December 31, 1996 and 1995 totaled $2,866,000 and $3,844,000, respectively. Interest income recognized on non-accruing loans totaled $89,000 in 1996, $28,000 in 1995, and $195,000 in 1994. Had interest income on year-end non-accrual loans been paid at the contracted rates and due dates, Covenant would have recorded additional interest income in 1996, 1995 and 1994 of $273,000, $508,000, and $464,000, respectively. Restructured loans at December 31, 1994 totaled $595,000. Had interest income on restructured loans been paid in accordance with contracted rates, Covenant would have recorded additional interest income of $4,000 in 1994. There were no restructured loans at December 31, 1996, consequently, no interest income on restructured loans was recognized.

                                 COVENANT BANK

     Under New Jersey Banking statutes, Covenant is subject to a loans-to-one-borrower limitation of 15% of capital funds. At December 31, 1996, Covenant's loans-to-one-borrower limitation was $4,885,800; this excludes an additional 10% of adjusted capital funds or $3,257,200, which may be loaned if collateralized by readily marketable securities, as defined in the regulations. At December 31, 1996, there are no loans to any borrower which individually or in the aggregate exceed that limit. The majority of Covenant's loans are located within the southern New Jersey marketplace, which is its only significant geographic concentration. Credit exposure to customers with credit extensions (on and off-balance sheet) collateralized at least in part by commercial real estate was $81.2 million or 29.1% and $80.3 million or 34.0% of total credit extensions at December 31, 1996 and 1995, respectively. No other concentration of credit risk exceeds 10% of total credit extensions at year-end.

     The total amount of loans serviced for the benefit of others was $14.4 million and $16.0 million at December 31, 1995 and 1994, respectively. The total amount of loan servicing fees received from investors was approximately $75,000, $94,000, and $115,000 during 1996, 1995, and 1994 respectively.

     Loans to directors and executive officers including loans to related parties and entities were $7,194,000 and $5,868,000 December 31, 1996 and 1995, respectively. These loans were made in the ordinary course of business at substantially the same terms and conditions as those with other borrowers. During 1996, there were increases of approximately $1,493,000 and loan repayments of approximately $167,000 on such loans.

     Covenant engaged in certain legal, rental and consulting services with other entities which are affiliated with Directors of the Bank. Such aggregate services amounted to $369,000, $469,000, and $628,000, in 1996, 1995, and 1994,
respectively. In management's opinion, the terms of such services were substantially equivalent to those which would have been obtained from unaffiliated parties.

     As of December 31, 1996 and December 31, 1995, the Bank had impaired loans totaling approximately $1,734,000 and $2,947,000, respectively. The allowance for loan losses on impaired loans had a valuation allowance of $199,000 and $440,000 at December 31, 1996 and 1995, respectively. The average balance of impaired loans totaled $1,684,000 for 1996 and $2,655,000 for 1995. Interest income not accrued for impaired loans for the years ended December 31, 1996 and 1995 was approximately $164,000 and $275,000, respectively.

     An analysis of the changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                                       DECEMBER 31,
                                                                 1996      1995      1994
Balance at January 1.........................................   $3,195    $3,623    $3,670
Provision for loan losses....................................      636       314       682
Charge-offs:.................................................     (990)   (1,003)   (1,061)
Recoveries...................................................      175       261       332
Net charge-offs..............................................     (815)     (742)     (729)
Balance at end of period.....................................   $3,016    $3,195    $3,623

                                 COVENANT BANK

6. PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 1996 and 1995 consisted of the following:

                                                                        1996       1995
Land................................................................   $ 1,886    $ 1,574
Buildings...........................................................     6,860      5,896
Leasehold improvements..............................................       713        646
Equipment and furniture.............................................     3,683      3,153
                                                                        13,142     11,269
Accumulated depreciation and amortization...........................    (4,007)    (3,520)
                                                                       $ 9,135    $ 7,749

     Depreciation and amortization expenses for 1996, 1995 and 1994 were $535,000, $536,000 and $517,000, respectively.

7. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 1996 and 1995 consisted of the following:

                                                                           1996      1995
Investment securities..................................................   $2,356    $1,969
Loans receivable.......................................................    1,486     1,523
Obligations of U.S. Government Agencies................................       71        31
                                                                          $3,913    $3,523

8. DEPOSITS

     Interest expense on deposits for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                                                 1996      1995      1994
Interest-bearing demand......................................   $  592    $  518    $  416
Statement savings............................................    1,038     1,132     1,269
Money market.................................................      639       630       681
Time deposits................................................    7,374     6,852     4,585
                                                                $9,643    $9,132    $6,951

     The major classifications of deposits at December 31, 1996, 1995 and 1994 consisted of the following:

                                          1996                               1995                               1994
                             WEIGHTED                           WEIGHTED                           WEIGHTED
                             AVERAGE                            AVERAGE                            AVERAGE
                               RATE       AMOUNT     PERCENT      RATE       AMOUNT     PERCENT      RATE       AMOUNT     PERCENT
Noninterest-bearing
  deposits................     0.00%     $ 41,868        15%      0.00%     $ 34,347        13%      0.00%     $ 25,625        11%
Interest-bearing deposits:
  Demand..................     2.15%       34,757        13%      2.09%       26,517        10%      1.76%       25,009        11%
  Statement savings.......     2.40%       40,257        15%      2.64%       44,756        17%      2.44%       45,563        19%
  Money market............     2.92%       21,155         8%      2.80%       20,215         8%      2.43%       24,350        10%
  Time deposits...........     5.31%      139,428        50%      5.31%      136,917        52%      4.09%      115,274        49%
Total deposits............     3.56%     $277,465       100%      3.67%     $262,752       100%      2.89%     $235,821       100%

     The aggregate amounts of certificates of deposit of $100,000 or more at December 31, 1996, 1995 and 1994 were $37,035,000, $42,976,000 and $30,046,000, respectively.

                                 COVENANT BANK

     A summary of certificates of deposit of $100,000 or more by maturity is as follows:

                                                                               1996
                                                                        AMOUNT     PERCENT
Within one year......................................................   $35,798        97%
One to two years.....................................................       837         2%
Two to three years...................................................       400         1%
Three to four years..................................................        --         --
Four to five years...................................................        --         --
Over five years......................................................        --         --
                                                                        $37,035       100%

9. ADVANCES FROM THE FEDERAL HOME LOAN BANK

     At December 31, 1996, Covenant had advances from the Federal Home Loan Bank of New York (FHLB) in the amount of $20.5 million with a weighted average interest rate of 6.50%. The advances are scheduled to mature as follows:

AMOUNT                                         MATURITY
$12,500.....................................     1997
  3,000.....................................     1998
  5,000.....................................     2000
$20,500

     At December 31, 1996, Covenant had an unused credit line with the FHLB of $6.2 million. At December 31, 1995, Covenant had $14.5 million in advances from the FHLB with a weighted average interest rate of 5.38%. Advances are collateralized by FHLB stock and residential mortgage loans. Interest expense incurred on Federal Home Loan Bank advances for 1996, 1995 and 1994 was $623,000, $421,000, and $404,000, respectively.

10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase range in maturity from one day to three months. Securities underlying these repurchase agreements consisted of US Treasury securities which had a carrying value of $84.6 million and $36.9 million at December 31, 1996 and 1995, respectively, and a market value of $84.0 million, $37.6 million and $38.8 million at December 31, 1996, 1995, and 1994, respectively.

     The securities collateralizing the securities sold under agreements to repurchase have one- to three-year maturities and are held by three broker/dealers. In certain instances, the broker may sell, loan, or dispose of the securities to other parties in the normal course of their operations, and have agreed to sell to Covenant substantially similar securities at the maturity of the existing agreements. The following table summarizes information regarding securities sold under repurchase agreements.

                                                                                                        DECEMBER 31,
                                                                                                 1996       1995       1994
Balance......................................................................................   $84,037    $37,582    $38,795
Weighted average interest rate at December 31................................................     5.72%      5.74%      6.29%
Maximum amount outstanding during the period.................................................    96,088     62,715     49,737
Average amount outstanding during the period.................................................    72,358     46,774     13,657
Weighted average interest rate during the period.............................................     5.30%      5.93%      5.04%

                                 COVENANT BANK

11. COMMITMENTS AND CONTINGENCIES

     Covenant is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. The contract amounts of these instruments reflect the extent of involvement Covenant has in particular classes of financial instruments and are not included in the financial statements as of December 31, 1996. Covenant's involvement in such financial instruments at December 31, 1996 and 1995 is summarized as follows:

                                                            CONTRACT AMOUNT
                                                            1996       1995
Amounts representing credit risk:
  Commitments to extend credit..........................   $36,732    $29,094
  Standby letters of credit.............................     1,313      2,163

     Covenant uses the same credit policies in extending commitments and standby letters of credit as it does for financial instruments recorded in the statement of financial condition. Covenant controls its exposure to loss from these agreements through credit approval processes and monitoring procedures. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash disbursements, as many of the commitments expire without being drawn upon. Covenant may require collateral in extending commitments, which may include cash, accounts receivable, investment securities, real or personal property, or other assets.

     Covenant is subject to certain legal actions and proceedings arising in the normal course of business. Management, after consultation with legal counsel, does not anticipate any liability will have a material adverse effect on Covenant's financial statements.

12. OPERATING LEASES

     At December 31, 1996, Covenant was obligated under non-cancelable operating leases, which generally include options to renew, for certain premises and equipment. Future minimum rental payments under these leases for the years 1997 through 2001 are as follows:

1997.................................................................   $  400
1998.................................................................      305
1999.................................................................      305
2000.................................................................      105
2001.................................................................       59
     Total...........................................................   $1,174

     Total rent expense for all leases for the years ended December 31, 1996, 1995, and 1994 were $372,000, $310,000, and $225,000, respectively.

13. REGULATORY MATTERS

     Covenant Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the following table. As of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.

                                 COVENANT BANK

     As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized under the regulatory framework for prompt corrective action, the Bank must maintain minimum ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are presented in the table.

                                                                                                                   TO BE WELL
                                                                                                                   CAPITALIZED
                                                                                                                  UNDER PROMPT
                                                                                               FOR CAPITAL         CORRECTIVE
                                                                                                ADEQUACY             ACTION
                                                                             ACTUAL              PURPOSE           PROVISIONS
                                                                         AMOUNT    RATIO     AMOUNT    RATIO     AMOUNT    RATIO
As of December 31, 1996:
Total Capital (to Risk Weighted Assets)...............................   $32,572   13.20%    $19,739   8.00 %    $24,674   10.00%
Tier I Captial (to Risk Weighted Assets)..............................   $29,556   11.98%    $ 9,870   4.00 %    $14,804    6.00%
Tier I Capital (to Average Assets)....................................   $29,556    7.51%    $15,752   4.00 %    $19,690    5.00%

As of December 31, 1995:
Total Capital (to Risk Weighted Assets)...............................   $31,398   14.87%    $16,892   8.00 %    $21,115   10.00%
Tier I Capital (to Risk Weighted Assets)..............................   $28,752   13.62%    $ 8,446   4.00 %    $12,669    6.00%
Tier I Capital (to Average Assets)....................................   $28,752    8.49%    $13,549   4.00 %    $16,936    5.00%

     Under New Jersey Banking Statutes, Covenant may not declare a cash dividend or a stock dividend unless, following the payment of the dividend, the capital stock of the Bank will be unimpaired and the Bank will have a surplus amounting to at least 50% of its capital stock or, if not, the payment of the dividend will not reduce the surplus of the Bank. To date, Covenant has not paid a cash dividend on its common stock.

14. CAPITAL STOCK

     On June 30, 1995, Covenant issued 161,700 shares of Series B 6% convertible non-cumulative preferred stock ("Series B"). At that time, the 138,300 shares of 6% convertible non-cumulative preferred stock issued on December 31, 1992, were renamed to Series A 6% convertible non-cumulative preferred stock ("Series A").

     Holders of both series of Covenant's 6% convertible non-cumulative preferred stock (par value $25 per share) are senior to Covenant's common stock and are entitled to receive, when and as declared by the Board of Directors, preferred dividends at the annual rate of 6% of par value, or $1.50 per share annually. Such dividends are not cumulative. In 1996, the Board of Directors declared preferred stock dividends amounting to $450,000, $268,000 in 1995, and $207,450 in 1994. The Series A preferred stock will be automatically converted into common stock on December 31, 1997 at the rate of 3.823 shares of common stock for each share of Series A preferred stock. The Series B preferred stock will be automatically converted into common stock on June 30, 2000 at the rate of 3.026 shares of common stock for each share of Series B preferred stock. The preferred stock has no voting rights, except as may be otherwise required by law.

     On June 15, 1996, Covenant issued a 4% stock dividend on its common stock to shareholders of record on May 31, 1996, resulting in the issuance of 75,171 additional common shares and cash paid in lieu of fractional shares of $3,881. On December 16, 1996, Covenant issued a 6% stock dividend on its common stock to shareholders of record on December 2, 1996, resulting in the issuance of 164,113 additional common shares and cash paid in lieu of fractional shares of $5,174.

     On June 15, 1995, Covenant issued a 4% stock dividend on its common stock to shareholders of record on May 31, 1995, resulting in the issuance of 67,813 additional common shares and cash paid in lieu of fractional shares of $2,959. On December 15, 1995, Covenant issued a 6% stock dividend on its common stock to shareholders of record on November 30, 1995, resulting in the issuance of 106,111 additional common shares and cash paid in lieu of fractional shares of $3,639.

                                 COVENANT BANK

15. INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 is comprised as shown below:

                                                                        DECEMBER 31,
                                                                    1996     1995    1994
Current:
  Federal.......................................................   $  914    $556    $ 227
  State.........................................................       77     103       55
                                                                   $  991    $659    $ 282
Deferred:
  Federal.......................................................      188       6     (514)
  State.........................................................       22      33     (108)
                                                                      210      39     (622)
Total tax expense (benefit).....................................   $1,201    $698    $(340)

     The Bank's provision (benefit) for income taxes differs from that computed by applying the federal income tax rate to income before income taxes as shown below:

                                                                                                      1996      1995     1994
Computed "expected" tax expense...................................................................   $1,037    $1,047    $ 320
State tax expense, net of federal benefit.........................................................       72        90       11
Decrease in valuation allowance for deferred tax assets...........................................      (74)     (333)    (918)
Non-deductible merger expenses....................................................................      155        --      208
Alternative minimum tax credits...................................................................       --       (75)      --
Other, net........................................................................................       11       (31)      39
Income tax expense (benefit)......................................................................   $1,201    $  698    $(340)

     Under SFAS No. 109, a valuation allowance is required to be provided for the deferred tax assets to the extent it is more likely than not that they will not be realized. The net change in the valuation allowance for the year ended December 31, 1996 was a decrease of $74,000. This change resulted from a reassessment of the realizability of the existing net deductible temporary differences which give rise to the net deferred income tax asset. Based upon the Bank's tax history and anticipated level of future taxable income, management believes the existing net deductible temporary differences will, more-likely-than-not, reverse in future periods in which the Bank generates net taxable income.

     The Small Business Job Protection Act of 1996, enacted on August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. The repeal of the use of this method is effective for tax years beginning after December 31, 1995. Prior to the change in law, Covenant had qualified under the provisions of the Internal Revenue Code which permitted it to deduct from taxable income an allowance for bad debts based on 8% of taxable income.

     Upon repeal, Covenant is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if Covenant ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. Covenant's total tax bad debt reserves at December 31, 1996, are approximately $2.5 million, of which $2.0 million represents the base year amount and $500,000 is subject to recapture. Covenant has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture will not impact the statement of operations.

                                 COVENANT BANK

                                                                                                                DECEMBER 31,
                                                                                                               1996      1995
Deferred Income Tax Assets:
  Allowance for loan losses................................................................................   $  944    $1,054
  Deferred loan fees, net..................................................................................       67       213
  Real estate owned allowance..............................................................................      181       249
  Amortization of organization costs.......................................................................       --        70
  Net operating loss carryovers............................................................................       --        23
  Unrealized loss on investments available for sale........................................................      179        --
  Other....................................................................................................       11         5
  Gross deferred tax assets................................................................................    1,382     1,614
  Valuation allowance......................................................................................       --       (74)
Deferred tax assets........................................................................................   $1,382    $1,540
Deferred Income Tax Liabilities:
  Premium on acquired assets...............................................................................   $   60    $  217
  Unrealized gain on investments available for sale........................................................       --       680
  Depreciation.............................................................................................      221       165
  Prepaid expenses.........................................................................................       14        41
  Other....................................................................................................       11        10
  Gross deferred tax liabilities...........................................................................      306     1,113
Net deferred tax assets....................................................................................   $1,076    $  427

16. EMPLOYEE BENEFIT PLANS

     At December 31, 1996, Covenant had three stock-based compensation plans and a 401(k) retirement plan, which are described below. Covenant applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for the stock option plans or the employee stock purchase plan. Had compensation cost for Covenant's stock-based compensation plans been determined in accordance with the fair value method of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," Covenant's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                  1996         1995
Net income:
  As reported.................................................................   $1,850       $2,379
  Pro forma...................................................................   $1,019       $2,155
Primary earnings per share:
  As reported.................................................................   $ 0.45       $ 0.63
  Pro forma...................................................................   $ 0.19       $ 0.57

INCENTIVE STOCK OPTION PLAN.

     Covenant maintains an incentive stock option plan pursuant to which an aggregate of 313,281 shares of common stock has been authorized for issuance to certain officers and key employees of Covenant upon exercise of stock options. During 1996, there were 1,590 options granted under the plan which are exercisable at a price equal to the fair market value of the common stock on the date of grant and expire not more than ten years after the date of grant. Rights to exercise options become vested according to schedules set forth in individual agreements with participants.

     Under Covenant's stock option plan, the exercisable option prices range from $7.32 to $12.12 per share at December 31, 1996, which have been adjusted for all stock dividends issued on common stock to date.

                                 COVENANT BANK

     The fair value of each option granted under the Incentive Stock Option Plan was estimated using the Black-Scholes option-pricing model with the following assumptions for 1996 and 1995: assuming no cash dividends; an expected life of ten years; expected volatility of 15.3%; and risk free interest rates of 6.3% for 1996 grants, 7.59% and 6.63% for the two 1995 grants. The fair value of those options granted in 1996 and 1995 were $5.85 and $4.21 per share, respectively.

     An analysis of the activity under the plan during the years 1996, 1995 and 1994 is as follows:

                                                                                                                     WEIGHTED
                                                                                                                     AVERAGE
                                                                                                      SHARES      EXERCISE PRICE
Balance, December 31, 1993.........................................................................   298,703         $ 7.46
  Granted..........................................................................................    82,973         $ 9.32
  Exercised........................................................................................    (6,367)        $ 9.12
  Terminated.......................................................................................   (55,422)        $ 9.65
Balance, December 31, 1994.........................................................................   319,887         $ 7.53
  Granted..........................................................................................   180,551         $ 7.80
  Exercised........................................................................................      (138)        $ 9.47
  Terminated.......................................................................................   (88,222)        $ 9.27
Balance, December 31, 1995.........................................................................   412,078         $ 7.74
  Granted..........................................................................................     1,590         $12.12
  Exercised........................................................................................      (797)        $ 8.72
  Terminated.......................................................................................      (665)        $ 8.77
Balance, December 31, 1996.........................................................................   412,206         $ 7.76

     Two exercises of stock options totalling 797 shares of Covenant common stock were executed as follows: 570 shares for an average price of $8.79 per share on May 30, 1996, and, 227 shares for an average price of $8.53 per share on July 31, 1996.

STOCK OPTION PLAN FOR EMPLOYEES AND NON-EMPLOYEE DIRECTORS.

     An aggregate of 148,400 shares have been authorized for issuance to employees and non-employee directors of Covenant Bank. As provided in the Stock Option Plan for Employees and Non-Employee Directors (the "Plan"), a non-discretionary option to purchase 10,600 shares of Covenant common stock was granted to each non-employee director during 1996. In addition, the Plan outlines that each non-employee director is also eligible to receive a non-discretionary option to purchase 2,650 shares each year following Covenant's annual meeting for as long as such individual is a non-employee director of the Bank, provided such shares are available. During 1996, there were 140,450 options granted under the Plan which are exercisable at a price equal to the fair market value of the common stock on the date of grant and expire not more than ten years after the date of grant. Rights to exercise options become vested on a one-third per year basis, with one-third being immediately vested.

     Under the Plan, the exercisable option prices range from $12.12 to $12.15 per share at December 31, 1996, which have been adjusted for all stock dividends issued on Covenant common stock to date.

     The fair value of each option granted under the Plan was estimated using the Black-Scholes option-pricing model with the following assumptions for 1996: assuming no cash dividends; an expected life of ten years; expected volatility of 15.3%; and a risk free interest rate of 6.3%. The fair value of those options granted in 1996 was $5.85 per share.

                                 COVENANT BANK

     An analysis of the activity under the Plan during the year 1996 is as follows:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                                  SHARES      EXERCISE PRICE
Balance, December 31, 1995.....................................        --         $   --
  Granted......................................................   140,450          12.13
  Exercised....................................................        --             --
  Terminated...................................................        --             --
Balance, December 31, 1996.....................................   140,450         $12.13

401(K) RETIREMENT PLAN.

     Covenant maintains a qualified 401(k) plan which allows employees to participate after satisfaction of service requirements. This contributory savings plan provides for an employee salary reduction feature pursuant to
Section 401(k) of the Internal Revenue Code. Employee contributions are voluntary, and the employee can elect to defer up to 10% of his/her compensation. Covenant provides a 25% matching contribution on up to 6% of the employee's compensation, for a total matching contribution of 1.5%. The total of Covenant's contribution to the 401(k) plan, which is subject to a vesting schedule pursuant to the Plan, amounted to approximately $40,700 for the year ended December 31, 1996.

EMPLOYEE STOCK PURCHASE PLAN.

     Covenant maintains an Employee Stock Purchase Plan, whereby eligible employees may purchase Covenant common stock directly from the Bank. Purchases of common stock are limited to 10% of a participant's compensation. Since 1994, participants have purchased Covenant common stock at a price equal to 85% of the fair value of Covenant's common stock at the lower of either the market price on the first day of the six-month participation period or the last day of that participation period.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" (FAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates may not be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

                                 COVENANT BANK

     The following represents the carrying value and fair value of Covenant's financial instruments at December 31, 1996 and 1995:

                                                                                        1996                    1995
                                                                                CARRYING      FAIR      CARRYING      FAIR
                                                                                 VALUE       VALUE       VALUE       VALUE
Financial assets:
  Cash and cash equivalents..................................................   $ 15,546    $ 15,546    $ 22,777    $ 22,777
  Mortgages held for sale....................................................         --          --         936         936
  Investment securities......................................................    144,265     144,321     107,521     107,813
  Loans:
     Commercial..............................................................    156,946     158,380     133,846     135,057
     Residential mortgage....................................................     50,744      51,582      42,415      45,941
     Consumer................................................................     33,760      33,817      29,157      29,309
     Unearned discounts and deferred loan fees...............................       (249)         --        (557)         --
     Allowance for loan losses...............................................     (3,016)         --      (3,195)         --
     Loans receivable, net...................................................    238,185     243,779     201,666     210,307
     Accrued interest receivable.............................................      3,931          --       3,523          --
Financial liabilities:
  Deposits...................................................................   $277,465    $277,472    $262,752    $262,815
  Federal Home Loan Bank advances............................................     20,500      20,329      14,500      14,457
  Securities sold under agreements to repurchase.............................     84,037      84,037      37,582      37,582
  Accrued interest payable...................................................        861          --         759          --
Off-balance sheet instruments:
  Letters of credit..........................................................               $     13                $     22
  Unfunded lines of credit...................................................                     --                       5

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents, mortgages held for sale, and accrued interest receivable and accrued interest payable: The carrying amounts reported approximate those assets' or liabilities fair value.

     Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loans with significant collectibility concerns were fair valued on a loan-by-loan basis using a discounted cash flow method. The carrying amount of accrued interest approximates its fair value.

     Off-balance sheet instruments: Off-balance sheet instruments of the Bank consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for the Bank's off- balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest-bearing and non-interest-bearing checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

                                 COVENANT BANK

     Federal Home Loan Bank Advances: Current quoted market prices were used to estimate fair value.

     Securities Sold Under Agreements to Repurchase: The carrying amounts reported approximate fair value.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                               THREE MONTHS ENDED
                                                                             DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
1996
Interest income...........................................................      $7,398          $ 7,433        $7,367      $ 6,900
Interest expense..........................................................       3,611            3,595         3,656        3,302
Net interest income.......................................................       3,787            3,838         3,711        3,598
Provision for loan losses.................................................         112              483            23           18
Merger costs..............................................................          --              666            --           --
Income (loss) before taxes................................................       1,292             (499)        1,186        1,072
Provision for federal and state income taxes (benefit)....................         465              (86)          432          390
Net income (loss).........................................................         827             (413)          754          682

Earnings per share (1)....................................................      $ 0.20          $ (0.17)       $ 0.18      $  0.17

1995
Interest income...........................................................      $6,623          $ 6,640        $6,598      $ 6,138
Interest expense..........................................................       3,077            3,098         3,272        2,884
Net interest income.......................................................       3,546            3,542         3,326        3,254
Provision for loan losses.................................................          77               81            63           93
Net investment securities gains...........................................          --               --             1           --
Income before taxes.......................................................         847              836           737          657
Provision for federal and state income taxes..............................         150              207           175          166
Net income................................................................         697              629           562          491

Earnings per share (1)....................................................      $ 0.17          $  0.16        $ 0.16      $  0.14

(1) Earnings per share has been restated to reflect all stock dividends issued on common stock to date.

                               MARKET INFORMATION

     Covenant's common stock is traded on the NASDAQ National Market ("NASDAQ") under the symbol "CNSK". There are currently five market makers in Covenant stock including: Janney Montgomery Scott Inc., Wheat First Butcher Singer, and Ryan, Beck & Co.

     The following table sets forth the low and high prices of the common stock on the-over-counter market, as reported by the NASDAQ National Market, Inc. for the each of the quarters outlined below.

                                                                                       LOW       HIGH
1995
1st Quarter........................................................................   $ 7.60    $ 9.05
2nd Quarter........................................................................     7.60      8.76
3rd Quarter........................................................................     8.34      9.42
4th Quarter........................................................................     8.76     12.47

1996
1st Quarter........................................................................   $10.89    $11.57
2nd Quarter........................................................................    11.32     11.79
3rd Quarter........................................................................    11.32     12.97
4th Quarter........................................................................    12.00     14.75

     The above prices have been adjusted to reflect all stock dividends issued on the common stock.

                                    PART III

ITEM 9 -- DIRECTORS AND PRINCIPAL OFFICERS OF THE BANK

     Information required by this Item is incorporated by reference from "Directors" and "Management of the Bank" in Covenant's Proxy Statement for its 1997 Annual Meeting.

ITEM 10 -- MANAGEMENT COMPENSATION AND TRANSACTIONS

     Information required by this Item is incorporated by reference from "Executive Compensation", "Certain Transactions" and "Principal Holders of Covenant Common Stock and Holdings of Management" in Covenant's Proxy Statement for its 1997 Annual Meeting.

                                    PART IV

ITEM 11 -- EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM F-3

     (a)(1) Financial Statements. The consolidated financial statements listed on the index to Item 8 of this Annual Report on Form F-2 are filed as part of this report.

     (a)(2) Financial Statement Schedules. All schedules applicable to Covenant are shown in the respective financial statements or in the notes thereto included in this Annual Report.

     (b) Reports on Form F-3: The following reports on Form F-3 were filed during the fourth quarter of 1996:

          -- Current report dated October 8, 1996 and filed on or about October 10, 1996.

          -- Current report dated December 9, 1996 and filed on or about
             December 10, 1996.

     (c) Exhibits

     1.1    Charter, filed as Exhibit 1.1 to the Bank's Annual Report on Form F-2 dated March 29, 1995 and incorporated herein by reference.

     1.2    By-laws (as amended), filed as Exhibit 1.2 to the Bank's Annual Report on Form F-2 dated March 27, 1996 and incorporated herein by reference.

     2.1    Form of Stock Certificate (Common Stock), filed as Exhibit 2.1 to the Bank's Annual Report on Form F-2 dated March
            29, 1995 and incorporated herein by reference.

     2.2    Form of Stock Certificate (Series A Preferred Stock), filed as Exhibit 2.2 to the Bank's Annual Report on Form F-2 dated March 29, 1995 and incorporated herein by reference.

     2.3    Form of Stock Certificate (Series B Preferred Stock) filed as Exhibit 3 to the Bank's Registration Statement for
            Additional Classes of Securities on Form F-10 dated May 31, 1995, and incorporated herein by reference.

     3.1    Incentive Stock Option Plan, filed as Exhibit 5.1 to the Bank's Registration Statement on Form F-1 dated November
            7, 1994 and incorporated herein by reference.

     3.2    Employee Stock Purchase Plan, filed as Exhibit 5.2 to the Bank's Registration Statement on Form F-1 dated November
            7, 1994 and incorporated herein by reference.

     *3.3   1996 Stock Option Plan for Officers and Non-Employee Directors.

     4.1    Statement re: computation of per share earnings.

* Previously filed

                                   SIGNATURES

     Pursuant to the requirements of section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         COVENANT BANK

Date: April 28, 1997                                            By: /s/              CHARLES E. SESSA, JR.
                                                                    Name: Charles E. Sessa, Jr.
                                                                    Title: President

Date: April 28, 1997                                            By: /s/             J. WILLIAM PARKER, JR.
                                                                    Name: J. William Parker, Jr.
                                                                    Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:                                                           By: Barry M. Abelson, Director

Date: April 28, 1997                                            By: /s/               WILLIAM T. CARSON
                                                                    William T. Carson, Director

Date:                                                           By:
                                                                    John J. Gallagher, Director

Date: April 28, 1997                                            By: /s/              GARY E. GREENBLATT
                                                                    Gary E. Greenblatt, Director

Date: April 28, 1997                                            By: /s/               RICHARD A. HOCKER
                                                                    Richard A. Hocker, Director

Date: April 28, 1997                                            By: /s/                JAMES R. IANNONE
                                                                    James R. Iannone, Director

Date:                                                           By:
                                                                    Joseph A. Maressa, Sr., Director

Date: April 28, 1997                                            By: /s/              CHARLES E. SESSA, JR.
                                                                    Charles E. Sessa, Jr., Director

Date: April 28, 1997                                            By: /s/                  KYLE W. WILL
                                                                    Kyle W. Will, Director

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  FORM 10-Q/A

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

  FOR THE QUARTER ENDED JUNE 30, 1997

                                        OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934
    FOR THE TRANSITION PERIOD FROM                   TO

                            COMMISSION FILE #0-22699

                             COVENANT BANCORP, INC.

             (Exact name of registrant as specified in its charter)

                          NEW JERSEY                                                       22-2890624
                (State or other jurisdiction of                                           (IRS Employer
                incorporation or organization)                                       Identification Number)

              18 KINGS HIGHWAY WEST, HADDONFIELD, NEW JERSEY 08033 (Address of Principal Executive Offices) (Zip Code)

                                 (609) 428-7300
              (Registrant's telephone number, including area code)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s), and (2) has been subject to such filing requirements for the past 90 days. (Note: Registrant is successor to Covenant Bank, whose shares were previously registered with the Federal Deposit Insurance Corporation).

                            Yes  X               No

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the last practical date.

                         COMMON STOCK                                                     3,057,193
                       (Title of Class)                                   (No. of Shares Outstanding as of 8/11/97)

     SERIES A NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK                                   138,300
                       (Title of Class)                                   (No. of Shares Outstanding as of 8/11/97)

     SERIES B NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK                                   161,700
                       (Title of Class)                                   (No. of Shares Outstanding as of 8/11/97)

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

FINANCIAL INFORMATION

                                                                                                                        PAGE

PART I.    FINANCIAL INFORMATION

Item 1.    Financial Statements

           Consolidated Statements of Financial Condition (Unaudited) June 30, 1997 and
           December 31, 1996....................................................................................             A-54

           Consolidated Statements of Operations (Unaudited) Three months ended June 30, 1997 and
           June 30, 1996 and six months ended June 30, 1997 and June 30, 1996...................................        A-55-A-56

           Consolidated Statements of Cash Flows (Unaudited) Six months ended June 30, 1997 and June 30, 1996...             A-57

           Consolidated Statements of Changes in Stockholders' Equity...........................................             A-58

           Notes to Consolidated Financial Statements (Unaudited)...............................................             A-59

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations................             A-61

PART II.   OTHER INFORMATION

Item 4.    Submission of Matters to a Vote of Security Holders..................................................             A-70

Item 6.    Exhibits and Reports on Form 8-K.....................................................................             A-70

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                                                                               JUNE 30, 1997    DECEMBER 31, 1996
                                                                                                         (IN THOUSANDS)
Assets:
Cash and due from banks.....................................................................     $  23,989          $  12,446
Federal funds sold..........................................................................         8,500              3,100
  Cash and cash equivalents.................................................................        32,489             15,546
Investments available for sale (cost 1997-$132,572; 1996-$133,061)..........................       131,706            132,578
Investment securities (fair value 1997-$11,425; 1996-$11,743)...............................        11,353             11,687
Loans held for sale.........................................................................            --                 --
Loans receivable............................................................................       262,848            241,201
  Less allowance for loan losses............................................................         2,817              3,016
     Loans receivable, net..................................................................       260,031            238,185
Premises and equipment, net.................................................................         9,495              9,135
Real estate owned...........................................................................           747                695
Accrued interest receivable.................................................................         4,036              3,913
Other assets................................................................................         4,114              2,895
  Total Assets..............................................................................     $ 453,971          $ 414,634
Liabilities:
Non-interest bearing deposits...............................................................        57,137             41,868
Interest bearing deposits...................................................................        96,480             96,169
Time deposits...............................................................................       148,166            139,428
  Total deposits............................................................................       301,783            277,465
Advances from The Federal Home Loan Bank....................................................        21,000             20,500
Securities sold under agreements to repurchase..............................................        96,242             84,037
Other liabilities...........................................................................         4,134              3,381
  Total Liabilities.........................................................................       423,159            385,383

Commitments and Contingencies

Stockholders' Equity:
Preferred stock authorized 300,000 shares;
  Series "A", $25 par value:
  issued and outstanding 138,300 and 138,300 shares, respectively...........................         3,457              3,457
  Series "B", $25 par value:
  issued and outstanding 161,700 and 161,700 shares, respectively...........................         4,043              4,043
Common stock, $5 par value:
  authorized 5,000,000 shares;
  issued and outstanding 2,936,480 and 2,906,262 shares, respectively.......................        14,682             14,531
Additional paid-in capital..................................................................        10,702             10,614
Net unrealized holding (loss) on investments available for sale.............................          (572)              (305)
Accumulated deficit.........................................................................        (1,500)            (3,089)
  Total Stockholders' Equity................................................................        30,812             29,251
  Total Liabilities and Stockholders' Equity................................................     $ 453,971          $ 414,634

                See accompanying notes to financial statements.

                     COVENANT BANCORP, INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                                           THREE MONTHS ENDED
                                                                                                                JUNE 30,
                                                                                                            1997        1996
                                                                                                             (IN THOUSANDS
                                                                                                            EXCEPT PER SHARE
                                                                                                                 DATA)
Interest Income
  Interest and fees on loans............................................................................   $5,602      $5,005
  Interest on investment securities.....................................................................    2,336       2,256
  Other interest income.................................................................................       16         106
     Total interest income..............................................................................    7,954       7,367
Interest Expense
  Interest on deposits..................................................................................    2,612       2,360
  Interest on borrowings................................................................................    1,507       1,296
     Total interest expense.............................................................................    4,119       3,656
Net interest income.....................................................................................    3,835       3,711
Provision for loan losses...............................................................................        5          23
Net interest income after provision for loan losses.....................................................    3,830       3,688
Other Income
  Service charges on deposit accounts...................................................................      172         165
  Loan servicing income.................................................................................       48          64
  Other operating income................................................................................       51          38
  Gain on sale of assets................................................................................       11          --
     Total other income.................................................................................      282         267
Other Expenses
  Salaries and employee benefits........................................................................    1,600       1,584
  Net occupancy.........................................................................................      457         395
  Data processing and other service costs...............................................................      162         187
  Professional services.................................................................................       76         137
  Advertising and promotion.............................................................................       45          58
  Federal insurance premiums............................................................................       19          61
  Other operating expenses..............................................................................      370         347
     Total other expenses...............................................................................    2,729       2,769
Income before income taxes..............................................................................    1,383       1,186
Income taxes............................................................................................      473         432
Net income..............................................................................................      910         754
Less: preferred stock dividends.........................................................................      113         113
Net income applicable to common shareholders............................................................   $  797      $  641
Income per common share and common stock equivalents....................................................   $ 0.21      $ 0.18
Weighted average common stock and common stock equivalents outstanding..................................    4,314       4,238

                See accompanying notes to financial statements.

                     COVENANT BANCORP, INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                                            SIX MONTHS ENDED
                                                                                                                JUNE 30,
                                                                                                            1997       1996
                                                                                                             (IN THOUSANDS
                                                                                                            EXCEPT PER SHARE
                                                                                                                 DATA)
Interest Income
  Interest and fees on loans............................................................................   $10,899    $ 9,850
  Interest on investment securities.....................................................................     4,663      4,220
  Other interest income.................................................................................        47        197
     Total interest income..............................................................................    15,609     14,267
Interest Expense
  Interest on deposits..................................................................................     5,166      4,708
  Interest on borrowings................................................................................     2,922      2,250
     Total interest expense.............................................................................     8,088      6,958
Net interest income.....................................................................................     7,521      7,309
Provision for loan losses...............................................................................        30         41
Net interest income after provision for loan losses.....................................................     7,491      7,268
Other Income
  Service charges on deposit accounts...................................................................       311        290
  Loan servicing income.................................................................................        91        124
  Other operating income................................................................................        90         84
  Gain on sale of assets................................................................................        11         --
     Total other income.................................................................................       503        498
Other Expenses
  Salaries and employee benefits........................................................................     3,075      3,157
  Net occupancy.........................................................................................       918        788
  Data processing and other service costs...............................................................       264        374
  Professional services.................................................................................       155        271
  Advertising and promotion.............................................................................        75         93
  Federal insurance premiums............................................................................        39        120
  Other operating expenses..............................................................................       711        706
     Total other expenses...............................................................................     5,237      5,509
Income before income taxes..............................................................................     2,757      2,257
Income taxes............................................................................................       943        822
Net income..............................................................................................     1,814      1,435
Less: preferred stock dividends.........................................................................       225        225
Net income applicable to common shareholders............................................................   $ 1,589    $ 1,210
Income per common share and common stock equivalents....................................................   $  0.42    $  0.34
Weighted average common stock and common stock equivalents outstanding..................................     4,283      4,239

                See accompanying notes to financial statements.

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            SIX MONTHS ENDED
                                                                                                                JUNE 30,
                                                                                                            1997       1996
                                                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................................................................   $ 1,814    $ 1,435
  Adjustments to reconcile net income to net cash (used) provided by operating activities:
  Provision for loan losses.............................................................................        30         41
  Depreciation and amortization.........................................................................       317        346
  Amortization of premiums and discounts, net...........................................................        36        156
  Loans originated for sale.............................................................................        --       (951)
  Proceeds from sales of loans held for sale............................................................        --      1,887
  Decrease in unearned discounts and loan fees, net.....................................................      (247)      (106)
  Increase in accrued interest receivable and other assets..............................................    (1,342)    (2,359)
  Increase in other liabilities.........................................................................       753        991
     Net cash provided by operating activities..........................................................     1,361      1,440
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments held to maturity.............................................................        --     (1,312)
  Purchases of investments available for sale...........................................................    (6,970)   (52,674)
  Proceeds from maturities of investments available for sale............................................     7,500         --
  Proceeds from maturities of investments held to maturity..............................................        --     25,860
  Principal collected on mortgage backed securities.....................................................       309        498
  Net increase in loans.................................................................................   (21,958)   (23,688)
  Proceeds from sales of real estate owned..............................................................       341        357
  Purchases of premises and equipment...................................................................      (677)      (629)
     Net cash used in investing activities..............................................................   (21,455)   (51,588)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits..............................................................................    24,318     13,018
  Net increase in securities sold under agreements to repurchase........................................    12,205     44,473
  Net increase (decrease) in advances from the Federal Home Loan Bank...................................       500     (3,000)
  Preferred stock dividends paid........................................................................      (225)      (225)
  Common stock issuance and other.......................................................................       239         41
     Net cash provided by financing activities..........................................................    37,037     54,307
  Net increase in cash and cash equivalents.............................................................    16,943      4,159
Cash and cash equivalents at the beginning of the year..................................................    15,546     22,777
Cash and cash equivalents at the end of the period......................................................   $32,489    $26,936
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the period for interest...........................................................   $ 8,107    $ 6,525
     Cash paid during the period for income taxes.......................................................       881        568
  Noncash investing and financing activities:
     Net transfers to real estate owned from loans receivable...........................................       393        559
     Net change in gross unrealized (loss) on investments available for sale............................   $  (383)   $(1,082)

                See accompanying notes to financial statements.

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              ADDITIONAL
                                                      PREFERRED    COMMON      PAID-IN      NET UNREALIZED    ACCUMULATED
                                                        STOCK       STOCK      CAPITAL       GAIN (LOSS)        DEFICIT      TOTAL
                                                                           (IN THOUSANDS, INCLUDING SHARE DATA)
Balance at
  January 1, 1996..................................    $ 7,500     $13,559     $  9,212        $  1,157         $(1,519)    $29,909
Net income twelve months ended December 31, 1996...         --          --           --              --           1,850       1,850
Preferred stock dividend...........................         --          --           --              --            (450)       (450)
Adjustment to unrealized gain (net of of tax)......         --          --           --          (1,462)             --      (1,462)
Common stock dividends and other (194 shares)......         --         972        1,402              --          (2,970)       (596)
Balance at
  December 31, 1996................................      7,500      14,531       10,614            (305)         (3,089)     29,251
Net income six months ended June 30, 1997..........         --          --           --              --           1,814       1,814
Preferred stock dividend...........................         --          --           --              --            (225)       (225)
Adjustment to unrealized gain (net of tax).........         --          --           --            (267)             --        (267)
Common stock dividends and other (30 shares).......         --         151           88              --              --         239
Balance at
  June 30, 1997....................................    $ 7,500     $14,682     $ 10,702        $   (572)        $(1,500)    $30,812

                See accompanying notes to financial statements.

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

A. CONSOLIDATED FINANCIAL STATEMENTS

     The financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The accompanying condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Such adjustments are of a normal recurring nature.

     On June 13, 1997, Covenant Bancorp, Inc. (the "Company") was formed and registered with the SEC. Also on that date, Covenant Bank (the "Bank") was acquired by the Company. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Bank's Annual Report (Amendment No. 2 to Form F-2 dated April 28, 1997, filed with the Federal Deposit Insurance Corporation) for the period ended December 31, 1996. The annual report is also included in the Registrant's Registration Statement on Form S-4 dated April 28, 1997. The results for the three and six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

     The consolidated financial statements include the accounts of Covenant Bancorp, Inc. and all of its subsidiaries, including Covenant Bank. All material intercompany transactions have been eliminated.

B. COMMITMENTS

     In the normal course of business, there are various outstanding commitments to extend credit, such as letters of credit and unadvanced loan commitments, which are not reflected in the accompanying consolidated financial statements. Management does not anticipate any material losses as a result of these transactions.

C. SFAS NO. 128 -- EARNINGS PER SHARE

     In February 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE. This statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS.

     It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented.

     Had the Company adopted this Statement as of June 30, 1997, the pro forma earnings per share would have been:

                                                                                         FOR THE THREE MONTHS ENDED
                                                                                                JUNE 30, 1997
                                                                                                          WEIGHTED       PRO FORMA
                                                                                          INCOME       AVERAGE SHARES    EARNINGS
                                                                                        (NUMERATOR)    (DENOMINATOR)     PER SHARE
Basic EPS
  Net income available to common shareholders........................................      $ 797            3,054          $0.26
Effect of dilutive securities
  Convertible preferred stock........................................................      $ 113            1,059
  Stock options......................................................................         --              201
Dilutive EPS
  Income available to common shareholders plus assumed conversions...................      $ 910            4,314          $0.21

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

C. SFAS NO. 128 -- EARNINGS PER SHARE -- Continued

                                                                                          FOR THE SIX MONTHS ENDED
                                                                                                JUNE 30, 1997
                                                                                                          WEIGHTED       PRO FORMA
                                                                                          INCOME       AVERAGE SHARES    EARNINGS
                                                                                        (NUMERATOR)    (DENOMINATOR)     PER SHARE
Basic EPS
  Net income available to common shareholders........................................     $ 1,589           3,044          $0.52
Effect of dilutive securities
  Convertible preferred stock........................................................     $   225           1,059
  Stock options......................................................................          --             180
Dilutive EPS
  Income available to common shareholders plus assumed conversions...................     $ 1,814           4,283          $0.42

D. ISSUANCE OF COMMON STOCK

     On July 14, 1997, the Company issued a 4% stock dividend on its common stock to shareholders of record on June 24, 1997, resulting in the issuance of 117,110 additional shares of common stock and cash paid in lieu of fractional shares of $5,957. All share and per share data has been adjusted to reflect the retroactive recognition of all stock dividends declared.

E. SUBSEQUENT EVENT

     On August 5, 1997, the Company and First Union Corporation (First Union) executed a definitive merger agreement in which First Union would acquire the Company. The Company's shareholders will receive .3813 shares of First Union common stock for each share of the Company's common stock. Each share of the two issues of the Company's convertible preferred stock will be exchanged for a number of shares of First Union common stock equal to the respective conversion ratios of the preferred stock times the merger exchange ratio of .3813. The acquisition, which will be accounted for under the purchase method of accounting, is subject to various conditions including the approval of the Company's shareholders and regulatory approvals. It is anticipated that the transaction will close during the first quarter of 1998.

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Covenant Bancorp, Inc. and its subsidiaries, ("the Company"), recorded net income of $1.8 million for the six months ended June 30, 1997, as compared to $1.4 million for the six months ended June 30, 1996. The 26% increase in net income between the two periods is the result of an increase in net interest income coupled with meaningful expense reduction and control. Net interest income was positively impacted by a 12% increase in average interest-earning assets for the six month period ended June 30, 1997, compared to the six months ended June 30, 1996. Return on average assets was 0.85% and return on average common equity was 14.29% for the six month period ended June 30, 1997, compared to 0.76% and 10.79%, respectively, for the six month period ended June 30, 1996. All prior period amounts have been restated to reflect the September 1996 acquisition of 1st Southern State Bank ("1st Southern").

     For the three months ended June 30, 1997, the Company reported net income of $910,000, representing an increase of 21% in earnings compared to net income of $754,000 for the second quarter of 1996. Net interest income increased 3% for the second quarter of 1997 when compared to the second quarter of 1996 due to the above-mentioned increase in average interest-earning assets. Return on average assets and return on average common equity for the three months ended June 30, 1997 were 0.84% and 14.40%, respectively, compared to 0.76% and 11.66%, respectively, for the same period in 1996.

     Total assets amounted to $454.0 million at June 30, 1997, compared to $414.6 million at December 31, 1996, representing an increase of $39.4 million or 10% since year-end 1996. Net loans totaled $260.0 million, representing a 9% increase, over the year-end 1996 balance. Total deposits increased $24.3 million to reach $301.8 million at June 30, 1997, from the December 31, 1996 balance of $277.5 million. Stockholders' equity was $30.8 million at June 30, 1997. The Company's capital position meets the definition of a well-capitalized institution, which is evident by its leverage ratio, which stood at 7.30% and its Tier 1 and Total Capital ratios, which equaled 11.74% and 12.79%, respectively.

     On August 5, 1997, the Company and First Union Corporation (First Union) executed a definitive merger agreement in which First Union would acquire the Company. The Company's shareholders will receive .3813 shares of First Union common stock for each share of the Company's common stock. Each share of the two issues of the Company's convertible preferred stock will be exchanged for a number of shares of First Union common stock equal to the respective conversion ratios of the preferred stock times the merger exchange ratio of .3813. The acquisition, which will be accounted for under the purchase method of accounting, is subject to various conditions including the approval of the Company's shareholders and regulatory approvals. It is anticipated that the transaction will close during the first quarter of 1998.

RESULTS OF OPERATIONS

NET INTEREST INCOME

     Net interest income is the difference between interest earned on loans and investments and interest incurred on deposits and other borrowed funds. Net interest income is affected by changes in both interest rates and the amounts of interest-earning assets and interest-bearing liabilities outstanding.

     Net interest income for the six months ended June 30, 1997 increased $212,000 or 3% to $7.5 million, compared to $7.3 million for the same period in 1996 primarily due to an increase in average loans of $35.2 million and a $7.8 million or 6% increase in average investments (see page A-63 for an average balance sheet and average rate comparisons). The increase in average loans is concentrated in the commercial and commercial mortgage portfolios of $21.9 million or 16% and a $8.6 million increase in 1-4 family mortgage loans. The increase in net interest income associated with growth in the loan portfolio has been largely offset by a compression in the net interest margin to 3.79% for the six months ended June 30, 1997 from 4.14% for the same period in 1996. The decrease in the net interest margin is due to the following factors: 1) a decline in the yield on the total loan portfolio to 8.71% for the six month period ended June 30, 1997 from 9.18% for the same period in 1997, caused by overall market conditions and 2) the increase in the Company's loan portfolio funded by higher-priced securities sold under agreements to repurchase and certificates of deposit rather than the Company's core deposit base, causing the Company's cost of funds to increase from 4.51% for the six months ended June 30, 1996 to 4.67% for the same period of 1997. Delays in the opening of the Company's three new personal financial centers resulted in the need for these types of short-term higher-costing funding sources.

     Net interest income for the three months ended June 30, 1997 increased $124,000 or 3% to $3.8 million, compared to $3.7 million for the same period in 1996. As discussed in the six month results, the improvement is directly related to the increase in average interest-earning assets during the second quarter of 1997, as compared to the same period in 1996, partially offset by a narrowing in the net interest margin.

OTHER INCOME

     Other income for the first six months of 1997 totaled $503,000, compared to $498,000 for the same period of 1996. Service charges on deposit accounts increased $21,000 or 7% to $311,000 for the six months ended June 30, 1997 when compared to the same period in 1996, due to an increase in core deposit accounts over the past twelve months. Loan servicing income decreased $33,000 to $91,000 for the six months ended June 30, 1997 when compared to the same period of 1996 and is attributable to volume decreases in investor servicing fees, late fees, and credit card fees. Other operating income increased $6,000 for the first half of 1997, compared to the same period in 1996, due to an increase in MAC surcharge income and volume increases in safe deposit box fees offset by the discontinuance of a fee-based residential loan origination program. The one-time gain of $11,000 on the sale of assets during the second quarter of 1997 was due to a subdivision and subsequent sale of a small parcel of land and building that had been previously purchased with the Company's North Wildwood personal financial center.

     Other income for the three month period ended June 30, 1997 totaled $282,000, compared to $267,000 for the same period of 1996, representing a $15,000 or 6% increase. The increase in service charges on deposit accounts of $7,000 was associated with the above-mentioned increase in core deposit accounts. Loan servicing income decreased $16,000 to $48,000 for the second quarter of 1997 when compared to the same period of 1996 and is also attributable to volume decreases in investor servicing fees, late fees and credit card fees. Other operating income increased $13,000 for the second quarter of 1997, primarily related to an increase in MAC surcharge income and volume increases in safe deposit box fees.

OTHER EXPENSES

     Other expenses for the six months ended June 30, 1997 equaled $5.2 million, compared to $5.5 million for the same period of 1996. This represents a decrease of $272,000 or 5% between the two periods. The ratio of total other expenses to average assets for the six months ended June 30, 1997 improved to 2.47% from 2.91% for the same period of 1996. Cost containment and operating efficiency are continuing priorities of management. The Company's operating efficiency ratio (non-interest expenses, less other real estate expenses, divided by net interest income plus non-interest income excluding non-recurring gains) improved to 65% for the first half of 1997, compared to 70% for the same period of 1996.

     Salaries and employee benefits equaled $3.1 million for the first six months of 1997, compared to $3.2 million for the same period in 1996. The salaries and benefits category is the largest component of other expenses, encompassing 59% of total other expenses as of June 30, 1997. The decrease in salaries and employee benefits expense is attributable to reductions in staff in connection with the 1st Southern acquisition completed in September 1996, partially offset by staffing increases associated with the new personal financial centers opened since March of 1996.

     Net occupancy increased $130,000 to $918,000 for the six months ended June 30, 1997 due to additional personal financial centers opened in Hammonton (3/96), the relocated Linwood center (10/96), Mount Laurel (12/96) and Cherry Hill (3/97), and the establishment of an operations center in Voorhees, NJ during the second quarter of 1996. Data processing and other service costs declined $110,000 to $264,000 for the six months ended June 30, 1997, compared to $374,000 for the same period of 1996. The Company's acquisition of 1st Southern and the operating efficiencies gained due to the system conversion in September 1996 are primarily attributable for the reduction in costs.

     Professional services expenses decreased $116,000 to $155,000 for the first six months of 1997, compared to $271,000 for the same period of 1996. The reduction is related to decreases of $48,000 in legal expenses related to the decrease in problem credits; a $25,000 decrease in consulting expenses due to the discontinuance of certain advertising and promotion programs and a $43,000 decrease in examinations expense due to the acquisition of 1st Southern. Federal insurance premiums declined $81,000 to $39,000 for the first half of 1997 due to a reduction in the Bank Insurance Fund premiums. Other operating expenses increased $5,000 to $711,000 for the six months ended June 30, 1997, compared to the same period of 1996.

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED AVERAGE BALANCE SHEET
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED JUNE 30, 1997     SIX MONTHS ENDED JUNE 30, 1996
                                                               AVERAGE                 AVERAGE    AVERAGE                 AVERAGE
                                                               BALANCE     INTEREST     RATE      BALANCE     INTEREST     RATE
                                                                                         (IN THOUSANDS)
Assets
Loans:(1)
  Commercial................................................   $ 57,634    $  2,575      8.98%    $ 55,754    $  2,626      9.50%
  Commercial mortgage.......................................    105,211       4,685      8.96       85,224       4,042      9.56
  Mortgage..................................................     53,630       2,155      8.00       45,070       1,842      8.18
  Consumer..................................................     35,193       1,484      8.50       30,395       1,340      8.89
     Total loans............................................    251,668      10,899      8.71      216,443       9,850      9.18
Investments:
  Federal funds sold........................................      1,508          47      5.28        7,386         197      5.38
  Investment securities.....................................    146,300       4,663      6.37      132,609       4,220      6.33
     Total investments......................................    147,808       4,710      6.37      139,995       4,417      6.27
       Total interest-earning assets........................    399,476    $ 15,609      7.84%     356,438    $ 14,267      8.07%
Allowance for loan losses...................................     (2,994)                            (3,101)
Cash and due from banks.....................................     10,764                              9,534
Fixed assets (net)..........................................      9,368                              7,861
REO.........................................................        679                              1,372
Other assets................................................      7,268                              5,654
  Total Assets..............................................   $424,561                           $377,758
Liabilities and Stockholders' Equity
Deposits:
  Interest-bearing demand...................................   $ 34,154    $    394      2.33%    $ 25,527    $    254      2.01%
  Statement savings.........................................     38,940         467      2.42       44,494         539      2.44
  Money market..............................................     20,895         330      3.18       20,808         295      2.86
  Certificates of deposit...................................    148,620       3,975      5.39      136,322       3,620      5.35
     Total interest-bearing deposits........................    242,609       5,166      4.29      227,151       4,708      4.18
FHLB advances and securities sold under agreements to
  repurchase................................................    106,691       2,922      5.52       83,939       2,250      5.41
     Total interest bearing liabilities.....................    349,300       8,088      4.67      311,090       6,958      4.51
Non-interest bearing deposits...............................     42,204                             34,181
Other liabilities...........................................      3,488                              2,792
Stockholders' equity........................................     29,569                             29,695
     Total Liabilities and Stockholders' Equity.............   $424,561                           $377,758
Net Interest Income/Spread..................................               $  7,521      3.17%                $  7,309      3.56%
Net Interest Margin (2).....................................                             3.79%                              4.14%

(1) Includes non-accruing loans. The effect of including such loans is to reduce the average rate earned on Covenant's loans.

(2) Net interest income as a percentage of average interest-earning assets.

     Other expenses for the three months ended June 30, 1997 equaled $2.7 million, compared to $2.8 million, representing a decrease of $40,000 or 1% over the second quarter of 1996. Salaries and employee benefits increased $16,000 to $1.6 million for the second quarter of 1997 when compared to the same period in 1996. The increase in salaries and employee benefits expense is directly associated with the new staffing positions created for the new personal financial centers noted above. Net occupancy increased $62,000 to $457,000 for the three months ended June 30, 1997, compared to the same period of 1996 due to the above-mentioned new personal financial centers.

     Data processing and service costs decreased $25,000 for the three months ended June 30, 1997, compared to the same period in 1996. The Company's acquisition of 1st Southern and operating efficiencies gained due to the system conversion in September 1996 are primarily attributable to the reduction in costs offset by new accounts added over the last twelve months.

     Professional services expenses decreased $61,000 for the second quarter of 1997 to $76,000, compared to the same period in 1996. The reduction is related to a decrease of $27,000 in legal expenses; a $6,000 decrease in consulting expenses due to the discontinuance of certain advertising and promotion programs and a $20,000 decrease in examination expense due to the acquisition of 1st Southern. Federal insurance premiums declined $42,000 to $19,000 for the three months ended June 30, 1997 as compared to the same period in 1996 due to a reduction in the Bank Insurance Fund premium. Other operating expenses increased $23,000 to $370,000 for the three months ended June 30, 1997, compared to the same period in 1996 due to increases in postage, insurance and telephone expenses related to the new branch facilities opened.

FINANCIAL CONDITION

LOAN PORTFOLIO

     The lending function is the Company's principal business activity and it continues its policy to serve as a reliable source of credit to a diverse customer base. The Company lends primarily to commercial borrowers in the southern New Jersey marketplace. The loan portfolio is diversified, with 65% of the portfolio comprised of commercial and commercial mortgage loans and 35% comprised of residential mortgage loans and consumer loans at June 30, 1997.

     At June 30, 1997, the Company's net loan portfolio totaled $260.0 million, compared to $238.2 million as of December 31, 1996. The $21.8 million or 9% (18% annualized) in growth in net loans has been concentrated within the commercial, commercial mortgage and residential mortgage loan portfolios. The majority of the Company's loan portfolio is primarily categorized as secured by commercial and 1-4 family residential real estate properties (including home equity loans). It is the Company's continuing policy to emphasize well-collaterized and properly-structured loans and to promote long-term quality relationships with financially strong borrowers.

NON-PERFORMING ASSETS

     Non-performing assets include those loans that are not accruing interest (non-accruing loans), loans that have been restructured and real estate owned.

     Generally, loans that are contractually past-due are placed on non-accrual status when interest on principal becomes 90 days past-due, unless, in the Company's assessment, the value of collateral securing the loan adequately ensures the likelihood of the ultimate collection of all unpaid principal and interest and the loan is in the process of collection.

     The following table sets forth information regarding non-performing assets and contractually past-due loans of June 30, 1997 and 1996 and December 31, 1996:

                                                                                                JUNE 30,     JUNE 30,     DEC. 31,
                                                                                                  1997         1996         1996
Non-performing assets:
Non-accruing loans:
  Commercial.................................................................................    $  993       $2,500       $1,734
  Mortgage...................................................................................     1,111        1,180          931
  Consumer...................................................................................       112          232          201
Total non-performing loans...................................................................    $2,216       $3,912       $2,866
Real estate owned............................................................................       747        1,222          695
Total non-performing assets..................................................................    $2,963       $5,134       $3,561
Accruing loans 90 days past-due..............................................................    $1,324       $2,236       $1,753
Non-performing loans as a percentage of loans................................................      0.84%        1.71%        1.19%
Non-performing assets as a percentage of loans and real estate owned.........................      1.12%        2.23%        1.47%
Non-performing assets as a percentage of total assets........................................      0.65%        1.28%        0.86%

     Non-performing assets totaled $3.0 million or 1.12% of total loans and real estate owned at June 30, 1997, showing marked improvement when compared to $3.6 million or 1.47% of total loans and real estate owned at December 31, 1996 and $5.1 million or 2.23% of total loans and real estate owned at June 30, 1996. Non-performing loans at June 30, 1997 decreased $650,000 from the December 31, 1996 balance of $2.9 million due to a $741,000 reduction in commercial non-performing loans and a reduction in consumer non-performing loans of $89,000 offset by an increase in mortgage non-performing loans of $180,000. The balance of non-performing loans at June 30, 1996 was $3.9 million or 1.71% of total loans.

     Real estate owned (net of reserves) was $747,000 at June 30, 1997, compared to $695,000 at December 31, 1996 and $1.2 million at June 30, 1996. During the first six months of 1997, additions to real estate owned of $393,000 (representing three foreclosed properties) were offset by the sale of five properties for $341,000, which resulted in the $52,000 increase in real estate owned.

     The balance of accruing loans 90 days past-due was $1.3 million at June 30, 1997, $1.8 million at December 31, 1996 and $2.2 million at June 30, 1996. The $429,000 decrease in accruing loans 90 days past-due during the six months ended June 30, 1997 is related to a decrease of $366,000 in various residential mortgage loans and a decrease in various home equity consumer loans of $107,000 offset by an increase in well-collateralized commercial loans of $44,000.

     At June 30, 1997 and December 31, 1996, the Company had impaired loans totaling approximately $993,000 and $1,734,000, respectively. The allowance for loan losses on impaired loans has a valuation allowance of $101,000, and $199,000 at June 30, 1997 and December 31, 1996, respectively. The average balance of impaired loans totaled $1,532,000 and $1,684,000 for June 30, 1997 and December 31, 1996, respectively. Interest income not accrued for impaired loans for the six months ended June 30, 1997 and for the twelve months ended December 31, 1996 was approximately $75,000 and $164,000, respectively.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     The provision and allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount considered by management to be adequate to absorb known and inherent losses in the portfolio. Management considers a variety of factors when establishing the allowance, such as the impact of current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan review and related classifications, the borrower's perceived financial and managerial strengths, the estimated adequacy of underlying collateral and other relevant factors. Consideration is also given to examinations performed by regulatory authorities.

     The following table sets forth information regarding the Company's allowance for loan losses for the six month periods ended June 30, 1997 and 1996, and for the year ended December 31, 1996.

CHANGES IN ALLOWANCE FOR LOAN LOSSES

                                                                                                                            YEAR
                                                                                                  SIX MONTHS ENDED          ENDED
                                                                                                6/30/97      6/30/96      12/31/96
Balance at beginning of period...............................................................    $ 3,016      $ 3,195      $ 3,195
Provision charged to operating expenses......................................................         30           41          636
Charge-offs:
  Commercial.................................................................................       (171)         (49)        (449)
  Mortgage...................................................................................        (29)        (119)        (417)
  Consumer...................................................................................        (57)        (101)        (124)
Total Charge-offs............................................................................       (257)        (269)        (990)
Recoveries:
  Commercial                                                                                          24           85          124
  Mortgage...................................................................................          3            4           --
  Consumer...................................................................................          1           25           51
Total recoveries.............................................................................         28          114          175
Net charge-offs..............................................................................       (229)        (155)        (815)
Balance at end of period.....................................................................    $ 2,817      $ 3,081      $ 3,016
Net charge-offs as a percentage of average loans.............................................       0.18%        0.14%        0.36%
Allowance as a percentage of
  period-end loans...........................................................................       1.07%        1.34%        1.25%
Allowance as a percentage of
  non-performing loans.......................................................................     127.12%       78.76%      105.20%
Allowance as a percentage of
  non-performing assets......................................................................      95.07%       60.01%       84.70%

     Management is consistently informed of changes in economic indicators which may have impact, either positive or adverse, on asset quality, the allowance for loan losses, potential charge-offs and delinquencies.

     The provision for loan losses charged against earnings was $30,000 in the first six months of 1997, compared to $41,000 for the first six months of 1996.

     Management believes that the allowance for loan losses at June 30, 1997 is adequate to absorb known and inherent losses in the portfolio.

INVESTMENT SECURITIES

     Investment securities were $143.1 million at June 30, 1997, compared to $144.3 million at December 31, 1996. The decrease in investment securities was the result of purchases of $7.0 million of US Treasury Notes with maturities beyond one year and classified as "Available for Sale," offset by maturities and paydowns of $7.8 million and a decline of $400,000 in the gross unrealized holding loss on investments available for sale.

     At June 30, 1997, the fair value of investments available for sale was $131.7 million, and unrealized holding losses were $866,000. At December 31, 1996, the fair value of investments available for sale was $132.6 million and unrealized holding losses were $483,000. At June 30, 1997, securities held to maturity totaled $11.4 million compared to $11.7 million at December 31, 1996. The fair values of these investments were $11.4 million at June 30, 1997 and $11.7 million at December 31, 1996.

     The Company's investment portfolio is comprised of US Government securities, federal agency mortgage-backed securities and Federal Home Loan Bank ("FHLB") stock. The portfolio generates substantial interest income, serves as a source of liquidity and is used as a tool in managing interest rate sensitivity. Portions of the portfolio are also used to secure public deposits and serve as collateral for repurchase transactions. The investment portfolio also plays a significant role in the asset/liability management process. Among other things, the investment portfolio is utilized to balance the interest sensitivity of the prime-based portion of the loan portfolio.

DEPOSITS

     The Company's predominant source of funds is depository accounts comprised of demand deposits, savings and money market accounts, time deposits and individual retirement accounts (IRA's). Deposits are provided by individuals and businesses located within the southern New Jersey marketplace. The Company gathers deposits from local municipalities within the guidelines of the Government Unit Deposit Protection Act (GUDPA). The Bank has no brokered deposits.

     The Company opened new personal financial centers in Linwood (relocation in October 1996), Mount Laurel (December 1996) and Cherry Hill (March 1997). Total deposits at June 30, 1997 equaled $301.8 million, compared to $277.5 million at December 31, 1996, representing a $24.3 million or 9% increase between December 31, 1996 and June 30, 1997.

BORROWINGS

     Sources of funds for the Company other than deposits include FHLB advances and securities sold under agreements to repurchase. FHLB advances were $21.0 million at June 30, 1997 and $20.5 million at December 31, 1996. Securities sold under agreements to repurchase totaled $96.2 million at June 30, 1997, compared to $84.0 million at December 31, 1996. The increase in securities sold under agreements to repurchase was related to the increase in loans during the first six months of 1997.

ASSET AND LIABILITY MANAGEMENT

     The Company monitors its sensitivity to interest rate changes and its liquidity and capital position through its asset and liability management process. The Company's objectives include (i) controlling interest rate exposures, (ii) ensuring adequate liquidity, (iii) maintaining a strong capital position and (iv) maximizing net interest income opportunities. The Company manages these objectives centrally through the Asset Liability Management Committee (ALCO).

INTEREST RATE SENSITIVITY

     The Company seeks to manage its sensitivity position to maximize earnings and minimize the risk associated with interest rate movements through the use of a "gap analysis" on a monthly basis. The gap analysis assesses the interest rate risk that arises from differences in the volumes of assets and liabilities that mature or reprice within a given period. A "positive" gap position results when the amount of interest-sensitive assets exceeds that of interest-sensitive liabilities, signifying that the net interest margin will be positively affected by rising rates and negatively affected by falling rates; a "negative" gap position results when the amount of interest-sensitive liabilities exceeds that of interest-sensitive assets, indicating that the net interest margin will be negatively affected by rising rates and positively affected by falling rates. However, the Company's gap position does not necessarily predict the impact of changes in general levels of interest rates or net interest income due to assumptions made as to repricing and maturities of certain products.

     Decisions are also based on "dynamic shock analysis," a process that entails the application of different prime rate increase or decrease scenarios to the current maturity/repricing structure. This analysis measures the impact on net interest income of each of the scenarios applied relative to the Company's interest rate risk management policy guidelines, and seeks to identify appropriate measures to maintain the interest sensitivity of net interest income within such policy guidelines. At June 30, 1997, the Company's "dynamic shock analysis" indicates an acceptable level of interest rate risk and is within policy guidelines.

     In the event that the Company's interest rate risk models indicate an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its Available for Sale portfolio or the extension of the maturities of its short-term borrowings, or the use of other risk management strategies as determined by the Company's ALCO Committee.

     The following table illustrates the gap position of the Company as of June 30, 1997.

                                                                                                     NON-INTEREST
                                                                                          BEYOND      SENSITIVE
                                        1-90        91-180       181-365     ONE-FIVE      FIVE        ASSETS/
                                        DAYS         DAYS         DAYS        YEARS       YEARS      LIABILITIES       TOTAL
Rate sensitive assets:
Interest earning assets
  Loans............................   $  96,515    $   6,859    $  12,616    $ 82,980    $ 61,061            --      $ 260,031
  Investment securities............      21,015        8,050       26,174      57,890      38,430            --        151,559
  Other short-term investments.....          --           --           --          --          --            --             --
     Total interest earning
       assets......................     117,530       14,909       38,790     140,870      99,491            --        412,368
Non-interest earning assets........                                                                      42,381         42,381
  Total assets.....................   $ 117,530    $  14,909    $  38,790    $140,870    $ 99,491      $ 42,381      $ 453,971
Rate sensitive liabilities:
  Interest bearing demand..........   $  26,649           --           --    $  4,442    $  4,441            --      $  35,532
  Statement Savings................      29,367           --           --       4,895       4,894            --         39,156
  Money Market.....................      16,344           --           --       2,724       2,724            --         21,792
  Certificates of Deposit..........      56,797       27,672       32,751      30,946          --            --        148,166
  FHLB advances and securities sold
     under agreements to
     repurchase....................     109,242           --        3,000       5,000          --            --        117,242
  Total interest bearing
     liabilities...................   $ 238,399    $  27,672    $  35,751    $ 48,007    $ 12,059            --      $ 361,888
Non-interest bearing liabilities...          --           --           --          --          --        61,271         61,271
Stockholders' equity...............          --           --           --          --          --        30,812         30,812
  Total liabilities and
     stockholders' equity..........   $ 238,399    $  27,672    $  35,751    $ 48,007    $ 12,059      $ 92,083      $ 453,971
Interest rate sensitivity GAP......   $(120,869)   $ (12,763)   $   3,039    $ 92,863    $ 87,432      $(49,702)
Cumulative GAP.....................   $(120,869)   $(133,632)   $(130,593)   $(37,730)   $ 49,702
Cumulative GAP as a percentage of
  total............................       49.30%       49.78%       56.73%      89.47%     113.73%

     The Gap Analysis table is intended to illustrate the maturity/repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1997. The analysis is based upon contractual maturities and, where applicable, management's estimates of the repricing characteristics of various assets and liabilities and on assumptions as to customer behavior.

     The Gap Analysis indicates a liability-sensitive position through the one-year time period beginning June 30, 1997. The Company's investment in U. S. Treasury Notes with maturities beyond one year is funded by a growth in deposits and short-term (three months or less) securities sold under agreements to repurchase and is primarily responsible for the liability-sensitive position through the one-year time period as of June 30, 1997.

     Covenant's net interest income has not been subject to the degree of sensitivity indicated by this traditional gap analysis. In monitoring interest sensitivity, adjustments are made to the dynamic shock assumptions to reflect management's recent experience regarding the impact of product pricing, interest rate spread relationships and customer behavior.

     These marginal adjustments are necessarily subjective and will vary over time with loan and deposit changes and market conditions. The investment portfolio is utilized to balance the Company's gap position, to manage the interest rate spread and to mitigate overall maturity risk in the portfolio.

LIQUIDITY

     Adequate liquidity is necessary to meet the borrowing needs and deposit withdrawal requirements of customers as well as to satisfy liabilities, fund operations and support asset growth. Maintaining an appropriate level of liquid funds through the asset/liability management process ensures that the needs of the Company are met at a reasonable cost. Therefore, the management of liquidity is coordinated with the management of the Company's interest sensitivity and capital position. Major sources of liquidity are core deposits, cash flow generated by the Company's investment and loan portfolios, and short-term borrowings. Earnings and funds provided by operations also serve as a source of liquidity.

     Cash and cash equivalents equaled $32.5 million at June 30, 1997, compared to $15.6 million at December 31, 1996, resulting in a net increase of $16.9 million, as shown on the Consolidated Statements of Cash Flows for the six months ended June 30, 1997. The net increase of $22.0 million in loans contributed to a net cash used in investing activities equaling $21.5 million. The Company funded the net cash used in investing activities and the net increase in cash and cash equivalents principally through a $24.3 million increase in deposits, and a $12.2 million increase in securities sold under agreements to repurchase.

     The Company places strong emphasis on the composition of the investments available for sale portfolio. Additional sources of liquidity are available to the Company through the purchase of federal funds and borrowings on approved lines of credit. One measure of the Company's liquidity is the FDIC liquidity ratio. This ratio measures net cash, short-term investments and marketable assets divided by net deposits and short-term liabilities. The Company's liquidity ratio at June 30, 1997 was 23%. Overall, based on the its core deposit base, and its available sources of borrowed funds, management believes that the Company's liquidity position is satisfactory.

CAPITAL

     The maintenance of appropriate levels of capital is a management priority and an important objective of the Company's asset and liability management process. The Company's principal capital planning goals are to provide an adequate return to stockholders, to support its growth and expansion activities, to provide stability to current operations, and to promote public confidence.

     Bank regulatory authorities have issued risk-based capital standards and leverage ratio requirements by which all bank holding companies and banks will be evaluated in terms of capital adequacy. The "Prompt Corrective Action" regulations issued pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 established five categories of depository institutions:
(1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized, and (5) critically undercapitalized. Each category relates to the level of capital for the depository institution. The highest capital ratios equate to a "well-capitalized" depository institution which is one that significantly exceeds the minimum level required by regulation (i.e., total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater). At June 30, 1997, the Company and the Bank met the definition of a "well-capitalized" institution.

     The following table sets forth the Company's and the Bank's regulatory capital requirements and compliance therewith as of June 30, 1997:

COVENANT BANCORP, INC. AND SUBSIDIARIES

                                                                                                        WELL-       CAPITAL EXCESS
                                                                                           ACTUAL    CAPITALIZED    (IN THOUSANDS)
Tier 1 Risk-Based Capital Ratio (1).....................................................    11.74%       6.00%         $ 15,342
Total Risk-Based Capital Ratio (2)......................................................    12.79%      10.00%         $  7,464
Tier 1 Leverage Ratio (3)...............................................................     7.30%       5.00%         $  9,896

COVENANT BANK

                                                                                                        WELL-       CAPITAL EXCESS
                                                                                           ACTUAL    CAPITALIZED    (IN THOUSANDS)
Tier 1 Risk-Based Capital Ratio (1).....................................................    11.74%       6.00%         $ 15,342
Total Risk-Based Capital Ratio (2)......................................................    12.79%      10.00%         $  7,464
Tier 1 Leverage Ratio (3)...............................................................     7.30%       5.00%         $  9,896

(1) Tier 1 Risk-Based Capital Ratio is defined as the ratio of Tier 1 Capital to Total Risk-Weighted Assets.

(2) Total Risk-Based Capital Ratio is defined as the ratio of Tier 1 and Tier 2 Capital to Total Risk-Weighted Assets.

(3) Tier 1 Leverage Ratio is defined as the ratio of Tier 1 Capital to Total Average Quarterly Assets.

INCOME TAXES

     The Company's effective tax rate for the six months ended June 30, 1997 was 34.2%, compared to an effective rate of 36.4% for the same period in 1996. The decreased percentage from 1996 to 1997 is attributable to a reduction in state income taxes due to business strategies employed.

PART II. OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

     The Annual Meeting of the Registrant's Shareholders was held on June 10, 1997. The items of business acted upon at the Annual Meeting were the formation of Covenant Bancorp, Inc. (the Registrant) and the election of ten directors for one year terms. The number of votes cast for, against and abstained as to each proposal are as follows:

                                    Proposal 1 -- Formation of Covenant Bancorp,
Inc.

   FOR       AGAINST    ABSTAIN
2,026,595    118,123    791,762

                                    Proposal 2 -- Election of Directors

    NAME OF NOMINEE          FOR         AGAINST         ABSTAIN
Richard A. Hocker         2,418,836      119,873           1,045
John J. Gallagher, Jr.    2,419,881      118,828               0
Charles E. Sessa, Jr.     2,419,881      118,828               0
Barry M. Abelson          2,418,518      120,191           1,363
Thomas V.G. Brown         2,419,881      118,828               0
William T. Carson, Jr.    2,419,881      118,828               0
Gary E. Greenblatt        2,419,509      119,200             372
James R. Iannone          2,419,364      119,345             517
Joseph A. Maressa, Jr.    2,415,220      123,489           4,661
Kyle W. Will              2,415,220      123,489           4,661

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits.

         2.    Agreement and Plan of Mergers dated August 4, 1997 by and among Covenant Bancorp, Inc., Covenant Bank, First
               Union Corporation and First Union National Bank, attached as Exhibit 1 to the registrant's Current Report on
               Form 8-K dated August 8, 1997 and incorporated herein by reference.
        10.1   Amendment No. 1 to Agreement, dated June 10, 1997, amending the Agreement dated November 22, 1995 between
               Covenant Bank and Richard A. Hocker.
        10.2   Amendment No. 1 to Agreement, dated June 10, 1997, amending the Agreement dated November 22, 1995 between
               Covenant Bank and Charles E. Sessa, Jr.
        10.3   Amendment No. 1 to Agreement, dated June 10, 1997, amending the Agreement dated November 22, 1995 between
               Covenant Bank and Kenneth R. Mancini, Jr.
        10.4   Amendment No. 1 to Agreement, dated June 10, 1997, amending the Agreement dated November 22, 1995 between
               Covenant Bank and J. William Parker, Jr.
        10.5   Amendment No. 1 to Agreement, dated June 10, 1997, amending the Agreement dated November 22, 1995 between
               Covenant Bank and Eugene D. D'Orazio.
        11     Statement re Computation of Per Share Earnings
        27     Financial Data Schedule

     (b) Reports on Form 8-K.

     No reports on Form 8-K were filed during the second quarter ended June 30, 1997.

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         COVENANT BANCORP, INC.

                                        /S/       CHARLES E. SESSA, JR.
                                                  CHARLES E. SESSA, JR.
                                                        PRESIDENT

August 12, 1997

                                        /S/       J. WILLIAM PARKER, JR.
                                                 J. WILLIAM PARKER, JR.
                                                 SENIOR VICE PRESIDENT,
                                           CHIEF FINANCIAL OFFICER & TREASURER

August 12, 1997

                                                                      EXHIBIT 11

                    COVENANT BANCORP, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                 THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                               JUNE 30,      JUNE 30,      JUNE 30,      JUNE 30,
                                                                                 1997          1996          1997          1996
Net income..................................................................    $  910        $  754        $1,814        $1,435
Average number of shares outstanding:
  Average common shares outstanding.........................................     3,054         3,073         3,044         3,073
  Common stock equivalents considered in earnings per share computation:
     Dilutive stock options.................................................       201           106           180           107
     Conversion of preferred stock Series "A"...............................       550           550           550           550
     Conversion of preferred stock Series "B"...............................       509           509           509           509
Average number of shares outstanding........................................     4,314         4,238         4,283         4,239
Net income per share of common stock and common stock equivalents...........    $ 0.21        $ 0.18        $ 0.42        $ 0.34

                                                                         ANNEX B
                         AGREEMENT AND PLAN OF MERGERS
     AGREEMENT AND PLAN OF MERGERS, dated as of the 4th day of August, 1997 (this "Plan"), by and among COVENANT BANCORP, INC. (the "Company"), COVENANT BANK (the "Bank"), FIRST UNION CORPORATION ("First Union"), and FIRST UNION NATIONAL BANK ("FUNB").
                                   RECITALS:
     (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of New Jersey, with its principal executive offices located in Haddonfield, New Jersey. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of the date hereof, the Company has 25,000,000 authorized shares of common stock, each of $5.00 par value ("Company Common Stock"), and 1,000,000 authorized shares of preferred stock, each of $25.00 par value ("Company Preferred Stock" and, together with the Company Common Stock, "Company Stock"), of which 138,300 shares have been authorized and designated as Series A Preferred Stock ("Series A Preferred Stock") and 161,700 shares have been authorized and designated as Series B Preferred Stock ("Series B Preferred Stock") (no other class of capital stock being authorized), of which 3,057,193 shares of Company Common Stock, 138,300 shares of Series A Preferred Stock and 161,700 shares of Series B Preferred Stock are issued and outstanding.
     (B) THE BANK. The Bank is a commercial bank duly organized and existing in good standing under the laws of the State of New Jersey, with its principal executive offices located in Haddonfield, New Jersey. As of June 30, 1997, the Bank had capital of $30,812,000, divided into common stock of $14,682,000, preferred stock of $7,500,000, surplus of $10,702,000, undivided profits (loss), including retained earnings, of $(1,500,000), and net unrealized gain (loss) on investment securities of $(572,000). All of the issued and outstanding shares of capital stock of the Bank ("Bank Capital Stock") are owned by the Company.
     (C) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. First Union is a registered bank holding company under the BHCA. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value ("First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 280,488,704 shares of First Union Common Stock (without giving effect to the two-for-one First Union Common Stock split paid on July 31, 1997 to holders of record of First Union Common Stock on July 1, 1997), no shares of First Union Class A Preferred Stock, and no shares of First Union Preferred Stock, were issued and outstanding as of June 30, 1997.
     (D) FUNB. FUNB is a national banking association duly organized and existing under the laws of the United States, with its principal executive offices located in Avondale, Pennsylvania. As of June 30, 1997, FUNB had capital of $2,267,270,516, divided into common stock of $452,155,620, preferred stock of $160,540,000, surplus of $1,300,079,773, undivided profits, including capital reserves, of $353,444,727, and net unrealized holding gains on available for sale securities of $1,050,396. All of FUNB's issued and outstanding shares of capital stock are owned by First Fidelity Incorporated ("FFI"), a wholly-owned subsidiary of First Union Corporation of New Jersey ("FUNC-NJ"), a wholly-owned subsidiary of First Union.
     (E) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in
SCHEDULE 4.01(C), there are no shares of capital stock of the Company or the Bank authorized and reserved for issuance, neither the Company nor the Bank has any Rights (as defined below) issued or outstanding and neither the Company nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Plan. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (and shall include stock appreciation rights). There are no preemptive rights in respect of the Company Stock.
     (F) APPROVALS. The Board of Directors of each of the Company, the Bank, First Union and FUNB has approved, at meetings of each of such Boards of Directors, this Plan and has authorized the execution hereof in counterparts.
                                      B-1

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
I. THE MERGERS.
     1.01. THE CORPORATE MERGER. On the Effective Date (as hereinafter defined):
          (A) THE CONTINUING CORPORATION. The Company shall merge with and into First Union (the "Corporate Merger"), the separate existence of the Company shall cease and First Union (the "Continuing Corporation") shall survive and the name of the Continuing Corporation shall be "First Union Corporation".
          (B) EFFECT OF THE CORPORATE MERGER. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI in accordance with the terms of this Plan, the Corporate Merger shall become effective upon the filing in the offices of the Secretary of State of the States of North Carolina and New Jersey of Articles of Merger and a Certificate of Merger, as applicable, or such later date and time as may be set forth in such Articles of Merger and Certificate of Merger, in accordance with applicable law.
          (C) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.
          (D) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged, in accordance with applicable law.
          (E) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of First Union, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of First Union in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     1.02. THE BANK MERGER. Following the Corporate Merger on the Effective Date or as soon thereafter as First Union may deem appropriate:
          (A) CONTRIBUTION OF BANK CAPITAL STOCK. First Union shall contribute the Bank Capital Stock to FUNC-NJ and shall cause FUNC-NJ to contribute the Bank Capital Stock to FFI.
          (B) THE CONTINUING BANK. Following the contribution of the Bank Capital Stock to FUNC-NJ and from FUNC-NJ to FFI and at least one day following the Effective Date, the Bank shall be merged with and into FUNB (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), the separate existence of the Bank shall cease and FUNB (the "Continuing Bank") shall survive; the name of the Continuing Bank shall be "First Union National Bank"; and the Continuing Bank shall continue to conduct the business of a national banking association at FUNB's main office in Avondale, Pennsylvania and at the legally established branches of the Bank and FUNB.
          (C) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.
          (D) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of the Bank and FUNB shall be preserved unimpaired.
          (E) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The Charter and Bylaws of the Continuing Bank shall be those of FUNB, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FUNB in
                                      B-2
     office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
          (F) OUTSTANDING STOCK OF THE CONTINUING BANK. The amount of the capital stock of the Continuing Bank shall be not less than $612,695,620 and shall consist of not less than 22,727,147 issued and outstanding shares of common stock, each of $20.00 par value, and 160,540 issued and outstanding shares of preferred stock, each of $1.00 par value, and such issued and outstanding shares shall remain issued and outstanding as shares of FUNB, each of $20.00 par value and $1.00 par value, as applicable, and the holders thereof shall retain their rights therein.
          (G) OUTSTANDING STOCK OF THE BANK. Promptly after the Bank Merger becomes effective, FFI shall deliver all of the issued and outstanding shares of the capital stock of the Bank to the Continuing Bank for cancellation.
     1.03. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Corporate Merger as set forth in
ARTICLE VI, the parties shall cause the effective date of the Corporate Merger (the "Effective Date") to occur on such date as the Company and First Union mutually agree upon, or if such parties cannot agree on such date, such date shall be the fifth business day to occur after the last of the conditions set forth in SECTIONS 6.01, 6.02, 6.03, 6.10, 6.11 and 6.13 shall have been satisfied or waived in accordance with the terms of this Plan (or, at the election of First Union, on the last business day of the month in which such day occurs); PROVIDED, HOWEVER, that such date shall be after December 31, 1997, unless the parties mutually agree otherwise. The time on the Effective Date when the Corporate Merger shall become effective is referred to as the "Effective Time".
II. CONSIDERATION.
     2.01. CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
          (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union Common Stock (together with the rights ("First Union Rights") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement, dated December 18, 1990, and as amended and restated as of October 15, 1996, attached thereto), issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain as issued and outstanding shares of First Union Common Stock.
          (B) OUTSTANDING COMPANY COMMON STOCK. Each share (excluding shares held by the Company or any of the Company Subsidiaries (as hereinafter defined) or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares")) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive .3813 shares of First Union Common Stock (the "Exchange Ratio") (together with the attached First Union Rights), subject to possible adjustment as set forth in SECTION
     2.08 (upon any such adjustment any reference in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted).
          (C) OUTSTANDING SERIES A PREFERRED STOCK. If, immediately prior to the Effective Time, there shall be issued and outstanding any shares of Series A Preferred Stock, then each such share (excluding Excluded Shares) of Series A Preferred Stock shall become and be converted into the right to receive the number of shares of First Union Common Stock equal to the result of the product of the Exchange Ratio and 3.976, the conversion number for the Series A Preferred Stock provided for in the Company's Certificate of Incorporation, as amended (the "Company Certificate").
          (D) OUTSTANDING SERIES B PREFERRED STOCK. If, immediately prior to the Effective Time, there shall be issued and outstanding any shares of Series B Preferred Stock, then each such share (excluding Excluded Shares) of Series B Preferred Stock shall become and be converted into the right to receive the number of shares of First Union Common Stock equal to the result of the product of the Exchange Ratio and 3.147, the conversion number for the Series B Preferred Stock provided for in the Company Certificate.
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock and Company Preferred Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the consideration provided under this ARTICLE II, without interest. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Stock which were issued and outstanding immediately prior to the Effective Time.
                                      B-3

     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, First Union shall pay to each holder of Company Stock who would otherwise be entitled to a fractional share an amount in cash (without interest) determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions tape (as reported in THE WALL STREET JOURNAL).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union will send or cause to be sent to each former stockholder of the Company of record immediately prior to the Effective Time, transmittal materials for use in exchanging such stockholder's certificates for Company Stock for the consideration set forth in this ARTICLE II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's Company Stock are converted on the Effective Date, any fractional share check which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank (the "Exchange Agent") of the certificates representing all of such shares of Company Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share check or dividends which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an Affiliate (as hereinafter defined) of the Company shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in SECTION 5.10.
     2.05. EXCLUDED SHARES. Each of the Excluded Shares of Company Stock shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.
     2.06. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of the Company and the Bank (including without limitation the provisions of this ARTICLE II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Plan, (B) adversely affect the intended tax-free treatment to the Company's stockholders as a result of receiving such consideration, or (C) materially impede or delay receipt of any approval referred to in SECTION 6.02 or the consummation of the transactions contemplated by this Plan.
     2.07. STOCK OPTIONS. From and after the Effective Time, all employee and director stock options to purchase shares of Company Common Stock ("Stock Options"), which are then outstanding and unexercised (whether vested or unvested), shall be converted into and become options with respect to First Union Common Stock, and First Union shall assume each such Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; PROVIDED, HOWEVER, that from and after the Effective Time, (A) each such Stock Option assumed by First Union may be exercised solely for shares of First Union Common Stock, (B) the number of shares of First Union Common Stock subject to such Stock Option shall be equal to the number of shares of Company Common Stock subject to such Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (C) the per share exercise price under each such Stock Option shall be adjusted by dividing such price by the Exchange Ratio and rounding to the nearest cent. The Company represents and warrants that the number of shares of Company Common Stock which are issuable upon exercise of Stock Options as of the date hereof are Previously Disclosed in SCHEDULE 4.01(C).
     2.08. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.
III. ACTIONS PENDING CONSUMMATION.
     From the date hereof until the Effective Time, except as expressly contemplated by this Plan, without the prior written consent of First Union, each of the Company and the Bank will not, and will cause each of the Company Subsidiaries not to, agree to:
     3.01. ORDINARY COURSE. Conduct its and each of the Company Subsidiaries' business other than in the ordinary and usual course consistent with past practice or fail to use its best efforts to maintain and preserve intact its and each of the Company Subsidiaries' business organization and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.
                                      B-4

     3.02. CAPITAL STOCK. Except as Previously Disclosed in SCHEDULE 4.01(C),
(A) issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company or the Company Subsidiaries, or any Rights with respect thereto, (B) enter into any agreement with respect to the foregoing, or
(C) permit any additional shares of Company Common Stock to become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights or take any action that permits the acceleration of Stock Options.
     3.03. DIVIDENDS, ETC. Make, declare, pay or set aside for payment any dividend, cash or stock (other than dividends payable on Company Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and dividends from Company Subsidiaries to the Company or the Bank, as applicable), on or in respect of or declare or make any distribution on, or directly or indirectly combine, split, redeem, reclassify (except as Previously Disclosed in SCHEDULE 3.03), purchase or otherwise acquire, any shares of the capital stock of the Company or the Company Subsidiaries or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of such capital stock or any Rights with respect thereto.
     3.04. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become liable for the obligations of any other individual or corporation, bank, partnership, limited liability company, joint venture, business trust, association or other organization (each, a "Business Entity").
     3.05. OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by applicable law or regulation, (A) change its or any of the Company Subisidiaries' lending, investment, liability management or other material banking or other policies in any material respect, except such changes as are in accordance and in an effort to comply with SECTION 5.11, (B) incur or commit to incur any capital expenditures beyond those Previously Disclosed in SCHEDULE 3.05, other than in the ordinary course of business and not exceeding the Company's current budget for such expenditures as set forth in SCHEDULE 3.05, or
(C) implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
     3.06. LIENS. Impose, or permit or suffer the imposition, on any shares of capital stock of any of the Company Subsidiaries, or on any of its or the Company Subsidiaries' other assets, any Liens (as hereinafter defined), other than Liens on such other assets that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect (as hereinafter defined) on the Company.
     3.07. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in SCHEDULE 3.07, enter into or amend any employment, consulting, severance or similar agreement or arrangement with any of its directors, officers, employees or consultants, or grant any salary or wage increase, amend the terms of any Stock Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.
     3.08. BENEFIT PLANS. Except as Previously Disclosed in SCHEDULE 3.08, enter into, establish, adopt or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder (other than any such acceleration or vesting that results from this Plan or the transactions contemplated herein).
     3.09. ACQUISITIONS AND DISPOSITIONS. (A) sell, transfer or otherwise dispose of any portion of its assets, deposits, business or properties, except for any such dispositions which taken together are not material to the Company and the Company Subsidiaries taken as a whole, or discontinue or terminate any existing line of business, (B) merge or consolidate with, or acquire all or any portion of the business or property of, any other entity except for any such transaction that is in the ordinary course of business and which is not material to the Company and the Company Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice) or (C) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person or Business Entity other than from wholly-owned Company Subsidiaries and other than the purchase or sale of loans or marketable securities in the ordinary course of business consistent with past practices.
     3.10. GOVERNING DOCUMENTS. Amend its Certificate of Incorporation, Charter or Bylaws.
                                      B-5

     3.11. CLAIMS. Settle any claim, action or proceeding involving liability for any material money damages in an amount greater than $25,000 or any restrictions upon the operations of the Company or any of the Company Subsidiaries, or forgive or compromise any material amount of debt of any person or Business Entity, other than from wholly-owned Company Subsidiaries.
     3.12. CONTRACTS. Enter into, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to such contracts, agreements and leases that are terminable by it without penalty on not more than 60 days prior written notice.
     3.13. OTHER ACTIONS. Take any actions that would (A) impede or delay the receipt of any approval referred to in SECTION 6.02 without the imposition of a condition or restriction of the type referred to in the proviso to such Section or (B) adversely affect the ability of any party to perform its obligations under this Plan.
     3.14. AGREEMENTS. Authorize, commit or enter into any agreement to take any of the actions referred to in SECTIONS 3.01 through 3.13.
IV. REPRESENTATIONS AND WARRANTIES.
     4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK. Each of the Company and the Bank hereby represents and warrants to First Union and FUNB as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.
     (C) SHARES. The outstanding shares of it are duly authorized, validly issued and outstanding, fully paid and nonassessable, and are subject to no, and have not been issued in violation of any, preemptive rights. Except as Previously Disclosed in SCHEDULE 4.01(C), there are no shares of capital stock or other equity securities of the Company or the Bank outstanding and no outstanding Rights with respect thereto.
     (D) COMPANY SUBSIDIARIES. The Company has Previously Disclosed in SCHEDULE 4.01(D) a list of all the Company Subsidiaries, including the state of organization and principal business activities of each such Company Subsidiary. Each of the Company Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or the Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary held by the Company or a Company Subsidiary are fully paid and nonassessable and subject to no preemptive rights and are owned by the Company or a Company Subsidiary free and clear of any Liens. Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as Previously Disclosed in SCHEDULE 4.01(D), the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Business Entity. The Bank is a member of the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member in good standing of the Federal Home Loan Bank of New York (the "FHL Bank"). The term "Company Subsidiary" means any Business Entity (including the Bank), five percent or more of the equity interests of which are owned directly or indirectly by the Company.
     (E) CORPORATE POWER. It and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets and it has the corporate power
                                      B-6
and authority to execute, deliver and perform its obligations under this Plan, and to consummate the transactions contemplated hereby.
     (F) CORPORATE AUTHORITY. Each of this Plan and the transactions contemplated hereby and, subject to any necessary receipt of approval by its stockholders referred to in SECTION 4.01(Y), consummation of the Corporate Merger, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
SECTION 6.01, the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.01(G), the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby, do not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or of any of the Company Subsidiaries or to which it or any of the Company Subsidiaries or its or their properties is subject or bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (2) constitute a breach or violation of, or a default under, its Certificate of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.
     (H) FINANCIAL REPORTS. As to (1) the Company, its Registration Statement on Form S-4, dated March 13, 1997, as amended, filed under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), and all other documents filed or to be filed subsequent to the date hereof, under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "Company Financial Reports"), and (2) the Bank, (i) its Call Reports for the fiscal year ended December 31, 1996, and all other Call Reports filed or to be filed subsequent to December 31, 1996, in the form filed with the FDIC and (ii) its Annual Report on Form F-2 for the fiscal year ended December 31, 1996, as amended, and all other documents filed subsequent to December 31, 1996 under Section 13, 14 or 15(d) of the Exchange Act, in the form filed with the FDIC (in each case, the "Bank Financial Reports" and together with the Company Financial Reports, the "Company/Bank Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company/Bank Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company/Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company/Bank Financial Reports prior to the date hereof, none of the Company or the Company Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.
     (J) NO EVENTS. No events have occurred, or circumstances have arisen, since March 31, 1997, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company.
     (K) PROPERTIES. Except as specifically reserved against or otherwise disclosed in the Company/Bank Financial Reports (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as Previously Disclosed in SCHEDULE 4.01(K), the Company and the Company Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults or equities of any character or claims or third party rights of whatever nature (collectively "Liens"), to all of the properties and assets, tangible and intangible, reflected in the Company/Bank Financial Reports as being owned by the Company or the Company Subsidiaries as of the
                                      B-7
dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
SCHEDULE 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.01(L), neither it nor any of the Company Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or supervisory letter or similar submission to or from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation, the FHL Bank, the Federal Reserve Board, the FDIC and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities (including the SEC, the "Regulatory Authorities")) and neither it nor any of the Company Subsidiaries has been advised by any of the Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment or supervisory letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.01(M), each of the Company and the Company Subsidiaries:
          (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business as presently conducted and that are material to the business of the Company and the Company Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that any of the Company or the Company Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, or (c) requiring any of the Company or the Company Subsidiaries (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any material resolution or policy);
          (3) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in SCHEDULE 4.01(N), none of the Company or the Company Subsidiaries, nor any of its respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case (1) is required to be filed as an exhibit to an Exchange Act or Securities Act report filed by the Company or as an exhibit to an Annual Report on Form F-2 filed by the Bank that has not been filed as an exhibit to the Company's Exchange Act or Securities Act reports or the Bank's Annual Report on Form F-2 filed for the fiscal year ended December 31, 1996, or (2) which provides for annual payments by the Company or a Company Subsidiary of $100,000 or more. True and correct copies of such contracts, and any agreements or amendments thereto, have been supplied to First Union. Except as Previously Disclosed in SCHEDULE 4.01(N), none of the Company or the Company Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, businesses or operations may be bound
                                      B-8
or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, and there has not occurred any event that, with lapse of time or giving of notice or both, would constitute such a default. Except as Previously Disclosed in SCHEDULE 4.01(N), neither the Company nor any Company Subsidiary is subject to, or bound by, any contract containing covenants which (i) limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1994, each of the Company and the Company Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the SEC, (2) the FDIC, the New Jersey Department of Banking, the FHL Bank and
(3) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee previously disclosed to First Union to be paid to Berwind Financial, L.P.
     (Q) EMPLOYEE BENEFIT PLANS.
          (1) SCHEDULE 4.01(Q) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union. Neither it nor any of the Company Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.
          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in SCHEDULE 4.01(Q) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject it or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 (i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
                                      B-9

          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
          (6) Neither it nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     SCHEDULE 4.01(Q). There are no restrictions on the rights of it or any of the Company Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.
          (7) Except as Previously Disclosed in SCHEDULE 4.01(Q), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Company Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, (c) result in any acceleration of the time of payment or vesting of any such benefit, or (d) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.
          (8) Neither the Company nor any of the Company Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. Except as Previously Disclosed in SCHEDULE 4.01(Q), as a result, directly or indirectly, of the transactions contemplated by this Plan (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of First Union, the Company or the Continuing Corporation, or any of their respective subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.02.
     (S) LABOR AGREEMENTS. Neither it nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Company Subsidiaries the subject of a proceeding asserting that it or any such Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of the Company Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in SCHEDULE 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and the Company Subsidiaries that have been classified by it as of June 30, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of June 30, 1997 by any Regulatory Authority as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or a Company Subsidiary prior to June 30, 1997.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of the Bank included in the March 31, 1997 Bank Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Company/Bank Financial Reports, will be, adequate, in the opinion of the Board of Directors and
                                      B-10
management of the Company, determined in accordance with generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
     (V) INSURANCE. Each of Company and the Company Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to it, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. Set forth in SCHEDULE 4.01(V) is a list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees or agents.
     (W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.01(W), there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act.
     (X) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. It has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan, and the transactions contemplated hereby are exempt from,
(a) any applicable state takeover laws, including, without limitation, the provisions of Article 14A:10A of the New Jersey Business Corporation Act ("NJBCA"), (b) any applicable takeover provisions in the Company Certificate, and (c) any takeover provisions set forth in any agreement to which the Company is a party or may be bound and which provides for the issuance of any Rights in connection with a takeover.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Mergers) or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (1) require a vote of stockholders (other than the affirmative vote of the holders of a majority of the votes cast by the holders of shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock, each voting as a separate class, on this Plan, and the approval of the Company in its capacity as sole stockholder of the Bank, which approval has been given), or (2) result in the grant of any rights to any person under the Company Certificate, Charter or Bylaws of the Company or any Company Subsidiary or under any agreement to which the Company or any of the Company Subsidiaries is a party, or (3) restrict or impair in any way the ability of First Union or FUNB to exercise the rights granted hereunder.
     (Z) ENVIRONMENTAL MATTERS.
          (1) To its knowledge, it and each of the Company Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Company Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
     (b) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Company Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Company Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in SUBSECTIONS (2) OR (3) above, except as has been Previously Disclosed in SCHEDULE 4.01(Z).
                                      B-11

          (5) To its knowledge, during the period of (a) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (b) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (c) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (6) To its knowledge, prior to the period of (a) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (b) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (c) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (7) The following definitions apply for purposes of this SECTION 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Company Subsidiaries or in which it or any of the Company Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Company or any of the Company Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Company Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Environmental Law" means (a) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, approval, order, judgment, decree, injunction, or agreement with any governmental entity, relating to (i) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
          (8) For purposes of this SECTION 4.01(Z), the term "knowledge" means the actual knowledge of the directors and officers of the Company and the Company Subsidiaries.
     (AA) TAXES. Except as Previously Disclosed in SCHEDULE 4.01(AA), (1) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to it or the Company Subsidiaries, including without limitation consolidated federal income tax returns of it and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Company Tax Returns were true, complete and accurate in all material respects, (2) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto, imposed on the income, properties or operations of it or the Company Subsidiaries, together with any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Company Tax Returns or otherwise imposed on the income, properties or operations of the Company or Company Subsidiaries have been paid in full, (3) the Company Tax
                                      B-12

Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Company Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company/Bank Financial Reports filed prior to the date of this Plan, (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Company Subsidiaries, and (7) the bank holding company formation completed on June 13, 1997 (the "Transaction") constituted a tax-free transaction under the Code; neither the Company, the Bank, the Company's stockholders nor any other holders of beneficial ownership interest in any party to the Transaction were required to recognize any gain or loss for purposes of the Code by virtue of the Transaction.
     (BB) ACCURACY OF INFORMATION. The statements with respect to the Company and the Company Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (CC) DERIVATIVES CONTRACTS; STRUCTURED NOTES; ETC. None of the Company or the Company Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes", or "capped floating rate mortgage derivatives," or (2) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and Previously Disclosed in SCHEDULE 4.01(CC), including a list, as applicable, of any Company or Company Subsidiary assets pledged as security for each such instrument.
     (DD) ACCOUNTING CONTROLS. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (1) all material transactions are executed in accordance with management's general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to banks or any other criteria applicable to such statements, (3) access to the material property and assets of the Company and the Company Subsidiaries is permitted only in accordance with management's general or specific authorization; (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; and (5) there are no violations of the Bank Secrecy Act.
     (EE) NO DISSENTERS' RIGHTS. The holders of Company Stock have no dissenters' or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.
     4.02. FIRST UNION AND FUNB REPRESENTATIONS AND WARRANTIES. Each of First Union and FUNB hereby represents and warrants to the Company and the Bank, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in SECTION 6.02, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan, and the consummation of the transactions contemplated hereby by it, does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on First Union, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any
                                      B-13

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such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     (D) FINANCIAL REPORTS. In the case of First Union, its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other documents filed or to be filed subsequent to December 31, 1996 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. No events have occurred, or circumstances have arisen, since March 31, 1997, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on First Union.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.02.
     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First Union Common Stock to be issued (1) in exchange for shares of Company Stock upon consummation of the Corporate Merger in accordance with ARTICLE II of this Plan, and (2) upon exercise of outstanding Stock Options pursuant to SECTION 2.07, have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union. Each of First Union and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union.
     (J) CORPORATE POWER. First Union and FUNB each has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (K) ACCURACY OF INFORMATION. The statements with respect to First Union and FUNB contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of First Union or FUNB pursuant to the terms of this Plan, are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (L) LITIGATION; REGULATORY ACTION. Neither First Union nor any of its subsidiaries is a party to any litigation, proceeding or controversy before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and neither it nor any of its subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authorities, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union and neither it nor any of its subsidiaries has been advised by any Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
                                      B-14

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     (M) ABSENCE OF UNDISCLOSED LIABILITIES. None of First Union or its
subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except as reflected in the First Union Financial Reports prior to the date of this Plan.
V. COVENANTS.
     Each of the Company and the Bank hereby covenants to First Union and FUNB, and each of First Union and FUNB hereby covenants to the Company and the Bank, that:
     5.01. EFFORTS. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant), including, without limitation, cooperating in developing and implementing a plan relating to data processing and any other systems conversions, and the sending of notices and other communications to employees, customers or others.
     5.02. COMPANY PROXY/REGISTRATION STATEMENT. The Company and First Union shall prepare a proxy statement/prospectus (the "Proxy Statement") to be mailed to the holders of Company Stock in connection with the transactions contemplated hereby and to be filed by First Union (after providing drafts in advance to the Company and its counsel for review and comment) in a registration statement (the "Registration Statement") with the SEC as provided in SECTION 5.08, which shall conform to all applicable legal requirements. The Company shall call a special meeting (the "Meeting") of the holders of Company Stock to be held as soon as practicable for purposes of voting upon the approval of this Plan and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Stock in favor of the approval of this Plan, and, subject to the exercise of its fiduciary duties under applicable law (based upon the advice of outside counsel), the Board of Directors of the Company shall recommend approval of this Plan by such holders.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or the Company Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise the Company, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed (after providing drafts in advance to the Company and its counsel for review and comment), of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. Neither the Company nor the Bank will, without the prior approval of First Union (which approval shall not be unreasonably withheld or delayed), and neither First Union nor FUNB will, without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.
     5.06. ACCESS; INFORMATION. (A) Upon reasonable notice, the Company and the Bank shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Company Subsidiaries' properties, books, contracts, data processing system files, commitments and records and, during such period, the Company and the Bank shall furnish promptly to First Union (1) a copy of each material report, schedule and other document filed by the Company and the Company Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel
                                      B-15
of the Company and the Company Subsidiaries as First Union may reasonably request, PROVIDED that no investigation pursuant to this SECTION 5.06 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Bank or the conditions to the obligations of the Company and the Bank to consummate the transactions contemplated by this Plan; and (B) First Union will not use any information obtained pursuant to this SECTION 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in SECTION 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel in writing that any such information or document is required by law or applicable published stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by the Company, deliver to the Company all documents so obtained by First Union or destroy such documents and, in the case of destruction, will certify such fact to the Company.
     5.07. ACQUISITION PROPOSALS. In the case of the Company, without the prior written consent of First Union, it shall not, and it shall cause the Company Subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Company under applicable law (as advised by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries other than as contemplated by this Plan; it shall instruct its and the Company Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, and subject to the cooperation of the Company, prepare and file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its reasonable best efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, PROVIDED that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of the Company, it will cause each person who may be deemed to be an Affiliate of the Company to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT A restricting the disposition of the shares of First Union Common Stock to be received by such Affiliate in exchange for such Affiliate's shares of Company Stock.
     5.11. CERTAIN MODIFICATIONS. The Company and First Union shall consult with respect to their accounting, loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this SECTION 5.11.
     5.12. STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. In the case of the Company, it shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from (A) any applicable state takeover law, as now or hereafter in effect, including, without limitation, Article 14A:10A of the NJBCA, (B) any applicable takeover provisions in the Company Certificate, and (C) any takeover provisions set forth in any agreement to which the Company is a party or may be bound and which provides for the issuance of any Rights in connection with a takeover.
     5.13. NO RIGHTS TRIGGERED. In the case of the Company, it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Mergers) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not, (A) result in the grant of any Rights to any person (including directors, officers and employees of the Company or any Company Subsidiary) (1) under the Company Certificate or Bylaws of the Company or (2) under any agreement to which the
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Company or any of the Company Subsidiaries is a party or (B) restrict or impair in any way the ability of First Union or FUNB to exercise the rights granted hereunder.
     5.14. SHARES LISTED. In the case of First Union, it shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Company Stock and the outstanding Stock Options referred to in
SECTION 2.07, pursuant to this Plan.
     5.15. REGULATORY APPLICATIONS. In the case of First Union and FUNB, subject to the cooperation of the Company and the Bank, (A) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by First Union and FUNB. First Union will provide copies of such applications and responses to the Company and its counsel prior to submitting such applications and responses to the applicable Regulatory Authorities. In the case of the Company, it agrees, upon request, to furnish First Union with information concerning itself, the Company Subsidiaries, its and their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any filing, notice or application made by or on behalf of First Union or any of its subsidiaries in connection with the Mergers and the other transactions contemplated in this Plan.
     5.16. REGULATORY DIVESTITURES. In the case of the Company, effective on or before the Effective Date (to the extent required by any Regulatory Authority), the Company and the Company Subsidiaries shall cease engaging in such activities as First Union shall advise the Company in writing are not permitted to be engaged in by First Union under applicable law following the Effective Date, and to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Plan, the Company shall divest any Company Subsidiary engaged in activities or holding assets that are impermissible for a bank holding company, on terms and conditions agreed to by First Union.
     5.17. INDEMNIFICATION/LIABILITY COVERAGE.
     (A) For six years after the Effective Date, First Union shall, and shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan) to the extent such persons are indemnified under the NJBCA and the Company Certificate and Bylaws of the Company as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.
     (B) First Union shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; PROVIDED, that First Union shall not be obligated to make an annual premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; PROVIDED, FURTHER, that if such coverage can only be obtained upon the payment of an annual premium in excess of 150% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.
     (C) Any Indemnified Party wishing to claim indemnification under SECTION 5.17(A), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; PROVIDED, that the failure so to notify shall not affect the obligations of First Union and the Continuing Corporation under SECTION 5.17(A) (unless such failure materially increases First Union's liability under such Section). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) First Union or the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and First Union or the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that First Union shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) First Union shall not be liable for any settlement effected without its prior written consent.
     (D) If First Union or the Continuing Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union or the Continuing Corporation shall assume the obligations set forth in this SECTION 5.17.
                                      B-17

     (E) First Union shall pay, or cause the Continuing Corporation to pay, all reasonable expenses, including attorneys' fees, promptly as statements therefor are received, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this SECTION 5.17. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Company Certificate or Bylaws of the Company, under the NJBCA or otherwise.
     5.18. CURRENT INFORMATION.
     (A) During the period from the date of this Plan to the Effective Date, each of the Company and First Union shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.
     (B) The Company and the Bank shall promptly notify First Union of (1) any material change in the business or operations of the Company or any Company Subsidiary, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Company or any Company Subsidiary, (3) the institution or the threat of material litigation involving or relating to the Company or any Company Subsidiary, or (4) any event or condition that might be reasonably expected to cause any of the Company's and the Bank's representations or warranties set forth herein not to be true and correct as of the Effective Time (except to the extent contemplated by SECTION 6.09) or prevent the Company or the Bank from fulfilling its or their obligations hereunder; and in each case shall keep First Union informed with respect thereto.
     (C) First Union shall (1) promptly notify the Company of any event or condition that might reasonably be expected to cause any of First Union's and FUNB's representations or warranties set forth herein not to be true and correct as of the Effective Date (except to the extent contemplated by SECTION 6.08), and (2) notify the Company immediately of any denial of any application filed by First Union or FUNB with any Regulatory Authority with respect to this Plan, and in each case shall keep the Company and the Bank informed with respect thereto.
     5.19. COORDINATION OF DIVIDENDS. Until the Effective Time, the Company and First Union shall coordinate with the other the declaration of any dividends or other distributions with respect to the Company Preferred Stock and First Union Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Company Preferred Stock or First Union Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Company Preferred Stock (including any shares of First Union Common Stock received in exchange therefor in the Corporate Merger) or First Union Common Stock, as the case may be.
VI. CONDITIONS TO CONSUMMATION OF THE MERGERS.
     Consummation of the Mergers is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of this Plan by the requisite vote of the stockholders of the Company.
     6.02. REGULATORY APPROVALS. Procurement by First Union and FUNB, as applicable, of all required regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the reasonable opinion of First Union, would so materially and adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Mergers.
     6.03. THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or First Union.
     6.04. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.
     6.05. ACCOUNTANTS' LETTERS. The Company shall cause KPMG Peat Marwick LLP to deliver to First Union letters, dated the date of or shortly prior to (A) the mailing of the Proxy Statement, and (B) the Effective Date, in form and substance reasonably satisfactory to First Union, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm in accordance with the Statement on Auditing Standards No. 72.
     6.06. LEGAL OPINION. The Company and the Bank shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union and FUNB in form reasonably satisfactory to the Company and the Bank, which shall
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cover the matters contained in the first sentence in RECITAL (C), the first sentence in RECITAL (D), SECTION 4.02(B), (C), (H) and (I), the first clause of the first sentence in SECTION 4.02(L), and SECTION 5.03.
     6.07. LEGAL OPINION. First Union and FUNB shall have received an opinion, dated the Effective Date, of Pepper, Hamilton & Scheetz LLP, counsel for the Company and the Bank, in form reasonably satisfactory to First Union and FUNB which together shall cover the matters contained in the first sentence in RECITAL (A), the first sentence in RECITAL (B), SECTION 4.01 (B) and (C), the fifth and sixth sentences in SECTION 4.01(D), SECTION 4.01(F) and (G), the first clause of the first sentence in SECTION 4.01(L), SECTION 4.01(X), (Y) and (EE) and SECTION 5.03.
     6.08. OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of First Union and FUNB shall be true and correct (in the case of each representation and warranty that contains a materiality qualification) or true and correct in all material respects (in the case of each representation and warranty that contains no materiality qualification) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (B) each and all of the agreements and covenants of First Union and FUNB to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Bank shall have received a certificate signed by an executive officer of each of First Union and FUNB, dated the Effective Date, to such effect.
     6.09. OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of the Company and the Bank shall be true and correct (in the case of each representation and warranty that contains a materiality qualification) or true and correct in all material respects (in the case of each representation and warranty that contains no materiality qualification) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (B) each and all of the agreements and covenants of the Company and the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union and FUNB shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of the Company and the Bank, dated the Effective Date, to such effect.
     6.10. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop or other order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
     6.11. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger.
     6.12. TAX OPINION. First Union and the Company shall have received an opinion from Sullivan & Cromwell to the effect that (A) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (B) no gain or loss will be recognized by stockholders of the Company who receive shares of First Union Common Stock solely in exchange for their shares of Company Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations and agreements contained in documents executed by officers of First Union, the Company and others.
     6.13. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.14. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each Affiliate of the Company the agreement referred to in SECTION 5.10. PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following SECTION 6.02 or in SECTIONS 6.05, 6.07, 6.09, or 6.14 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in SECTION 6.06 or 6.08 shall only constitute conditions if asserted by the Company.
VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and the Company.
                                      B-19

     7.02. BREACH. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach, or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by June 30, 1998.
     7.04. NO STOCKHOLDER OR REGULATORY APPROVAL. By the Company or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by
SECTION 6.01 is not obtained at the Meeting, including any adjournment or adjournments thereof, or in the event that written notice is received which states that any required regulatory approval contemplated by SECTION 6.02 will not be approved or has been denied.
     7.05. VOTING AGREEMENT. By First Union, if a Voting Agreement between First Union and certain of the stockholders of the Company, holding an aggregate beneficial ownership interest of not less than 30% and 12% of the outstanding shares of Series B Preferred Stock and Series A Preferred Stock, respectively, in substantially the form of EXHIBIT B hereto, shall not have been executed and delivered by such stockholders by the close of business on the day following the date of execution of this Plan.
     7.06. FAILURE TO RECOMMEND, ETC. At any time prior to the Meeting, by First Union if the Board of Directors of the Company shall have failed to make its recommendation referred to in SECTION 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of First Union.
     7.07. TERMINATION FEE. (A) The Company hereby agrees to pay First Union and First Union shall be entitled to payment of, a nonperformance fee (the "Termination Fee") of $3.5 million following the occurrence of a Payment Event (as defined below, PROVIDED that First Union shall have sent written notice of such entitlement within 90 days after First Union actually becomes aware of such occurrence. Such payment shall be made in immediately available funds within five business days after delivery of a notice from First Union requesting such payment. The right to receive the Termination Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Payment Event: (i) the Effective Date, (ii) termination of this Plan in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Payment Event (as defined below), except a termination by First Union pursuant to SECTION 7.02, (iii) termination of this Plan following the occurrence of a Preliminary Payment Event and the passage of eighteen (18) months after such termination, or (iv) termination of this Plan by First Union pursuant to SECTION 7.02, and the passage of eighteen (18) months after such termination.
     (B) The term "Preliminary Payment Event" shall mean any of the following events or transactions occurring after the date hereof:
     (1) The Company or the Bank without having received First Union's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this SECTION 7.07 having the meaning assigned thereto in Section 3(a)(9) and 13(d)(3) of the Exchange Act) other than First Union or any of its subsidiaries or affiliates, or the Board of Directors of the Company shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than First Union or any of its subsidiaries or affiliates. For purposes of this Plan, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving the Company or the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of the Company or the Bank, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the Company or of the Bank; PROVIDED that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Company and/or any of the Company Subsidiaries;
     (2) (a) any person other than First Union or any of its subsidiaries or affiliates shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Company Common Stock (the term "beneficial ownership" for purposes of this SECTION 7.07 having the meaning assigned thereto in Section 13(d) of the Exchange Act, or (b) any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which any of First Union or any of its subsidiaries or affiliates is a member, shall have been formed that beneficially owns 20% or more of the Company Common Stock then outstanding;
                                      B-20

     (3) any person other than First Union or any of its subsidiaries or affiliates shall have made a proposal to the Company or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than First Union or any of its subsidiaries or affiliates shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Company Common Stock (such offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));
     (4) after a proposal is made by a third party to the Company or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to the Company to make such a proposal, the Company shall have breached any representation, covenant or obligation contained in this Plan and such breach would entitle First Union to terminate this Plan under SECTION 7.02 (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Corporate Merger); or
     (5) the holders of shares of Company Stock shall not have approved this Plan at the Meeting or the Meeting shall not have been held or shall have been canceled prior to termination of this Plan, in each case after any person other than First Union or any of its subsidiaries or affiliates shall have (a) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer.
     (C) The term "Payment Event" shall mean either of the following events or transactions occurring after the date hereof:
     (1) the acquisition by any person other than First Union or any of its subsidiaries or affiliates, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Exchange Act), of beneficial ownership of 25% or more of the outstanding shares of Company Common Stock; or
     (2) the occurrence of a Preliminary Payment Event described in (x) clause
(B)(1) above, except that the percentage referred to in clause (c) thereof shall be 25%, or (y) clause (B)(5) above.
     (D) The Company shall notify First Union promptly in writing of its knowledge of the occurrence of any Preliminary Payment Event or Payment Event; PROVIDED, HOWEVER, that the giving of such notice by the Company shall not be a condition to the right of First Union to the Termination Fee.
VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan, except for SECTIONS 5.17, 8.04 and 8.09, shall not survive the Effective Date. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in SECTIONS 4.01(P) and 4.02(F), SECTIONS 5.03, 5.06(B), 5.12 and 5.13, and SECTIONS 8.01, 8.03, 8.04, 8.05, 8.06, 8.07, 8.09 and 8.11 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the party benefitting by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of the Company, the consideration to be received by the stockholders of the Company for each share of Company Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between the Company and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.06(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
                                      B-21

     8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to First Union
   or FUNB, to:      First Union Corporation
                One First Union Center
                Charlotte, North Carolina 28288-0013
                Telecopy Number: (704) 374-3425
                Attention: Marion A. Cowell, Jr.
                       General Counsel
If to the Company
 or the Bank, to:      Covenant Bancorp, Inc.
                18 Kings Highway West
                Haddonfield, New Jersey 08033
                Telecopy Number: (609) 428-8820
                Attention: Charles E. Sessa, Jr.
                       President
        Copy to:      Pepper, Hamilton & Scheetz, LLP
                3000 Two Logan Square
                Eighteenth and Arch Streets
                Philadelphia, PA 19103
                Telecopy Number: (215) 981-4750
                Attention: L. Garrett Dutton, Jr.
     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
          (A) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (1) has a material adverse effect on the financial condition, results of operations, business or prospects of such party and its subsidiaries, taken as a whole, or (2) would materially impair such party's, or any affiliated party's (which includes, as to the Company, the Bank and as to First Union, FUNB), ability to timely perform its obligations under this Plan or the consummation of any of the transactions contemplated hereby; PROVIDED, that a Material Adverse Effect with respect to a party shall not include effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial institutions;
          (B) the term "individually or in the aggregate" as used in ARTICLE IV of this Plan includes all events, occurrences and circumstances described in any paragraph of ARTICLE IV, and is not linked to, or limited by, any specific paragraph; and
          (C) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by such party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and all schedules hereto represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Except for SECTION 5.17, nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     8.10. BENEFIT PLANS. As soon as administratively practicable after the Effective Time, employees of the Company and the Company Subsidiaries shall be generally entitled to participate in the pension, benefit, severance and similar plans of First Union on substantially the same terms and conditions as employees of First Union and its subsidiaries; without duplication with respect to pension, benefit, severance and similar plans provided by the Company that survive the Effective Time. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with the Company or the Company
                                      B-22

Subsidiaries, as the case may be, as if such service had been with First Union or its subsidiaries. Following the Effective Time, First Union shall assume and honor in accordance with their terms the change of control agreements between the Company and any director, officer or employee that are set forth in SCHEDULE 8.10.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/       KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         FIRST UNION NATIONAL BANK
                                         By: /s/       KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         COVENANT BANCORP, INC.
                                         By: /s/      CHARLES E. SESSA, JR.
                                           Name: Charles E. Sessa, Jr.
                                           Title: President
                                         COVENANT BANK
                                         By: /s/      CHARLES E. SESSA, JR.
                                           Name: Charles E. Sessa, Jr.
                                           Title: President
                                      B-23

                                                                       EXHIBIT B
                            FORM OF VOTING AGREEMENT
     AGREEMENT, dated as of August 4, 1997, by and between the individual stockholder of Covenant Bancorp, Inc. (the "Stockholder") and First Union Corporation ("First Union").
     WHEREAS, the Stockholder is the beneficial owner of and has the right to
vote       shares of Common Stock,            shares of Series A Preferred
Stock and/or       shares of Series B Preferred Stock of Covenant Bancorp, Inc.
("Covenant") (collectively, the "Shares");
     WHEREAS, First Union and Covenant have entered into an Agreement and Plan of Mergers (the "Plan"), pursuant to which First Union will acquire Covenant, subject to the terms and conditions of the Plan;
     WHEREAS, as a condition and inducement to First Union's willingness to enter into the Plan, the Stockholder has agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:
     1. The Stockholder shall vote all the Shares, and any other shares of stock of Covenant owned or controlled by him or her entitled to be voted, in favor of the Plan and the transactions contemplated thereby at the meeting of stockholders of Covenant called for that purpose.
     2. The Stockholder agrees that he/she will not sell or transfer any Shares to any other party unless such party enters into an agreement, satisfactory to First Union, to abide by all the terms of this Agreement.
     3. The parties hereto agree that this Agreement shall terminate and be of no further force and effect if the Plan is terminated in accordance with its terms or if the Board of Directors of Covenant withdraws its recommendation of the transactions contemplated by the Plan.
     4. The Stockholder represents and warrants to First Union as follows:
     (i) the Stockholder has good title to the Shares and owns the Shares free and clear of any rights, claims, encumbrances, liens, interests or restrictions of any nature whatsoever, including, without limitation, any restrictions on the voting of the Shares or any rights of others to vote, or to participate (including by consultation) in the voting of, the Shares;
     (ii) this Agreement is a valid and legally binding agreement enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and
     (iii) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby by the Stockholder, do not and will not constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Stockholder or to which the Stockholder is subject or bound, or require any consent or approval under such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.
     5. The Stockholder hereby agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with its specific terms or were otherwise breached. Accordingly, the Stockholder agrees that First Union shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which First Union may be entitled at law or in equity.
     6. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law rules.
     7. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.
                                      B-24

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By:
                                           Name:
                                           Title:

                                           (the Stockholder)
                                      B-25

                                                                         ANNEX C

                                                         BERWIND FINANCIAL, L.P.

August 4, 1997

BOARD OF DIRECTORS
COVENANT BANCORP, INC.
18 Kings Highway West
Haddonfield, New Jersey 08033

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Covenant Bancorp, Inc. ("Covenant") of the financial terms of the proposed merger by and between Covenant and First Union Corporation ("First Union"). The terms of the proposed merger (the "Proposed Merger") by and between Covenant and First Union are set forth in the Agreement and Plan of Mergers dated August 4, 1997 (the "Merger Agreement") and provide that each outstanding share of Covenant common stock (including the common stock into which the preferred stock of Covenant is convertible) will be converted into the right to receive .3813 shares of First Union Common Stock as defined in the Merger Agreement.

     Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Covenant and First Union, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of Covenant and First Union,
(iv) studied and analyzed the consolidated financial and operating data of Covenant and First Union, (v) considered the terms and conditions of the Proposed Merger between Covenant and First Union as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions,
(vi) met and/or communicated with certain members of Covenant's and First Union's senior management to discuss their respective operations, historical financial statements and future prospects, and (vii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

     Our opinion is given in reliance on information and representations made or given by Covenant and First Union, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Covenant and First Union including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Covenant and First Union nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

     With regard to financial and other information relating to the general prospects of Covenant, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of Covenant as to its most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Covenant.

     Our opinion is based upon information provided to us by the management of Covenant, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of Covenant and does not constitute a recommendation to Covenant shareholders as to how such shareholders should vote on the Proposed Merger.

     Based on the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Proposed Merger by and between Covenant and First Union are fair, from a financial point of view, to the shareholders of Covenant.

                                        Sincerely,
                                        /s/ BERWIND FINANCIAL
                                        BERWIND FINANCIAL, L.P.

 3000 CENTRE SQUARE WEST, 1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102,
                   PHONE (215) 575-2400, FAX: (215) 564-5402
               MEMBER NATIONAL ASSOCIATION OF SECURITIES DEALERS

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     The FUNC Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT NO.                                                     DESCRIPTION
  (2)           The Merger Agreement, including the form of Voting Agreement as Exhibit B thereto. (Incorporated by reference to
                ANNEX B to the Prospectus/Proxy Statement included in this Registration Statement.)*
  (3)(a)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
                Quarter Report on Form 10-Q, to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q and to Exhibit
                (4)(a) to FUNC's Current Report on Form 8-K dated January 10, 1996.)
  (3)(b)        Bylaws of FUNC, as amended. (Incorporated by reference to Exhibit (3)(b) to FUNC's 1995 Annual Report on Form
                10-K.)
  (4)(a)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibits (4)(b) to FUNC's
                Forms 8-K dated December 18, 1990 and October 20, 1992, and to Exhibit (99) to FUNC's Current Reports on Form
                8-K dated June 20, 1995 and June 21, 1995 and to Exhibit (4) to FUNC's Current Report on Form 8-K dated October
                16, 1996.)
  (4)(b)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)           Opinion of Marion A. Cowell, Jr., Esq.
  (8)           Tax opinion of Sullivan & Cromwell.
  (12)          Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12) to
                FUNC's 1997 Second Quarter Report on Form 10-Q.)
  (23)(a)       Consent of KPMG Peat Marwick LLP.
  (23)(b)       Consent of Coopers & Lybrand L.L.P.
  (23)(c)       Consent of Moore & Costello LLC.
  (23)(d)       Consent of KPMG Peat Marwick LLP.
  (23)(e)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
  (23)(f)       Consent of Sullivan & Cromwell. (Included in Exhibit (8).)
  (23)(g)       Consent of Berwind Financial, L.P.
  (24)          Power of Attorney.
  (27)          FUNC's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to FUNC's 1997 Second Quarter Report
                on Form 10-Q.)
  (99)          Form of proxies for the Special Meeting of Stockholders of Covenant.

* Omitted exhibits to be furnished upon request of the Commission.
                                      II-1

ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (d) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
                                      II-2

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-3

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on October 10, 1997.
                                         FIRST UNION CORPORATION
                                         By:         MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                      CAPACITY
                      *EDWARD E. CRUTCHFIELD            Chairman and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          *ROBERT T. ATWOOD             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            *JAMES H. HATCH             Senior Vice President and Corporate Controller (Principal
                                                          Accounting Officer)
                    JAMES H. HATCH
                            *EDWARD E. BARR             Director
                    EDWARD E. BARR
                         *G. ALEX BERNHARDT             Director
                  G. ALEX BERNHARDT
                          *W. WALDO BRADLEY             Director
                   W. WALDO BRADLEY
                           *ROBERT J. BROWN             Director
                   ROBERT J. BROWN
                             *A. DANO DAVIS             Director
                    A. DANO DAVIS
                          *R. STUART DICKSON            Director
                  R. STUART DICKSON
                               *B.F. DOLAN              Director
                      B.F. DOLAN

                                      II-4

                      SIGNATURE                                                      CAPACITY
                          *RODDEY DOWD, SR.             Director
                   RODDEY DOWD, SR.
                          *JOHN R. GEORGIUS             Director
                   JOHN R. GEORGIUS
                  ARTHUR M. GOLDBERG                    Director
                     *WILLIAM N. GOODWIN, JR.           Director
               WILLIAM N. GOODWIN, JR.
                         *HOWARD H. HAWORTH             Director
                  HOWARD H. HAWORTH
                            *FRANK M. HENRY             Director
                    FRANK M. HENRY
                         *LEONARD G. HERRING            Director
                  LEONARD G. HERRING
                     *JUAN RODRIGUEZ INCIARTE           Director
               JUAN RODRIGUEZ INCIARTE
                   JACK A. LAUGHERY                     Director
                               *MAX LENNON              Director
                      MAX LENNON
                         *RADFORD D. LOVETT             Director
                  RADFORD D. LOVETT
                        *MACKEY J. MCDONALD             Director
                  MACKEY J. MCDONALD
                           *JOSEPH NEUBAUER             Director
                   JOSEPH NEUBAUER
                       *RANDOLPH N. REYNOLDS            Director
                 RANDOLPH N. REYNOLDS
                             *RUTH G. SHAW              Director
                     RUTH G. SHAW

                                      II-5

                      SIGNATURE                         CAPACITY
                     *CHARLES M. SHELTON, SR.           Director
               CHARLES M. SHELTON, SR.
                            *LANTY L. SMITH             Director
                    LANTY L. SMITH
                     *ANTHONY P. TERRACCIANO            Director
                ANTHONY P. TERRACCIANO
                          *DEWEY L. TROGDON             Director
                   DEWEY L. TROGDON
                    JOHN D. UIBLE                       Director
                              *B. J. WALKER             Director
                     B. J. WALKER
*By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.

Date: October 10, 1997
                                      II-6

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                               LOCATION
  (2)         The Merger Agreement, including the form of Voting      Incorporated by reference to ANNEX B to the
              Agreement as Exhibit B thereto.                         Prospectus/Proxy Statement included in this
                                                                      Registration Statement.*
  (3)(a)      Articles of Incorporation of FUNC, as amended.          Incorporated by reference to Exhibit (4) to FUNC's
                                                                      1990 First Quarter Report on Form 10-Q, to Exhibit
                                                                      (99)(a) to FUNC's 1993 First Quarter Report on Form
                                                                      10-Q and to Exhibit (4)(a) to FUNC's Current Report on
                                                                      Form 8-K dated January 10, 1996.
  (3)(b)      Bylaws of FUNC, as amended.                             Incorporated by reference to Exhibit (3)(b) to FUNC's
                                                                      1995 Annual Report on Form 10-K.
  (4)(a)      Shareholder Protection Rights Agreement, as amended.    Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                      Forms 8-K dated December 18, 1990 and October 20,
                                                                      1992, and to Exhibit (99) to FUNC's Current Reports on
                                                                      Form 8-K dated June 20, 1995 and June 21, 1995 and to
                                                                      Exhibit (4) to FUNC's Current Report on Form 8-K dated
                                                                      October 16, 1996.
  (4)(b)      All instruments defining the rights of holders of       Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.            Regulation S-K; to be furnished upon request of the
                                                                      Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                  Filed herewith.
  (8)         Tax opinion of Sullivan & Cromwell.                     Filed herewith.
  (12)        Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12) to FUNC's
              Fixed Charges.                                          1997 Second Quarter on Form 10-Q.
  (23)(a)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(b)     Consent of Coopers & Lybrand L.L.P.                     Filed herewith.
  (23)(c)     Consent of Moore & Costello LLC.                        Filed herewith.
  (23)(d)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(e)     Consent of Marion A. Cowell, Jr., Esq.                  Included in Exhibit (5).
  (23)(f)     Consent of Sullivan & Cromwell.                         Included in Exhibit (8).
  (23)(g)     Consent of Berwind Financial, L.P.                      Filed herewith.
  (24)        Power of Attorney.                                      Filed herewith.
  (27)        FUNC's Financial Data Schedule.                         Incorporated by reference to Exhibit (27) to FUNC's
                                                                      1997 Second Quarter Report on Form 10-Q.
  (99)        Form of proxies for the Special Meeting of              Filed herewith.
              Stockholders of Covenant.

  * Omitted exhibits to be furnished upon request of the Commission.